Exhibit 99.1

NORTHSTAR REALTY FINANCE CORP.
399 PARK AVENUE, 18TH FLOOR
NEW YORK, NY, 10022
June 26, 2014
Dear Stockholder:
I am pleased to report that the previously announced spin-off by NorthStar Realty Finance Corp., which we refer to as NorthStar Realty, of its asset management business is expected to become effective on June 30, 2014. NorthStar Asset Management Group Inc., a Delaware corporation, which we refer to as the Company, will become a public company on that date and will own the asset management business currently owned by NorthStar Realty and certain NorthStar Realty subsidiaries. We expect the Company’s common stock, par value $0.01 per share, or the Common Stock, to be listed on the New York Stock Exchange under the symbol “NSAM.”
Holders of NorthStar Realty common stock will receive one share of the Company’s Common Stock for every one share of NorthStar Realty common stock held. In connection with, and prior to, the distribution, NorthStar Realty expects to effect a 1-for-2 reverse stock split of NorthStar Realty common stock, which means that holders of NorthStar Realty common stock will effectively receive one share of the Company’s Common Stock for every two shares of NorthStar Realty common stock owned prior to the distribution. No fractional shares of NorthStar Realty common stock will be issued in the reverse stock split and as a result, there will not be anyone entitled to a fractional share of the Company’s Common Stock as a result of the distribution. Holders of NorthStar Realty common stock that would otherwise be entitled to fractional shares as a result of the reverse stock split will receive a check for the cash value thereof, which will generally be taxable. No action is required on your part to receive your stock in the Company. You will not be required either to pay anything for the new shares or to surrender any shares of NorthStar Realty common stock.
In due course, you will be provided with information to assist you in computing your tax bases in both the common stock of NorthStar Realty and the Company. NorthStar Realty expects to obtain an opinion from Kramer Levin Naftalis & Frankel LLP to the effect that, for U.S. federal income tax purposes, the distribution of the Company’s Common Stock should be tax-free to NorthStar Realty and to you.
The enclosed Information Statement describes the distribution of shares of the Company’s Common Stock and contains important information about the Company, including financial statements. I suggest that you read it carefully. If you have any questions regarding the distribution, please contact NorthStar Realty’s transfer agent, American Stock Transfer & Trust Company, LLC at 1-800-937-5449.
We believe the spin-off will enable NorthStar Realty and the Company’s management to maximize the strengths of their respective core businesses. We are proud of what we have built at NorthStar Realty and want to assure you that we will continue to capitalize on innovative ideas and business opportunities. This is an exciting time for NorthStar Realty and the Company and we believe this separation is in the best interest of NorthStar Realty. We remain committed to working on behalf of you, our stockholders, to build long-term value.

Sincerely,
/s/ David T. Hamamoto
David T. Hamamoto
Chairman and Chief Executive Officer
NorthStar Realty Finance Corp.

INFORMATION STATEMENT RELATING TO THE DISTRIBUTION OF COMMON STOCK OF
NORTHSTAR ASSET MANAGEMENT GROUP INC.
by
NORTHSTAR REALTY FINANCE CORP.
to Stockholders of
NORTHSTAR REALTY FINANCE CORP.
This Information Statement is being furnished in connection with the distribution by NorthStar Realty Finance Corp., or NorthStar Realty, to holders of its common stock of all the outstanding shares of common stock, par value $0.01 per share, or the Common Stock, of NorthStar Asset Management Group Inc., or NorthStar Asset Management, the Company or we. We will complete a series of transactions with NorthStar Realty pursuant to which we will own the asset management and related businesses that currently are owned and operated by NorthStar Realty, as described in this Information Statement.
Shares of our Common Stock will be distributed to holders of NorthStar Realty common stock of record as of the close of business, Eastern Time, on the date of distribution, which will be the record date. Each such holder will receive one share of our Common Stock for every one share of NorthStar Realty common stock held on the record date. In addition, our management team, along with certain of NorthStar Realty’s employees, will receive shares of our Common Stock in the distribution as a result of their ownership of certain equity awards of NorthStar Realty entitling them to the same benefits as holders of NorthStar Realty’s common stock. In connection with, and prior to, the distribution, NorthStar Realty expects to effect a 1-for-2 reverse stock split of NorthStar Realty common stock, which means that holders of NorthStar Realty common stock will effectively receive one share of the Company’s Common Stock for every two shares of NorthStar Realty common stock owned prior to the distribution. No fractional shares of NorthStar Realty common stock will be issued in the reverse stock split and as a result, there will not be anyone entitled to a fractional share of the Company’s Common Stock as a result of the distribution. Holders of NorthStar Realty common stock that would otherwise be entitled to fractional shares as a result of the reverse stock split will receive a check for the cash value thereof, which will generally be taxable. The distribution will be effective at 11:59 p.m. Eastern Time on June 30, 2014. For NorthStar Realty stockholders who own common stock in registered form, in most cases the transfer agent will credit their shares of our Common Stock to book entry accounts established to hold their NorthStar Realty common stock. Our distribution agent will mail these stockholders a statement reflecting their NorthStar Asset Management Common Stock ownership shortly after the distribution date. For stockholders who own NorthStar Realty common stock through a broker or other nominee, their shares of NorthStar Asset Management Common Stock will be credited to their accounts by the broker or other nominee. Refer to “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution and the Restructuring Transactions.”
No stockholder approval of the distribution is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy. NorthStar Realty stockholders will not be required to pay for the shares of our Common Stock to be received by them in the distribution or to surrender or to exchange shares of NorthStar Realty common stock in order to receive our Common Stock or to take any other action in connection with the distribution. There is currently no trading market for our common stock. Our Common Stock has been approved for listing on the New York Stock Exchange, or NYSE, under the symbol “NSAM.”
IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION “RISK FACTORS” BEGINNING ON PAGE 24.
WE ARE AN EMERGING GROWTH COMPANY AS DEFINED IN THE JUMPSTART OUR BUSINESS STARTUPS ACT OF 2012. REFER TO “RISK FACTORS — RISKS RELATED TO OUR BUSINESS — THE REDUCED DISCLOSURE REQUIREMENTS APPLICABLE TO US AS AN ‘EMERGING GROWTH COMPANY’ MAY MAKE OUR COMMON STOCK LESS ATTRACTIVE TO INVESTORS” AND “BUSINESS — EMERGING GROWTH COMPANY STATUS.”
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.
Stockholders of NorthStar Realty with inquiries related to the distribution should contact NorthStar Realty’s transfer agent, American Stock Transfer & Trust Company, LLC at 1-800-937-5449.
The date of this Information Statement is June 26, 2014.

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FORWARD-LOOKING STATEMENTS
This Information Statement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue,” “future” or other similar words or expressions. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Such statements include, but are not limited to, those relating to the effects of the spin-off described in this Information Statement, our ability to grow our business, our financing needs, the effects of our current asset management strategy, our management’s track record, our ability to manage credit risk and the assets of our Managed Companies (as defined in “Summary” below), our pro forma financial statements, our ability to source additional investment opportunities for our Managed Companies and our ability to obtain new Managed Companies and additional assets to manage. Our ability to predict results or the actual effect of plans or strategies is inherently uncertain, particularly given the economic environment. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements and you should not unduly rely on these statements. These forward-looking statements involve significant risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from those forward-looking statements. These factors include, but are not limited to:

•
risks inherent in a spin-off, including those related to the capital resources required to protect against business risks, legal risks and risks associated with the tax and accounting treatment of a spin-off transaction;

•	risks associated with operating as an independent public company and loss of certain benefits associated with being owned as part of a larger company;

•	our ability to realize the anticipated benefits of the spin-off;

•	our ability to realize the anticipated effective income tax rate following the spin-off;

•	adverse economic conditions and the impact of the commercial real estate industry on our Managed Companies;

•	our ability to grow our business by raising capital for the companies we manage;

•	our ability to effectively implement the business plans of, and the performance of, our Managed Companies;

•	our ability to enter into and grow our business through strategic investments and joint ventures, as well as the value of these and our other strategic relationships;

•	the ability of our Managed Companies to close on the recent commitments to engage in joint venture transactions on the terms contemplated or at all;

•	access to debt and equity capital and our liquidity;

•	our use of leverage;

•	absence of a trading market for our common stock;

•	changes in laws or regulations governing various aspects of our business and our Managed Companies;

•	the impact of any conflicts of interest arising from our asset management activities;

•	our ability to manage our costs in line with our expectations and the impact on our cash available for distribution;

•	competition for qualified personnel and our ability to retain key personnel;

•	the competitive nature of the asset management industry;

•	the effectiveness of our portfolio management techniques and strategies;

•	our ability to expand our operations internationally;

•	our failure to maintain our exclusion from the definition of an “investment company” under the Investment Company Act of 1940, as amended;

•	failure to maintain effective internal controls;

•
our historical financial information included in this Information Statement not providing an accurate indication of our performance in the future or reflecting what our financial position, results of operations or cash flows would have been had we operated as an independent public company during the periods presented;

•	our status as an emerging growth company; and

ii

•	the effect of regulatory actions, litigation and contractual claims against us, our affiliates or our Managed Companies, including the potential settlement and litigation of such claims.
The foregoing list of factors is not exhaustive. All forward-looking statements included in this Information Statement are based on information available to us on the date hereof and we are under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results. Factors that could have a material adverse effect on our operations and future prospects are set forth in this Information Statement under the heading “Risk Factors.”

iii

SUMMARY
This summary highlights selected information contained elsewhere in this Information Statement relating to the separation of NorthStar Asset Management Group Inc., or NorthStar Asset Management, from NorthStar Realty Finance Corp., or NorthStar Realty, and the distribution of NorthStar Asset Management Common Stock by NorthStar Realty to NorthStar Realty’s common stockholders. This summary may not contain all of the information that is important to you. To better understand the separation and NorthStar Asset Management, you should carefully read this entire Information Statement including the risks described in “Risk Factors” and the financial statements and the notes thereto beginning on page F-1.
Except as otherwise indicated or unless the context otherwise requires, “NorthStar Asset Management,” “NSAM,” “we,” “us,” “our” and “the Company” refer to NorthStar Asset Management Group Inc., a Delaware corporation, and its domestic and foreign subsidiaries, after giving effect to the spin-off of NorthStar Realty’s asset management business. References to “the Restructuring Transactions” mean the merger of NorthStar Realty Finance Limited Partnership with and into NorthStar Realty Finance Corp., the merger of NorthStar Realty Finance Corp. with and into NRFC Sub-REIT Corp. and the related transactions to be completed by NorthStar Realty Finance Corp. and its affiliates to facilitate the spin-off. All references to “NorthStar Realty” are: (i) for periods prior to the Restructuring Transactions, NorthStar Realty Finance Corp. individually or together with its subsidiaries as the context may require; and (ii) for periods after the Restructuring Transactions, NorthStar Realty Finance Corp. formally known as NRFC Sub-REIT Corp., as the successor to the merger of NorthStar Realty Finance Corp. with NRFC Sub-REIT Corp., individually or together with its subsidiaries, as the context may require, excluding NSAM, after giving effect to the spin-off.
We refer to our non-traded companies and any future sponsored companies, such as any funds, joint ventures and partnerships, as our Sponsored Companies and collectively refer to NorthStar Realty and our Sponsored Companies as our Managed Companies. We refer in this Information Statement to the transaction in which we will be spun-off from NorthStar Realty and become an independent public company as the “separation,” the “Distribution” or the “spin-off.”
We describe in this Information Statement the asset management business to be contributed to us by NorthStar Realty as if the spin-off has already occurred. However, we are a newly-formed entity that will not have conducted any separate operations prior to the spin-off and some of the actions necessary to transfer assets and liabilities of NorthStar Realty to us have not occurred but will occur prior to the effectiveness of the spin-off. Following the spin-off, we will be an independent public company. Accordingly, our historical financial results as part of NorthStar Realty contained herein may not reflect our financial results in the future as an independent public company or what our financial results would have been had we been an independent public company during the periods presented.
Our Business
We are a newly formed Delaware corporation organized to provide asset management and other services to NorthStar Realty (NYSE: NRF), our sponsored public non-traded companies and any other companies we may manage in the future, both in the United States and internationally. We earn asset management, incentive and other fees pursuant to long-term management and other contracts. Our business also includes NorthStar Realty Securities, LLC, or NorthStar Securities, a captive broker-dealer platform that sells equity in our sponsored public non-traded real estate investment trusts, or REITs, and other non-traded companies we may manage in the future, which are collectively referred to as our non-traded companies. We may manage other companies structured through joint ventures and partnerships, such as our recent healthcare partnership with James F. Flaherty III and NorthStar Realty’s strategic arrangement with RXR Realty LLC, or RXR Realty, a leading real estate owner, developer and investment management company focused on high-quality real estate investments in the New York Tri-State area, as discussed below.
Our Managed Companies have historically invested in the commercial real estate industry and have demonstrated the ability to invest and create value through multiple real estate cycles and changing market conditions. The term commercial real estate industry refers to all commercial property types, both in the United States and internationally, including but not limited to office, multifamily, hotel, retail, industrial, healthcare and manufactured housing real estate. Our management team has a proven track record in managing and growing NorthStar Realty and our Sponsored Companies. We believe our in-place, long-duration fees, substantial growth prospects and scalable operating platform, position us as an industry leading asset manager. We have the ability to maintain a competitive advantage through a combination of our deep industry relationships and market leading commercial real estate credit underwriting and capital markets expertise which will continue to enable us to manage credit risk as well as to efficiently structure and finance the assets of our Managed Companies. Following the spin-off, the existing employees of NorthStar Realty will become employees of NSAM. Executive officers, employees engaged in NorthStar Realty’s existing loan origination business and certain other employees will be co-employees of NSAM and NorthStar Realty. Our ability to identify opportunities across a broad spectrum of potential investments for our Managed Companies will continue to create complementary and overlapping sources of investment opportunities based on a common reliance on market fundamentals and application of similar underwriting and asset management skills as we seek to maximize stockholder value.
The Spin-Off
On December 10, 2013, NorthStar Realty announced that its board of directors, or the NorthStar Realty Board, unanimously approved a plan to spin-off its asset management business into an independent publicly-traded company in the form of a tax-free distribution. In connection with the spin-off, we will enter into a management contract with an initial term of 20 years to manage NorthStar Realty and will also continue to manage our Sponsored Companies, own NorthStar Securities and perform other asset management-related services. The entities that manage our Sponsored Companies will become subsidiaries of ours as part of the spin-off.
Refer to “The Distribution” section in this Information Statement for further discussion regarding the Distribution.
Reasons for the Spin-Off
The NorthStar Realty Board believes that investors and analysts will regard NorthStar Asset Management’s focused asset management strategy more favorably as a separate company than as part of the existing portfolio and strategy of NorthStar Realty and thus place a greater value on NorthStar Asset Management as a separate public company. In the event that the spin-off does not have this and other expected benefits, the costs associated with the transaction, including an expected increase in general and administrative expenses, could have a negative effect on the financial condition and ability to make distributions to the stockholders of each company.
The NorthStar Realty Board has determined that separation of our business from NorthStar Realty’s other businesses is in the best interests of NorthStar Realty. The potential benefits considered by the NorthStar Realty Board in making the determination to consummate the Distribution included the following:

•
Unlocking value in NorthStar Realty’s management platform and embedded asset management business by creating an asset light business model with significant growth potential as well as stability in earnings while maintaining the alignment of stockholder interests of both companies;

•
Increasing transparency and clarity around each company’s particular asset and growth profile allowing investors to better evaluate fee growth potential of NorthStar Asset Management and the value of NorthStar Realty;

•
Expanding NorthStar Asset Management’s business through organic growth by managing additional investment vehicles and potentially through the acquisition of third-party asset management contracts and businesses; and

•
Increasing the aggregate value of NorthStar Asset Management and NorthStar Realty in order to allow each company to issue equity in connection with acquisitions, joint ventures and partnerships on more favorable terms.

The NorthStar Realty Board believed that the aggregate value of NorthStar Realty and the Company should increase relative to the value of NorthStar Realty prior to the announcement of the plan to spin-off its asset management business because the Distribution will permit investors to invest separately in NorthStar Asset Management and in the remaining businesses of NorthStar Realty. This may make NorthStar Realty and the Company’s common stock more attractive to investors as compared to NorthStar Realty’s common stock before the Distribution and therefore improve access to the capital markets for both NorthStar Realty and the Company. As a result of the Distribution, the common stock of each of NorthStar Realty and the Company would become available to classes of investors who seek an investment that offers the growth, risk and sector exposure of either NorthStar Asset Management or NorthStar Realty, but not that of the combined company. There can be no assurance, however, as to the future market price of the common stock of NorthStar Realty or the Company. Refer to “Risk Factors — Risks Related to the Spin-Off — The aggregate post-Distribution value of NorthStar Realty and NorthStar Asset Management shares may not equal or exceed the pre-spin-off value of NorthStar Realty shares.”
The NorthStar Realty Board considered several factors that might have a negative effect on NorthStar Realty as a result of the Distribution. For example, certain factors such as a lack of historical financial and performance data as an independent public company may limit investors’ ability to appropriately value the Company’s Common Stock. Furthermore, because the Company will be a spin-off from NorthStar Realty, the Distribution may also limit the ability of the Company to pursue cross-company business transactions and initiatives with other businesses of NorthStar Realty. Finally, following the Distribution, the Company and its remaining businesses will be responsible for certain general and administrative costs previously incurred by NorthStar Realty. Refer to “The Distribution — Reasons for the Distribution” for a further discussion of the factors considered in consummating the Distribution.
Our Asset Management Strategy
Our primary business objective is to provide asset management and other services by managing NorthStar Realty and our Sponsored Companies both in the United States and internationally. We earn asset management, incentive and other fees pursuant to long-term management and other contracts. Our growth will be aligned with the ability of NorthStar Realty and our Sponsored Companies to grow by raising capital, which in turn will be driven by their investment activities and overall performance. We expect to expand our asset management business through organic growth by managing additional investment vehicles and potentially through the acquisition of third-party asset management contracts and businesses.
Assets of our Managed Companies grew significantly over the past several years driven by our ability to raise capital for NorthStar Realty and our Sponsored Companies and in turn effectively deploy such capital. The following table presents the assets of our Managed Companies as of March 31, 2014 and December 31, 2013 and 2012 (dollars in thousands):

	March 31, 2014		December 31, 2013		December 31, 2012
	Amount	Percentage	Amount	Percentage	Amount	Percentage
NorthStar Realty(1)	$9,872,825	82.0%	$8,660,375	81.5%	$6,547,116	88.5%
Sponsored Companies:(2)
NorthStar Income	1,770,960	14.7%	1,831,104	17.2%	854,516	11.5%
NorthStar Healthcare	246,289	2.0%	115,839	1.1%	—	—
NorthStar Income II	153,318	1.3%	25,326	0.2%	—	—
Total	$12,043,392	100.0%	$10,632,644	100.0%	$7,401,632	100.0%
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(1)
Based on principal amount of loans and securities, cost basis for real estate and equity interests in NorthStar Realty collateralized debt obligations and fair value for investments in private equity funds.

(2)	Based on consolidated total assets.
NorthStar Realty
NorthStar Realty has grown its business by raising capital and deploying such capital effectively. To date in 2014, NorthStar Realty issued aggregate net capital of $761 million from the issuance of common and preferred equity. In 2013, NorthStar Realty issued aggregate net capital of $1.9 billion, including $1.6 billion from the issuance of common and preferred equity, of which $650 million of common equity was issued in December 2013 subsequent to the announcement of the spin-off.
The management agreement with NorthStar Realty is for an initial term of 20 years and provides for a base management fee and incentive fee. Refer to “Certain Relationships and Related Party Transactions — Relationship Between NorthStar Realty and Us After the Distribution — Management Agreement” for further discussion.
Base Management Fee:
The following table presents the initial annual base management fee, including amounts for capital issued by NorthStar Realty through May 21, 2014 (dollars in millions):

Initial base management fee	$100
1.5% of common and preferred equity issued subsequent to December 10, 2013	21
1.5% of common equity issued from conversions of exchangeable senior notes subsequent to December 10, 2013	7
RXR Realty (minimum annual amount)	10
Aerium (minimum annual amount)	10
Total initial annual base management fee	$148

The base asset management fee will increase subsequent to May 21, 2014 by:

•	1.5% per annum of the sum of:

•	cumulative net proceeds of all future common equity and preferred equity issued by NorthStar Realty;

•	equity issued in exchange or conversion of exchangeable senior notes based on the stock price at the date of issuance;

•
any other issuances of common equity, preferred equity or other forms of equity, including but not limited to units in an operating partnership (excluding equity-based compensation, but including issuances related to an acquisition, investment, joint venture or partnership); and

•
cumulative cash available for distribution, or CAD, in excess of cumulative distributions paid on common stock, limited partnership interests in an operating partnership structured as profits interests, or LTIP Units, or other equity awards beginning the first full calendar quarter after completion of the spin-off.

Additionally, NorthStar Realty’s equity interest in RXR Realty and Aerium Group, or Aerium, is structured so that we are entitled to the portion of distributable cash flow from each investment in excess of the $10 million minimum annual base amount. Refer to below for further discussion of such transactions.
Incentive Fee:
NSAM may be entitled to an incentive fee equal to:

•
the product of: (a) 15% and (b) CAD before such incentive fee, divided by the weighted average shares outstanding for the calendar quarter, when such amount is in excess of $0.195 per share but less than $0.225 per share; plus

•
the product of: (a) 25% and (b) CAD before such incentive fee, divided by the weighted average shares outstanding for the calendar quarter, when such amount is equal to or in excess of $0.225 per share;

•	multiplied by the weighted average shares outstanding for the calendar quarter effected for the 1-for-2 reverse stock split which will occur in connection with and immediately prior to the spin-off
In addition, we may earn an incentive fee from NorthStar Realty’s healthcare investments in connection with the long-term partnership with James F. Flaherty III, the former Chairman and Chief Executive Officer of HCP, Inc., that was announced in January 2014. Refer to below for further discussion of such transaction.
Based on adjusted pro forma CAD per share for the three months ended March 31, 2014 and for the year ended December 31, 2013, we would not have met the necessary hurdle to receive any incentive fee for the periods presented. Refer to “Unaudited Pro Forma Financial Information” for detailed pro forma information.
Additional NorthStar Management Agreement Contract Terms:

•	20-year initial term of management agreement, which will be automatically renewed for additional 20-year terms each anniversary thereafter unless earlier terminated for “cause.”

•
If NorthStar Realty were to spin-off any asset or business in the future, such entity would be managed by us on terms substantially similar to those set forth in the management agreement between NorthStar Realty and us. The management agreement further provides that the aggregate base management fee in place immediately after the spin-off will not be less than the aggregate base management fee in place at NorthStar Realty immediately prior to the spin-off.

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The incentive fee will be appropriately adjusted from time to time to take into consideration the effect of any stock split, reverse stock split or stock dividend, including the 1-for-2 reverse stock split of NorthStar Realty common stock that NorthStar Realty expects to effect in connection with and immediately prior to the spin-off.

Additionally, in connection with the Distribution, we expect that NorthStar Realty will enter into a revolving credit agreement with us pursuant to which NorthStar Realty will make available to us, on an “as available basis,” up to $250 million of financing for a five year term at LIBOR plus 3.50%. The revolving credit facility will be unsecured. We expect to use the proceeds for general corporate purposes, including potential future acquisitions.  In addition, we may use the proceeds to acquire assets on behalf of our Managed Companies that we intend to allocate to such Managed Companies but for which our Managed Companies may not then have immediately available funds. The terms of the revolving credit facility will contain various representations, warranties, covenants and conditions, including the condition that NorthStar Realty’s obligation to advance proceeds to us will be dependent upon NorthStar Realty and its affiliates having at least $100 million of either unrestricted cash and cash equivalents or amounts available under committed lines of credit, after taking into account the amount we then seek to draw under the facility. Refer to “Certain Relationships and Related Party Transactions - Relationship Between NorthStar Realty and Us After the Distribution - Credit Agreement” for further discussion.
Sponsored Companies
We have been focusing on raising capital for our Sponsored Companies through NorthStar Securities. Our first commercial real estate debt-oriented non-traded REIT, NorthStar Real Estate Income Trust, Inc., or NorthStar Income, successfully completed its public offering on July 1, 2013 by raising $1.1 billion in capital. We are currently raising capital for our second Sponsored Company, NorthStar Healthcare Income, Inc., or NorthStar Healthcare, a healthcare equity and debt focused non-traded REIT, which has a maximum offering amount of $1.1 billion, and for our third Sponsored Company, NorthStar Real Estate Income II, Inc., or NorthStar Income II, our second commercial real estate debt-oriented non-traded REIT, which has a maximum offering amount of $1.65 billion. NorthStar Healthcare and NorthStar Income II picked up momentum in raising capital in 2013, following the execution of a number of selling agreements in June 2013 and October 2013, respectively. From inception through early May 2014, NorthStar Healthcare and NorthStar Income II raised $266 million and $99 million of capital, respectively.

The following table presents a summary of our current Sponsored Companies and their capital raising activity for the three months ended March 31, 2014 and years ended December 31, 2013 and 2012:

				Capital Raised (in thousands)
	Primary Strategy	Offering Amount	Offering Period	March 31, 2014		December 31, 2013	December 31, 2012
NorthStar Income	Commercial Real Estate Debt	$1.1 billion	Completed July 2013	$8,326	(1)	$545,423	$443,353
NorthStar Healthcare	Healthcare Equity and Debt	$1.1 billion	Ends August 2015(2)	101,732		109,243	—
NorthStar Income II	Commercial Real Estate Debt	$1.65 billion	Ends May 2015(3)	48,247		27,853	—
NorthStar/RXR New York Metro	New York Commercial Real Estate	$2.0 billion	(4)	(4)		(4)	(4)
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(1)	Represents capital raised through NorthStar Income’s dividend reinvestment plan.

(2)	In April 2014, the board of directors of NorthStar Healthcare extended the term of its initial public offering of common stock to August 2015.

(3)	Offering period subject to extension as determined by NorthStar Income II’s board of directors.

(4)	Offering period will commence upon its registration statement being declared effective by the Securities and Exchange Commission, or SEC.
Additionally, on March 31, 2014, NorthStar/RXR New York Metro Income, Inc., or NorthStar/RXR New York Metro, confidentially submitted a registration statement on Form S-11 to the SEC seeking to raise up to $2.0 billion in a public offering of common stock. NorthStar/RXR New York Metro will be structured as a public, non-traded corporation that intends to qualify as a REIT and is co-sponsored by us and RXR Realty, a leading real estate owner, developer and investment management company focused on high-quality real estate investments in the New York Tri-State area. Any asset management and other fees incurred by NorthStar/RXR New York Metro will be shared by us and RXR Realty, as co-sponsors.  NorthStar/RXR New York Metro plans to use the net proceeds from its initial public offering to make commercial real estate investments located in the New York metropolitan area. The public offering is expected to commence after the SEC completes its review process, subject to market and other conditions, which is expected to be in the third quarter 2014.
The following table presents a summary of the asset management and other fees earned from our Sponsored Companies for the three months ended March 31, 2014 and years ended December 31, 2013, 2012 and 2011 (dollars in thousands):

	Three Months Ended March 31,	Years Ended December 31,
	2014	2013	2012	2011
NorthStar Income	$5,207	$24,996	$8,112	$993
NorthStar Healthcare	3,287	1,451	—	—
NorthStar Income II	175	186	—	—
Total	$8,669	$26,633	$8,112	$993

The above amounts exclude fees that we will earn in connection with the management agreement with NorthStar Realty, which will be executed in conjunction with the Distribution. The above amounts also exclude certain incentive payments to which we may be entitled upon the stockholders of the respective Sponsored Companies receiving an annual pre-tax return above certain hurdles, as set forth in the respective governing agreements of the Sponsored Companies.
Refer to the “Business” and “Management’s Discussion and Analysis and Results of Operations” sections for further discussion of our Company and our asset management strategy.
RXR Realty
In December 2013, NorthStar Realty entered into a strategic arrangement with RXR Realty. NorthStar Realty’s investment includes a combination of corporate debt, preferred equity and an approximate 30% equity interest in RXR Realty. In connection with the spin-off, NorthStar Realty’s equity interest is structured so that we are entitled to certain fees in connection with the investment in RXR Realty. Refer to ‘‘Certain Relationships and Related Party Transactions — Relationship Between NorthStar Realty and Us After the Distribution — Management Agreement” for further discussion. In addition, we expect that any non-traded REIT co-sponsored by us and RXR Realty, including NorthStar/RXR New York Metro, which is in the process of registration with the SEC on a confidential basis, will be managed by us and for which we will be entitled to certain fees associated with managing such entities.

Healthcare Strategic Partnership
In January 2014, we entered into a long-term strategic partnership with James F. Flaherty III, former Chief Executive Officer of HCP, Inc. (NYSE: HCP) (herein referred to as Healthcare Strategic Partnership), focused on building a preeminent healthcare real estate business. In connection with the Healthcare Strategic Partnership, Mr. Flaherty will oversee and seek to grow the healthcare real estate portfolios of NorthStar Realty and NorthStar Healthcare. In addition, the Healthcare Strategic Partnership is expected to focus on raising institutional capital for funds expected to be managed by us.
The Healthcare Strategic Partnership is entitled to incentive fees ranging from 20% to 25% above certain hurdles for new and existing healthcare real estate investments held by NorthStar Realty and NorthStar Healthcare (herein collectively referred to as Healthcare Balance Sheet Promote) and from new investments in future funds or companies (herein referred to as Healthcare Fund Promote). The Healthcare Strategic Partnership will also be entitled to any incentive fees earned from NorthStar Healthcare or any future healthcare non-traded REITs sponsored by us (herein collectively referred to as Healthcare NTR Promote).
We are entitled to: (i) two-thirds of any Healthcare Balance Sheet Promote and Healthcare NTR Promote; (ii) one-half of any Healthcare Fund Promote; and (iii) 100% of any asset management fees earned by the Healthcare Strategic Partnership or any healthcare real estate entity managed by us.
Aerium
In connection with NorthStar Realty growing its business and expanding into international markets, in June 2014, NorthStar Realty acquired a minority interest in Aerium. Aerium, established in 1988, is a pan-European real estate investment manager specializing in commercial real estate properties and is headquartered in Luxembourg with additional offices in London, Paris, Istanbul, Geneva, Dusseldorf and Bahrain. As of December 31, 2013, Aerium managed approximately €6.2 billion of real estate assets across 12 countries and employs over 180 professionals, some of whom will be providing services to us following the spin-off as part of the Aerium investment. NorthStar Realty’s equity interest is structured so that we are entitled to certain fees in connection with the investment in Aerium. Refer to ‘‘Certain Relationships and Related Party Transactions — Relationship Between NorthStar Realty and Us After the Distribution — Management Agreement” for further discussion.

Our Structure
The chart below summarizes the relationship of NSAM to the Managed Companies immediately after the Distribution:

NorthStar Asset Management Group Inc. (Delaware)
NSAM LLC (Delaware)
NorthStar Asset Management Group, Ltd (Jersey)
NorthStar Asset Management Group, LLC (Delaware)
Ireland United Kingdom Bermuda
Subsidiary Asset Managers (Jersey)[1]
Services Agreement
NSAM Luxembourg S.à r.l. (Luxembourg)
Services Agreement
NSAM US LLC (Delaware)
NorthStar Realty Securities, LLC (Delaware)
Special Servicing Business[2]
Other subsidiaries and assets
Management Agreement
Management Agreements
Dealer Manager Agreements
NorthStar Realty Finance Corp. (Maryland)
Sponsored Companies[3]

_________________

(1)
Includes NSAM J-NRF Ltd, a Jersey limited company, and other subsidiaries of NorthStar Asset Management Group, Ltd that are expected to enter into the respective management agreements with NorthStar Realty and the Sponsored Companies.

(2)	Includes NS Servicing II, LLC.

(3)
Includes NorthStar Income, NorthStar Healthcare and NorthStar Income II. NorthStar Income completed its public offering in July 2013. Excludes NorthStar/RXR New York Metro, co-sponsored by us and RXR Realty, which confidentially submitted a registration statement on Form S-11 to the SEC on March 31, 2014.

We will provide asset management services to our Managed Companies through our global network of subsidiaries and branch offices.  Internationally, we initially intend to operate in Jersey, Luxembourg, United Kingdom, Bermuda and Ireland.  One of our subsidiaries will enter into a management agreement with each Managed Company and that subsidiary will, in turn, enter into services agreements with other international and domestic subsidiaries of ours to provide each Managed Company with access to the full range of services we offer.  Furthermore, we expect to benefit from the expertise of an affiliate of Aerium based in Luxembourg that will provide us with additional services and support.
Risk Factors
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors.” Some of these risks and uncertainties include:

•	the competitiveness of the asset management business;

•	the effect of adverse economic conditions in the U.S. and global financial markets generally on the commercial real estate industry and our Managed Companies;

•	substantial regulation, numerous contractual obligations and extensive internal policies and our failure to comply with these matters;

•	political, economic, market, reputational, operational, legal, regulatory and other risks inherent in conducting business internationally;

•	the absence of a non-volatile, active trading market for our Common Stock;

•	our initial dependence on NorthStar Realty and the Sponsored Companies as our only Managed Companies;

•	the potential for limitation or cancellation of the management agreements with our current non-traded REITs;

•	the loss of key personnel if they terminate their employment with us;

•	our ability to raise capital and attract investors at NorthStar Realty and our Sponsored Companies;

•	ineffective portfolio management techniques and strategies;

•	our dependence on information systems and failures to such systems;

•	NorthStar Realty failing to effectively perform its obligations under various agreements with us;

•	our agreements with NorthStar Realty and the Sponsored Companies not reflecting terms that would have resulted from arm’s-length negotiations among unaffiliated third parties;

•	conflicts of interest resulting from the organization and management of our Managed Companies and any future companies we may manage;

•	misconduct by third-party selling broker-dealers or our broker-dealer sales force;

•	our ability to grow our business through acquisitions of asset management contracts and companies;

•	the ability of our Managed Companies to close on the recent commitments to engage in joint venture transactions on the terms contemplated or at all;

•	our ability to effectively act as special servicer, including with respect to certain securitization transactions;

•	the risk that we might fail to maintain our exclusion from the definition of an “investment company” under the Investment Company Act of 1940, as amended, or the Investment Company Act;

•	risks associated with our Managed Companies’ businesses that could adversely affect their ability to grow their assets, generate revenue and pay our asset management, incentive and other fees;

•	our failure to maintain registration of NorthStar Securities as a broker-dealer member in the various jurisdictions in which we will do business and other interruptions;

•
the lack of assurance that NorthStar Securities will be able to successfully raise capital for NorthStar Healthcare, NorthStar Income II or any other new entities we may manage or that it will be able to enter into any additional third-party selling agreements;

•	the spin-off not having the benefits we anticipate or not enjoying all the benefits that we have prior to the spin-off;

•	our inability to successfully implement our business strategy;

•
material U.S. federal income tax consequences applicable to us and our Managed Companies if the Distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes;

•	our ability to engage in desirable strategic or capital-raising transactions following the Distribution;

•	our ability to operate as an independent public company; and

•	our incurrence of material costs and expenses as a result of the spin-off.

Selected Financial Data
The following table presents selected historical financial information of NorthStar Asset Management and does not reflect our management agreement with NorthStar Realty. Selected historical financial data was prepared from the historical financial records of NorthStar Realty and includes: (i) audited combined balance sheets as of December 31, 2013 and 2012 and audited combined statements of operations for the years ended December 31, 2013, 2012 and 2011 included in “Financial Statements” in this Information Statement; (ii) audited combined balance sheet as of December 31, 2011 and audited combined statement of operations for the year ended December 31, 2010, which are not included in “Financial Statements” in this Information Statement; (iii) unaudited combined balance sheets as of December 31, 2010 and 2009 and unaudited combined statement of operations for the year ended December 31, 2009; and (iv) an unaudited interim combined balance sheet as of March 31, 2014 and unaudited combined statements of operations for the three months ended March 31, 2014 and 2013. This selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited combined financial statements and the notes thereto, both of which are included in this Information Statement.

Financial statements of our asset management business were not historically prepared as we did not operate separately from NorthStar Realty. These combined financial statements represent the results of revenues and direct expenses in a manner consistent with how NorthStar Realty managed its asset management business. All material revenues and direct expenses specifically identified and indirect expenses allocated to our asset management business have been presented in these combined financial statements. The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.
These combined financial statements do not include all of the revenues and expenses that would have been incurred by us had we been an independent entity. For example, these combined financial statements do not include any asset management, incentive or other fees related to the management of NorthStar Realty or the related expenses. Additionally, the combined statements of operations include an allocation of indirect expenses of NorthStar Realty only related to managing the Sponsored Companies, owning NorthStar Securities and operating its special servicing business, including salaries, equity-based compensation and other general and administrative expenses (primarily occupancy and other costs) based on an estimate had our asset management business of managing the Sponsored Companies, owning NorthStar Securities and operating the special servicing business been run as an independent entity. The management agreement with NorthStar Realty will not be in place until the spin-off. Therefore, there was no allocation of indirect expenses for work performed by NorthStar Realty employees related to its other (non-asset management) businesses. The allocation method described above is principally based on relative head count and management’s knowledge of our operations. Actual results may differ from these allocations, assumptions and estimates. We believe the assumptions underlying our allocation of indirect expenses are reasonable. Following the spin-off, the existing employees of NorthStar Realty will become employees of NSAM. Executive officers, employees engaged in NorthStar Realty’s existing loan origination business and certain other employees will be co-employees of NSAM and NorthStar Realty. Therefore, we will generally incur substantially all of the employee-related costs. Accordingly, the historical financial information presented may not be indicative of the results of operations, financial position or cash flows that would have been achieved if we had been an independent entity during the periods presented. Refer to “Unaudited Pro Forma Financial Information” for discussion of the effect of the NorthStar Realty management agreement on our business.
Our unaudited combined financial statements for the year ended December 31, 2009 and for the three months ended March 31, 2014 and 2013 were prepared on the same basis as our audited combined financial statements as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011. In the opinion of management, our combined financial statements include all adjustments considered necessary to present fairly our financial position and results of operations.
The below amounts exclude the effect of any fees that we will earn in connection with the management agreement with NorthStar Realty, which will be executed in conjunction with the Distribution (dollars in thousands). The interim combined results of operations are not necessarily indicative of operations for a full fiscal year.

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Statements of Operations:	(Unaudited)						(Unaudited)
Revenues
Asset management and other fees, related parties	$8,669	$4,508	$26,633	$8,112	$993	$126	$174
Selling commission and dealer manager fees, related parties	14,548	16,940	62,572	42,385	12,024	2,476	—
Other income	121	107	733	264	38	—	—
Total revenues	23,338	21,555	89,938	50,761	13,055	2,602	174
Expenses
Commission expense	13,560	15,369	57,325	38,506	10,764	2,130	—
Transaction costs	2,550	—	1,590	—	—	—	—
Other expenses	30	18	145	290	159	26	597
General and administrative
Salaries and equity-based compensation(1)	13,630	6,793	26,521	24,441	21,841	12,145	8,391
Other general and administrative	1,873	1,504	6,352	4,846	5,973	3,305	1,193
Total general and administrative	15,503	8,297	32,873	29,287	27,814	15,450	9,584
Total expenses	31,643	23,684	91,933	68,083	38,737	17,606	10,181
Net income (loss)	$(8,305)	$(2,129)	$(1,995)	$(17,322)	$(25,682)	$(15,004)	$(10,007)

	March 31,	December 31,
	2014	2013	2012	2011	2010	2009
Balance Sheet Data:	(Unaudited)				(Unaudited)	(Unaudited)
Cash	$9,578	$7,537	$6,643	$2,047	$1,267	$1,238
Total assets	39,185	31,709	20,257	8,315	5,049	1,258
Total liabilities	3,851	3,341	2,382	1,501	939	525
Total equity	35,334	28,368	17,875	6,814	4,110	733
__________________

(1)
The three months ended March 31, 2014 and 2013 include an allocation of $5.7 million and $1.3 million in equity-based compensation, respectively. The years ended December 31, 2013, 2012, 2011, 2010 and 2009 include an allocation of $5.2 million, $3.9 million, $4.8 million, $3.0 million and $3.4 million in equity-based compensation, respectively.

Unaudited Pro Forma Financial Information
The following tables present unaudited pro forma combined financial statements consisting of pro forma combined results of operations for the three months ended March 31, 2014 and year ended December 31, 2013 and a pro forma combined balance sheet as of March 31, 2014.
The unaudited pro forma combined statement of operations represents the historical combined results of operations for the three months ended March 31, 2014 and year ended December 31, 2013 and gives effect to the spin-off of NorthStar Asset Management from NorthStar Realty as if it occurred on January 1, 2013. The pro forma balance sheet adjustments assumes that the spin-off of NorthStar Asset Management from NorthStar Realty occurred as of March 31, 2014.
The unaudited pro forma combined financial statements are not necessarily indicative of what our financial condition or results of operations would have been for the periods presented, nor are they representative of our future financial condition or results of operations. The unaudited pro forma combined financial statements should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited combined financial statements and the notes thereto, both of which are included elsewhere in this Information Statement.
The following table presents our unaudited pro forma combined statement of operations for the three months ended March 31, 2014 and year ended December 31, 2013 and reflects the effects of the management agreement with NorthStar Realty and the 1-for-2 reserve stock split (dollars in thousands, except share and per share data):

	Three Months Ended March 31, 2014					Year Ended December 31, 2013
	Historical	Pro Forma Adjustments		Pro Forma		Historical	Pro Forma Adjustments		Pro Forma
Revenues
Asset management and other fees, related parties	$8,669	$30,811	(1)	$39,480		$26,633	$100,681	(1)	$127,314
Selling commission and dealer manager fees, related parties	14,548	—		14,548		62,572	—		62,572
Other income	121	—		121		733	—		733
Total revenues	23,338	30,811		54,149		89,938	100,681		190,619
Expenses
Commission expense	13,560	—		13,560		57,325	—		57,325
Transaction costs	2,550	(2,550)	(2)	—		1,590	(1,590)	(2)	—
Other expenses	30	—		30		145	—		145
General and administrative
Salaries expense	7,936	581	(3)	8,517		21,364	14,992	(3)	36,356
Equity-based compensation	5,694	3,911	(4)	9,605		5,157	11,804	(4)	16,961
Other general and administrative	1,873	3,104	(3)	4,977		6,352	11,055	(3)	17,407
Total general and administrative	15,503	7,596		23,099		32,873	37,851		70,724
Total expenses	31,643	5,046		36,689		91,933	36,261		128,194
Net income (loss) before provision for income taxes	(8,305)	25,765		17,460		(1,995)	64,420		62,425
Provision for income taxes	—	3,492		3,492	(5)	—	12,485		12,485	(5)
Net income (loss)	$(8,305)	$22,273		$13,968		$(1,995)	$51,935		$49,940

Pro forma earnings per share:
Basic				$0.09					$0.47
Diluted				$0.08					$0.47
Weighted average number of shares:
Basic				160,514,590	(6)				105,907,760	(6)
Diluted				167,004,265	(6)				107,375,500	(6)

__________________

(1)
Represents pro forma adjustments to reflect asset management and other fees earned from the management agreement with NorthStar Realty, the terms of which are described in “Certain Relationships and Related Party Transactions — Relationship Between NorthStar Realty and Us After the Distribution — Management Agreement” of this Information Statement. The computation for the pro forma adjustment related to management fees is summarized as follows (dollars in thousands):

	Three Months Ended March 31, 2014	Year Ended December 31, 2013
Base management fee	$24,658	$100,000
Add:(i)
Common equity raised (ii)	2,402	374
Equity issued from exchangeable senior notes (iii)	1,285	6
RXR Realty asset management business (iv)	2,466	301
Total pro forma NorthStar Realty management fee (v)	$30,811	$100,681
______________

(i)
Amounts are prorated based on number of days outstanding for the respective item through March 31, 2014 and December 31, 2013, respectively, and exclude the effects of NorthStar Realty’s Aerium investment.

(ii)
Represents 1.5% per annum of the net proceeds of all common equity and preferred equity issued by NorthStar Realty after December 10, 2013 through March 31, 2014 and December 31, 2013, respectively. NorthStar Realty raised net proceeds in common equity of $649.3 million on December 17, 2013.

(iii)
Represents 1.5% per annum of NorthStar Realty equity issued in exchange or conversion of exchangeable senior notes based on the stock price at the date of issuance. On December 31, 2013 and January 31, 2014, 11.5 million and 15.7 million shares of common stock, respectively, were issued in connection with the conversion of exchangeable senior notes of NorthStar Realty.

(iv)
Represents the annual base management fee related to RXR Realty’s asset management business equal to the greater of: (a) $10 million or (b) for the applicable quarter, the portion of distributable cash flow from NorthStar Realty’s equity interest related to the asset management business of RXR Realty. There were no distributions made related to NorthStar Realty's equity interest in RXR Realty, therefore, the fee was calculated based on $10 million per annum from the date NorthStar Realty entered into an agreement with RXR Realty on December 20, 2013.

(v)	Based on adjusted pro forma CAD per share, NSAM would not have met the necessary hurdle to receive any incentive fee for the periods presented.

(2)
Transaction costs related to the spin-off include legal, accounting, tax and other professional services and relocation and start-up costs and are not included as part of the pro forma statement of operations.

(3)
Salaries expense is based on an estimate of employees that would have been employed at NSAM. Following the spin-off, the existing employees of NorthStar Realty will become employees of NSAM. Executive officers, employees engaged in NorthStar Realty’s existing loan origination business and certain other employees will be co-employees of NSAM and NorthStar Realty. We allocated general and administrative expenses, including operating expenses such as corporate overhead, based on the expectation that our general and administrative expenses would represent approximately 80% of the aggregate general and administrative expenses of NorthStar Realty and NSAM post spin, as described herein in “Certain Relationships and Related Party Transactions — Relationship Between NorthStar Realty and Us After the Distribution — Management Agreement.”

(4)	Equity-based compensation represents 100% of NorthStar Realty’s equity-based compensation for the periods presented as all current employees of NorthStar Realty will become employees of NSAM.

(5)
Our business will operate internationally and domestically through multiple operating subsidiaries.  Each of the jurisdictions in which we operate has its own tax law and rate.  We estimate our effective tax rate on operations to be approximately 20% on a blended basis based on our underlying operating assumptions.

(6)
The weighted average shares used to compute basic and diluted earnings per share represents the number of weighted average shares of NSAM Common Stock assumed to be outstanding based on a distribution ratio of one share of NSAM Common Stock for every share of NorthStar Realty common stock taking into account the 1-for-2 reverse stock split that we are planning to effect prior to, and in connection with, the Distribution. The actual number of our basic and diluted shares outstanding will not be known until the Distribution date. To compute basic and diluted earnings per share, we used NorthStar Realty’s weighted average basic and diluted shares outstanding for the three months ended March 31, 2014 and year ended December 31, 2013, adjusted for the 1-for-2 reverse stock split and any dilutive securities.

The following table presents our unaudited pro forma combined balance sheet as of March 31, 2014 (dollars in thousands):

	Historical	Pro Forma Adjustments		Pro Forma
Assets
Cash	$9,578	$125,800	(1)	$135,378
Receivables, related parties	27,359	—		27,359
Other assets	2,248	—		2,248
Total assets	$39,185	$125,800		$164,985
Liabilities
Accounts payable and accrued expenses	$3,851	$21,700	(2)	$25,551
Due to related party	—	4,100	(2)	4,100
Total liabilities	3,851	25,800		29,651
Commitments and contingencies
Equity
Initial capitalization amount	—	100,000	(1)	100,000
Contributions for transaction costs paid by NorthStar Realty on behalf of NSAM	—	25,800	(2)	25,800
Transaction costs expensed by NSAM upon spin-off	—	(25,800)	(2)	(25,800)
Total equity	35,334	100,000		135,334
Total liabilities and equity	$39,185	$125,800		$164,985
__________________

(1)
Represents the estimated initial capitalization amount of NorthStar Asset Management upon completion of the Distribution including an amount related to transaction costs paid or to be paid by NorthStar Realty. The determination of the initial capitalization is described in the contribution agreement, discussed in “Certain Relationships and Related Party Transactions - Relationship Between NorthStar Realty and Us After the Distribution - Contribution Agreement.”

(2)
Represents a capital contribution for transaction costs related to the spin-off paid or to be paid by NorthStar Realty on behalf of NSAM. Such transaction costs will be expensed by NSAM upon completion of the spin-off. As a result, the net effect of the capital contribution and expense by NSAM to equity is zero. Transaction costs related to the spin-off include legal, accounting, tax and other professional services and relocation and start-up costs and are factually supportable because such amounts are based on reliable, documented evidence such as invoices for costs incurred to date and estimates from third parties for additional costs expected to be incurred until the spin-off. Transaction costs include $4.1 million that have been incurred through March 31, 2014 and have been reversed from the unaudited pro forma combined statement of operations. NSAM will reimburse NorthStar Realty for such amounts. The remaining $21.7 million represents a factually supportable estimate. Such costs are non-recurring in nature directly related to the spin-off and therefore not included in the pro forma combined statement of operations and instead reflected as a contribution and reduction of equity.

QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION
The following is a brief summary of the terms of the Distribution. Please refer to “The Distribution” for a more detailed description of the matters described below.
Q: What is the Distribution?
A: The Distribution is the method by which NorthStar Realty will separate the business of our Company from NorthStar Realty’s other businesses, creating two separate publicly-traded companies. In the Distribution, NorthStar Realty will distribute to its stockholders all of the shares of our Common Stock that it owns. Following the Distribution, we will be a separate company from NorthStar Realty and NorthStar Realty will not retain any ownership interest in us. The number of shares of NorthStar Realty common stock you own will not change as a result of the Distribution, although, in connection with, and prior to, the Distribution, NorthStar Realty expects to effect a 1-for-2 reverse stock split of NorthStar Realty common stock. This means that, after giving effect to the 1-for-2 reverse stock split and the Distribution, holders of NorthStar Realty common stock will: (i) own one share of NorthStar Realty common stock for every two shares of NorthStar Realty common stock owned prior to the reverse stock split and Distribution; and (ii) effectively receive one share of the Company’s Common Stock for every two shares of NorthStar Realty common stock owned prior to the reverse stock split and Distribution.
Q: What is being distributed in the Distribution?
A: Approximately 188.6 million shares of our Common Stock will be distributed in the Distribution, based upon the number of shares of NorthStar Realty common stock expected to be outstanding on the record date and NorthStar Realty’s planned 1-for-2 reverse stock split. The shares of our Common Stock to be distributed by NorthStar Realty will constitute all of the issued and outstanding shares of our Common Stock immediately after the Distribution. The actual number of shares of our Common Stock to be issued in the Distribution will be determined as of the record date. For more information on the shares being distributed in the Distribution, refer to “Shares Eligible for Future Sale” and “Description of Capital Stock — Common Stock and Performance Common Stock.”
Q: What will I receive in the Distribution?
A: Holders of NorthStar Realty common stock will receive a distribution of one share of our Common Stock for every one share of NorthStar Realty common stock held by them on the record date. In addition, our management team, along with certain of NorthStar Realty’s employees, will receive shares of our Common Stock in the Distribution as a result of their ownership of certain equity awards of NorthStar Realty entitling them to the same benefits as holders of NorthStar Realty’s common stock. In connection with, and prior to, the Distribution, NorthStar Realty expects to effect a 1-for-2 reverse stock split of NorthStar Realty common stock, which means that holders of NorthStar Realty common stock will effectively receive one share of the Company’s Common Stock for every two shares of NorthStar Realty common stock owned prior to the Distribution. As a result of the Distribution, your proportionate interest in NorthStar Realty will not change and, on a fully diluted basis, you will own the same percentage of common stock and voting power in NorthStar Asset Management as you did in NorthStar Realty on the record date, except as a result of the receipt of cash in lieu of fractional shares as a result of the NorthStar Realty reverse stock split. For a more detailed description, refer to “The Distribution.”
Q: What is the record date for the Distribution?
A: Record ownership will be determined as of the close of business, Eastern Time, on the Distribution date, which we refer to as the record date. The person in whose name shares of NorthStar Realty common stock are registered at the close of business on the record date is the person to whom shares of the Company’s Common Stock will be issued in the Distribution. Refer to “The Distribution — Listing and Trading of Our Common Stock” for additional information.
Q: When will the Distribution occur?
A: We expect that shares of our Common Stock will be distributed by our transfer agent in its capacity as the distribution agent, on behalf of NorthStar Realty, effective at 11:59 p.m. Eastern Time on June 30, 2014, which we refer to as the Distribution date.
Q: What will the relationship between NorthStar Realty and us be following the Distribution?
A: Following the Distribution, we will be a separate public company and NorthStar Realty will have no continuing stock ownership interest in us. In connection with the Distribution, we and NorthStar Realty will enter into a Separation Agreement and have entered or will enter into several other agreements for the purpose of accomplishing the distribution of our Common Stock to NorthStar Realty’s common stockholders. These agreements will govern our relationship with NorthStar Realty subsequent to the Distribution and will also provide that all liabilities and obligations attributable to periods prior to the Distribution will remain with NorthStar Realty except for the liabilities for which NorthStar Realty agrees to contribute cash to the Company to enable the Company to pay such liabilities. These agreements will also include arrangements with respect to services and a number of ongoing commercial relationships. The Separation Agreement provides that we and NorthStar Realty agree to provide each other with appropriate indemnities with respect to liabilities arising out of the businesses being transferred to us by NorthStar Realty. The management agreement provides that we will manage NorthStar Realty for an initial term of 20 years and provides for: (i) an annual base management fee equal to the sum of: (a) $100 million; (b) an additional annual base management fee equal to 1.5% per annum of the sum of: (1) cumulative net proceeds of all common equity and preferred equity issued by NorthStar Realty after December 10, 2013; (2) equity issued in exchange or conversion of exchangeable senior notes based on the stock price at the date of issuance; (3) any other issuances of common equity, preferred equity or other forms of equity, including but not limited to units in an operating partnership (excluding equity-based compensation, but including issuances related to an acquisition, investment, joint venture or partnership); and (4) cumulative CAD in excess of cumulative distributions paid on common stock, LTIP Units or other equity awards beginning the first full calendar quarter after completion of the spin-off; (c) an additional annual base management fee equal to the greater of: (1) $10 million; or (2) for the applicable quarter, the portion of distributable cash flow from NorthStar Realty’s equity interest related to the asset management business of RXR Realty; and (d) an additional annual base management fee equal to the greater of: (1) $10 million; or (2) for the applicable quarter, the portion of distributable cash flow from NorthStar Realty’s Aerium investment; and (ii) an incentive fee determined as described under “Certain Relationships and Related Party Transactions — Relationship Between NorthStar Realty and Us After the Distribution — Management Agreement,” with each of the fees set forth in clauses (i) and (ii) being calculated and payable quarterly in arrears in cash. In addition, we may earn incentive fees from NorthStar Realty’s healthcare investments in connection with the Healthcare Strategic Partnership.
There is an overlap between our senior management and NorthStar Realty. Each of our executive officers will be executive officers of both companies. In addition, immediately following the Distribution, certain of the members of our board of directors will also be directors on the NorthStar Realty Board. Also, in consideration of the services that we will provide under the management agreement, NorthStar Realty will grant us a right to appoint one individual to serve as a non-voting observer of the NorthStar Realty Board and any committee thereof. Refer to “Certain Relationships and Related Party Transactions — Relationship Between NorthStar Realty and Us After the Distribution” for a discussion of the policy that will be in place for dealing with potential conflicts of interest that may arise from our ongoing relationship with NorthStar Realty.
Q: What do I have to do to participate in the Distribution?
A: No action is required on your part. Stockholders of NorthStar Realty on the record date for the Distribution are not required to pay any cash or deliver any other consideration, including any shares of NorthStar Realty common stock, for the shares of our Common Stock distributable to them in the Distribution.
Q: If I sell shares of NorthStar Realty common stock that I own after the date of this Information Statement but before the Distribution, am I still entitled to receive shares of NorthStar Asset Management Common Stock distributable with respect to the shares of NorthStar Realty common stock I sold?
A: No. If you sell shares of NorthStar Realty common stock after the date of this Information Statement but before the Distribution, you will not receive our Common Stock in the Distribution.
Q: How will fractional shares be treated in the reverse stock split?
A: If you would be entitled to receive a fractional share of NorthStar Realty common stock in the reverse stock split, you will instead receive a cash payment. Refer to “The Distribution — General” for an explanation of how the cash payments will be determined.
Q: How will NorthStar Realty distribute shares of NorthStar Asset Management Common Stock to me?
A: Holders of shares of NorthStar Realty’s common stock on the record date, which is the close of business, Eastern Time, on the Distribution date, will receive shares of our Common Stock in book-entry form. Refer to “The Distribution — General” for a more detailed explanation.
Q: What is the reason for the Distribution?
A: The NorthStar Realty Board believes that investors and analysts will regard NorthStar Asset Management’s focused asset management strategy more favorably as a separate company than as part of the existing portfolio and strategy of NorthStar Realty and thus place a greater value on NorthStar Asset Management as a separate public company. In the event that the spin-off does not have this and other expected benefits, the costs associated with the transaction, including an expected increase in general and administrative expenses, could have a negative effect on the financial condition and ability to make distributions to the stockholders of each company.
Q: What are the U.S. federal income tax consequences of the Distribution and the Restructuring Transactions to NorthStar Realty’s stockholders?
A: The Distribution is conditioned on the receipt by NorthStar Realty of certain opinions from its tax advisors substantially to the effect that: (i) the Restructuring Transactions, which will facilitate the Distribution, will be tax-free; and (ii) the Distribution should be tax-free to NorthStar Realty and its stockholders under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended, or the Code. Based on these tax opinions, for U.S. federal income tax purposes, you should not recognize any gain or loss and no amount should be included in your income as a result of the Restructuring Transactions or upon your receipt of shares of our

Common Stock pursuant to the Distribution. Notwithstanding the foregoing, if you receive cash in lieu of fractional shares as a result of the reverse stock split, you will generally be subject to tax on the receipt of such cash.
You should consult your tax advisor as to the particular consequences of the Distribution and the Restructuring Transactions to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as foreign tax laws, which may result in the Distribution and/or the Restructuring Transactions being taxable to you. For more information regarding the tax opinion and certain U.S. federal income tax consequences of the Distribution and the Restructuring Transactions, refer to the summary under “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution and the Restructuring Transactions.”
Q: Does NorthStar Asset Management intend to pay cash distributions?
A: We intend to make distributions to Common Stockholders on a quarterly basis. Evaluation of our distribution policy will be solely at the discretion of our board of directors and will be based on factors including, but not limited to CAD, new investments, capital requirements and other factors our board of directors deems relevant and in accordance with applicable law. For additional information, refer to “Distribution Policy.”
Q: How will NorthStar Asset Management Common Stock trade?
A: There is not currently a public market for our Common Stock. Our Common Stock has been approved for listing on the NYSE under the symbol “NSAM.” Beginning shortly before, and continuing up to and including, the date of the Distribution, we expect that there will be a “when-issued” trading market in our Common Stock. The “when-issued” market will be a trading market for our Common Stock that will be distributed to holders of shares of NorthStar Realty common stock on the Distribution date. If you owned shares of NorthStar Realty common stock at the record date, which is the close of business, Eastern Time, on the Distribution date, you will be entitled to our Common Stock distributed pursuant to the Distribution. You may trade this entitlement to shares of our Common Stock, without the shares of NorthStar Realty common stock you own, on the “when-issued” market. On the first trading day following the Distribution date, “when-issued” trading with respect to our Common Stock will end and “regular-way” trading will begin.
Further, beginning shortly before, and continuing up to and including, the date of the Distribution, we expect that there will be two markets in shares of NorthStar Realty common stock: a “regular-way” market and a “when issued” market. Shares of NorthStar Realty common stock that trade on the “regular-way” market will trade with an entitlement to our Common Stock distributed pursuant to the spin-off. Shares of NorthStar Realty common stock that trade on the “when issued” market will trade without an entitlement to our Common Stock distributed pursuant to the spin-off.
Refer to “The Distribution — Listing and Trading of Our Common Stock” for additional information.
Q: Will the Distribution affect the trading price of my NorthStar Realty common stock?
A: Yes. After the distribution of our Common Stock, the trading price of NorthStar Realty common stock is expected to be lower than the trading price of the NorthStar Realty common stock immediately prior to the Distribution. Moreover, until the market has evaluated the operations of NorthStar Realty without the operations of NorthStar Asset Management, including the impact of the asset management, incentive and other fees that NorthStar Realty will be paying NorthStar Asset Management, the trading price of NorthStar Realty common stock may fluctuate as a result of the Distribution. NorthStar Realty believes the separation of NorthStar Asset Management from NorthStar Realty offers its stockholders the greatest long-term value. However, the combined trading prices of NorthStar Realty common stock and NorthStar Asset Management Common Stock after the Distribution may be lower than the trading price of NorthStar Realty common stock prior to the Distribution. Refer to “Risk Factors” beginning on page 23.
Q: Do I have appraisal rights?
A: No. Holders of NorthStar Realty common stock are not entitled to appraisal rights in connection with the Distribution.
Q: Is stockholder approval required for the Distribution?
A: No. Stockholder approval is not required for the Distribution. Subsequent to final approval by the NorthStar Realty Board and regulatory approval, NorthStar Realty will distribute its ownership interest in NorthStar Asset Management to its existing stockholders as of the record date.
Q: Who is the transfer agent for NorthStar Asset Management Common Stock?
A: American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Telephone: 1-800-937-5449
Email: info@amstock.com
Website: www.amstock.com

Q: Where can I get more information?
A: If you have questions relating to the mechanics of the Distribution of shares of NorthStar Asset Management Common Stock, you should contact the distribution agent:
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Telephone: 1-800-937-5449
Email: info@amstock.com
Website: www.amstock.com
Before the Distribution, if you have questions relating to the Distribution, you should contact:
NorthStar Realty Finance Corp.
Attn: General Counsel
399 Park Avenue, 18th Floor
New York, NY 10022
Telephone: 1-212-547-2600
After the Distribution, if you have questions relating to NorthStar Asset Management, you should contact:
NorthStar Asset Management Group Inc.
Attn: General Counsel
399 Park Avenue, 18th Floor
New York, NY 10022
Telephone: 1-212-547-2600

THE DISTRIBUTION
General
The general terms and conditions relating to the Distribution will be set forth in the Separation Agreement between us and NorthStar Realty. Under the Separation Agreement, the Distribution will be effective at 11:59 p.m., Eastern Time, on June 30, 2014 and NorthStar Realty will distribute all of our outstanding shares of Common Stock to the holders of NorthStar Realty common stock. For most NorthStar Realty stockholders who own NorthStar Realty common stock in registered form on the record date, which is the close of business, Eastern Time, on the Distribution date, our transfer agent will credit their shares of our Common Stock to book entry accounts established to hold these shares. Our distribution agent will send these stockholders a statement reflecting their ownership of our Common Stock. Book entry refers to a method of recording stock ownership in our records in which no physical certificates are used. For stockholders who own NorthStar Realty common stock through a broker or other nominee, their shares of our Common Stock will be credited to these stockholders’ accounts by the broker or other nominee. As further discussed below, fractional shares will not be distributed in the Distribution. Following the Distribution, stockholders whose shares are held in book entry form may request that their shares of our Common Stock be transferred to a brokerage or other account at any time without charge.
NORTHSTAR REALTY STOCKHOLDERS WILL NOT BE REQUIRED TO PAY FOR SHARES OF OUR COMMON STOCK RECEIVED IN THE DISTRIBUTION OR TO SURRENDER OR EXCHANGE SHARES OF NORTHSTAR REALTY COMMON STOCK IN ORDER TO RECEIVE OUR COMMON STOCK OR TO TAKE ANY OTHER ACTION IN CONNECTION WITH THE DISTRIBUTION. NO VOTE OF NORTHSTAR REALTY STOCKHOLDERS IS REQUIRED OR SOUGHT IN CONNECTION WITH THE DISTRIBUTION, AND NORTHSTAR REALTY STOCKHOLDERS HAVE NO APPRAISAL RIGHTS IN CONNECTION WITH THE DISTRIBUTION.
Fractional shares of NorthStar Realty common stock will not be issued to NorthStar Realty stockholders as part of the reserve stock split or credited to book entry accounts. In lieu of receiving fractional shares, each holder of NorthStar Realty common stock who would otherwise be entitled to receive a fractional share of NorthStar Realty common stock as a result of the reverse stock split will receive cash for the fractional interest, which generally will be taxable to such holder. An explanation of the tax consequences of the Distribution and reverse stock split can be found below in the subsection captioned “— Material U.S. Federal Income Tax Consequences of the Distribution and the Restructuring Transactions.” The distribution agent will, as soon as practicable after the reverse stock split date, aggregate fractional shares of NorthStar Realty common stock into whole shares and sell them in the open market at the prevailing market prices and distribute the aggregate proceeds, net of brokerage fees, ratably to NorthStar Realty stockholders who would otherwise be entitled to receive a fractional share of NorthStar Realty common stock. The amount of such proceeds will depend on the prices at which the aggregated fractional shares are sold by the distribution agent in the open market shortly after the reverse stock split date. We do not anticipate a significant number of shares being aggregated to satisfy this requirement.
In order to be entitled to receive shares of our Common Stock in the Distribution, NorthStar Realty stockholders must be stockholders of record of NorthStar Realty common stock at the close of business, Eastern Time, on the Distribution date, June 30, 2014, which is the record date for the Distribution.
Reasons for the Distribution
The NorthStar Realty Board believes that investors and analysts will regard NorthStar Asset Management’s focused asset management strategy more favorably as a separate company than as part of the existing portfolio and strategy of NorthStar Realty and thus place a greater value on NorthStar Asset Management as a separate public company. In the event that the spin-off does not have this and other expected benefits, the costs associated with the transaction, including an expected increase in general and administrative expenses, could have a negative effect on the financial condition and ability to make distributions to the stockholders of each company.
The NorthStar Realty Board has determined that separation of our business from NorthStar Realty’s other businesses is in the best interests of NorthStar Realty. The potential benefits considered by the NorthStar Realty Board in making the determination to consummate the Distribution included the following:

•
Unlocking value in NorthStar Realty’s management platform and embedded asset management business by creating an asset light business model with significant growth potential as well as stability in earnings while maintaining the alignment of stockholder interests of both companies;

•
Increasing transparency and clarity around each company’s particular asset and growth profile allowing investors to better evaluate fee growth potential of NorthStar Asset Management and the value of NorthStar Realty;

•
Expanding NorthStar Asset Management’s business through organic growth by managing additional investment vehicles and potentially through the acquisition of third-party asset management contracts and businesses; and

•
Increasing the aggregate value of NorthStar Asset Management and NorthStar Realty in order to allow each company to issue equity in connection with acquisitions, joint ventures and partnerships on more favorable terms.

The NorthStar Realty Board believed that the aggregate value of NorthStar Realty and the Company should increase relative to the value of NorthStar Realty prior to the announcement of the plan to spin-off its asset management business because the Distribution will permit investors to invest separately in NorthStar Asset Management and in the remaining businesses of NorthStar Realty. This may make NorthStar Realty and the Company’s common stock more attractive to investors as compared to NorthStar Realty’s common stock before the Distribution and therefore improve access to the capital markets for both NorthStar Realty and the Company. As a result of the Distribution, the common stock of each of NorthStar Realty and the Company would become available to classes of investors who seek an investment that offers the growth, risk and sector exposure of either NorthStar Asset Management or NorthStar Realty, but not that of the combined company. There can be no assurance, however, as to the future market price of NorthStar Realty or the Company’s common stock. Refer to “Risk Factors — Risks Related to the Spin-Off — The aggregate post-Distribution value of NorthStar Realty and NorthStar Asset Management shares may not equal or exceed the pre-spin-off value of NorthStar Realty shares.”
The NorthStar Realty Board considered several factors that might have a negative effect on NorthStar Realty as a result of the Distribution. For example, certain factors such as a lack of historical financial and performance data as an independent public company may limit investors’ ability to appropriately value the Company’s Common Stock. Furthermore, because the Company will be a spin-off from NorthStar Realty, the Distribution also may limit the ability of the Company to pursue cross-company business transactions and initiatives with other businesses of NorthStar Realty. Finally, following the Distribution, the Company and its remaining businesses will be responsible for certain general and administrative costs previously incurred by NorthStar Realty.
Results of the Distribution
In conjunction with the Distribution, we will enter into a management agreement with NorthStar Realty that will provide that we manage NorthStar Realty for an initial term of 20 years and provides for: (i) an annual base management fee equal to the sum of: (a) $100 million; (b) an additional annual base management fee equal to 1.5% per annum of the sum of: (1) cumulative net proceeds of all common equity and preferred equity issued by NorthStar Realty after December 10, 2013; (2) equity issued in exchange or conversion of exchangeable senior notes based on the stock price at the date of issuance; (3) any other issuances of common equity, preferred equity or other forms of equity, including but not limited to units in an operating partnership (excluding equity-based compensation, but including issuances related to an acquisition, investment, joint venture or partnership); and (4) cumulative CAD in excess of cumulative distributions paid on common stock, LTIP Units or other equity awards beginning the first full calendar quarter after completion of the spin-off; (c) an additional annual base management fee equal to the greater of: (1) $10 million; or (2) for the applicable quarter, the portion of distributable cash flow from NorthStar Realty’s equity interest related to the asset management business of RXR Realty; and (d) an additional annual base management fee equal to the greater of: (1) $10 million; or (2) for the applicable quarter, the portion of distributable cash flow from NorthStar Realty’s Aerium investment; and (ii) an incentive fee determined as described under “Certain Relationships and Related Party Transactions — Relationship Between NorthStar Realty and Us After the Distribution — Management Agreement,” with each of the fees set forth in clauses (i) and (ii) being calculated and payable quarterly in arrears in cash. In addition, we may earn incentive fees from NorthStar Realty’s healthcare investments in connection with the Healthcare Strategic Partnership.
In addition, in conjunction with the Distribution, we will enter into the following agreements with NorthStar Realty or its affiliates: (i) a separation agreement, which will set forth, among other things, our agreements with NorthStar Realty regarding the principal transactions necessary to separate us from NorthStar Realty and distribute our Common Stock; (ii) a contribution agreement pursuant to which NorthStar Realty will contribute certain limited liability company interests and cash to us; (iii) a loan origination services agreement pursuant to which we will agree to provide certain services to NorthStar Realty in connection with its loan origination business for commercial real estate debt; (iv) a tax disaffiliation agreement, which will govern the parties’ respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, management of audits and other tax proceedings and assistance and cooperation in respect of tax matters; and (v) an employee matters agreement that will allocate assets, liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs and certain other related matters. For a detailed description of the foregoing agreements that we will enter into in conjunction with the Distribution, refer to “Certain Relationships and Related Party Transactions.”
In connection with the Distribution, we expect that NorthStar Realty will enter into a revolving credit agreement with us pursuant to which NorthStar Realty will make available to us, on an “as available basis,” up to $250 million of financing for a five year term at LIBOR plus 3.50%. The revolving credit facility will be unsecured. We expect to use the proceeds for general corporate purposes, including potential future acquisitions.  In addition, we may use the proceeds to acquire assets on behalf of our Managed Companies that we intend to allocate to such Managed Companies but for which our Managed Companies may not then have immediately available funds. The terms of the revolving credit facility will contain various representations, warranties, covenants and conditions, including the condition that NorthStar Realty’s obligation to advance proceeds to us will be dependent upon NorthStar Realty and its affiliates having at least $100 million of either unrestricted cash and cash equivalents or amounts available under committed lines of credit, after taking into account the amount we then seek to draw under the facility.
The Distribution will not affect the number of outstanding shares of NorthStar Realty common stock or any rights of NorthStar Realty stockholders. In connection with, and prior to, the Distribution, NorthStar Realty expects to effect a 1-for-2 reverse stock split of NorthStar Realty common stock. This means that, after giving effect to the 1-for-2 reverse stock split and the Distribution, holders of NorthStar Realty common stock will own one share of NorthStar Realty common stock for every two shares of NorthStar Realty common stock owned prior to the reverse stock split and Distribution.
Material U.S. Federal Income Tax Consequences of the Distribution and the Restructuring Transactions
This summary is based on the Code, the U.S. Treasury regulations promulgated thereunder, and interpretations of the Code and the U.S. Treasury regulations by the courts and the Internal Revenue Service, or IRS, in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This summary does not discuss all the tax considerations that may be relevant to NorthStar Realty stockholders in light of their particular circumstances, nor does it address the consequences to NorthStar Realty stockholders subject to special treatment under the U.S. federal income tax laws (such as holders other than U.S. Holders (as defined below), insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, holders who hold their shares of NorthStar Realty common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation). In addition, this summary does not address the U.S. federal income tax consequences to those NorthStar Realty stockholders who do not hold their NorthStar Realty common stock as a capital asset. Finally, this summary does not address any state, local or foreign tax consequences.
NORTHSTAR REALTY STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE DISTRIBUTION AND THE RESTRUCTURING TRANSACTIONS TO THEM.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of NorthStar Realty common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if: (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of such trust; or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable U.S. Treasury regulations.

If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, holds NorthStar Realty common stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners in a partnership holding NorthStar Realty common stock should consult their tax advisors regarding the tax consequences of the Distribution.
The Distribution
Certain U.S. Federal Income Tax Consequences; The Distribution Should Qualify as a Transaction That Is Generally Tax-Free under Sections 355 and 368(a)(1)(D) of the Code.
Assuming the Distribution qualifies as tax-free as discussed below, the U.S. federal income tax consequences of the Distribution are as follows: (i) the Distribution should not result in any taxable income, gain or loss to NorthStar Realty; (ii) no gain or loss should be recognized by (and no amount should be included in the income of) U.S. Holders of NorthStar Realty common stock upon their receipt of shares of our Common Stock in the Distribution; (iii) the aggregate tax basis of the NorthStar Realty common stock and our Common Stock in the hands of each U.S. Holder of NorthStar Realty common stock after the Distribution will equal the aggregate basis of NorthStar Realty common stock held by the U.S. Holder immediately before the Distribution, allocated between the NorthStar Realty common stock and our Common Stock in proportion to the relative fair market value of each on the date of the Distribution; and (iv) the holding period of our Common Stock received by each U.S. Holder of NorthStar Realty common stock will include the holding period at the time of the Distribution for the NorthStar Realty common stock on which the Distribution is made, provided that NorthStar Realty common stock is held as a capital asset on the date of the Distribution. U.S. Treasury regulations also generally provide that if a U.S. Holder of NorthStar Realty common stock holds different blocks of NorthStar Realty common stock (generally shares of NorthStar Realty common stock purchased or acquired on different dates or at different prices), the aggregate basis for each block of NorthStar Realty common stock purchased or acquired on the same date and at the same price will be allocated, to the greatest extent possible, between the shares of our Common Stock received in the Distribution in respect of such block of NorthStar Realty common stock and such block of NorthStar Realty common stock, in proportion to their respective fair market values, and the holding period of the shares of our Common Stock received in the Distribution in respect of such block of NorthStar Realty common stock will include the holding period of such block of NorthStar Realty common stock, provided that such block of NorthStar Realty common stock was held as a capital asset on the distribution date. If a U.S. Holder of NorthStar Realty common stock is not able to identify which particular shares of our Common Stock are received in the Distribution with respect to a particular block of NorthStar Realty common stock, for purposes of applying the rules described above, the U.S. Holder may designate which shares of our Common Stock are received in the Distribution in respect of a particular block of NorthStar Realty common stock, provided that such designation is consistent with the terms of the Distribution. Notwithstanding the foregoing, if you receive cash in lieu of fractional shares as a result of the reverse stock split, you will generally be subject to tax on the receipt of such cash. Holders of our Common Stock are urged to consult their tax advisors regarding the application of these rules to their particular circumstances.
NorthStar Realty’s tax advisors have concluded that Distribution should be tax-free under the complex rules associated with tax-free distributions. For the Distribution to satisfy the requirements of the Code and U.S. Treasury regulations for tax-free treatment, NorthStar Realty must have been engaged in two separate businesses for a period of five years, and following the Distribution each of NorthStar Asset Management and NorthStar Realty must continue to be engaged in one of the active trades or businesses. NorthStar Realty has been engaged in the third-party asset management business and the loan origination business for more than five years and following the Distribution we will be engaged in the third-party asset management business and NorthStar Realty will continue to be engaged in the loan origination business. However, during the past five years, due to disruption in the global financial markets, each of these businesses has had periods during which its revenues were significantly reduced, and in some cases, such revenues were not material for a period of time. The IRS has issued guidance indicating that reductions in revenues do not terminate an active trade or business when such reductions are as a result of unforeseen economic or business circumstances; however, the issue is not completely free from doubt. If the IRS were to successfully assert that NorthStar Realty was not actively engaged in each of the third-party asset management business and the loan origination business for the past five years, then the Distribution would fail to qualify as a tax-free distribution under the Code and U.S. Treasury regulations.
Certain U.S. Federal Income Tax Consequences if the Distribution Were Taxable
NorthStar Realty expects to obtain the opinion of Kramer Levin Naftalis & Frankel LLP substantially to the effect that the Distribution should satisfy the requirements for tax-free treatment under Section 355 and Section 368(a)(1)(D) of the Code. This opinion will be based, among other things, on certain assumptions and representations made by NorthStar Realty and us, and the opinion of Hunton & Williams LLP (which will also be based on certain assumptions and representations made by NorthStar Realty) as to certain of the requirements for tax-free treatment, which, in each case, if incorrect or inaccurate in any material respect would jeopardize the conclusions reached in the opinions. Moreover, the opinions NorthStar Realty receives will be based on existing U.S. federal income tax law, which is subject to change, possibly on a retroactive basis. These opinions will not be binding on the IRS or the courts. Accordingly, no assurance can be provided that the opinions NorthStar Realty receives will not be successfully challenged by the IRS.
NorthStar Realty has not sought and will not receive a private letter ruling from the IRS regarding the tax consequences of the Restructuring Transactions or the Distribution. Consequently, notwithstanding receipt by NorthStar Realty of the opinions, the IRS could assert that the Distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, NorthStar Realty stockholders and NorthStar Realty could be subject to significant U.S. federal income tax liability. In general, NorthStar Realty would be subject to tax as if it had sold our Common Stock in a taxable sale for its fair market value and NorthStar Realty stockholders who receive shares of our Common Stock in the Distribution would be subject to tax as if they had received a distribution equal to the fair market value of such shares, most of which would be a taxable dividend because of the taxable gain that NorthStar Realty would recognize on the Distribution. In addition, even if the Distribution were otherwise to qualify under Section 355 of the Code, it may be taxable to NorthStar Realty (but not to NorthStar Realty stockholders) under Section 355(e) of the Code if the Distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquired, directly or indirectly, stock representing a 50% or greater interest (by vote or value) in NorthStar Realty or us. For this purpose, any acquisitions of NorthStar Realty stock or of our stock within the period beginning two years before the Distribution and ending two years after the Distribution are presumed to be part of such a plan, although this presumption may be able to be rebutted.
In addition to the consequences discussed in the paragraph above, if the Distribution does not qualify for tax-free treatment under the U.S. federal income tax laws, NorthStar Realty could lose its qualification as a REIT. Specifically, if the Distribution does not qualify for tax-free treatment, the taxable gain that NorthStar Realty would recognize on the Distribution would equal the excess of the fair market value of the NorthStar Asset Management Common Stock distributed over NorthStar Realty’s adjusted tax basis in such stock. The gain from that taxable sale may cause NorthStar Realty to fail to satisfy the 75% gross income test required for REIT qualification. Unless that failure qualifies for a statutory “REIT savings provision,” NorthStar Realty will fail to qualify as a REIT for the year in which the Distribution occurs and would be prohibited from electing REIT status for the following four taxable years. If NorthStar Realty fails to qualify as a REIT, it will be subject to U.S. federal and applicable state and local income tax on its taxable income at regular corporate rates. Losing REIT status would reduce NorthStar Realty’s net income available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends-paid deduction and NorthStar Realty would no longer be required to make distributions. Even if NorthStar Realty’s failure to satisfy the 75% gross income test qualified for the statutory “REIT savings provision,” NorthStar Realty would likely have to pay a material penalty tax. Finally, as discussed above, even if the Distribution otherwise qualifies as a tax-free distribution, it might be taxable to NorthStar Realty under Section 355(e) of the Code if the Distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquired, directly or indirectly, stock representing a 50% or greater interest (by vote or value) in NorthStar Realty or us. If Section 355(e) of the Code applies as a result of such an acquisition, NorthStar Realty would recognize a taxable gain and, as a result, may fail to satisfy the 75% gross income test applicable to REITs, as described above.
The Restructuring Transactions
Prior to the Distribution, NorthStar Realty will undertake the Restructuring Transactions, which will facilitate the Distribution. The Restructuring Transactions mean: (i) the merger of NorthStar Realty Finance Limited Partnership with and into NorthStar Realty; (ii) the merger of NorthStar Realty with and into NRFC Sub-REIT Corp.; and (iii) the related transactions to be completed by NorthStar Realty and its affiliates to facilitate the Distribution. In connection with the Restructuring Transactions, your shares of NorthStar Realty common stock will be converted into an equal number of shares of common stock of NRFC Sub-REIT Corp., which will be the successor to the merger of NorthStar Realty Finance Corp. with and into NRFC Sub-REIT Corp. and will change its name to NorthStar Realty Finance Corp. in connection with the Restructuring Transactions. The number of shares of NorthStar Realty common stock you own will not change as a result of the Restructuring Transactions, although, in connection with, and prior to, the Distribution, NorthStar Realty expects to effect a 1-for-2 reverse stock split of NorthStar Realty common stock in which cash will be received in lieu if fractional shares. This means that, after giving effect to the Restructuring Transactions and the 1-for-2 reverse stock split, holders of NorthStar Realty common stock will own one share of NorthStar Realty common stock for every two shares of NorthStar Realty common stock owned prior to the Restructuring Transactions and the reverse stock split.
NorthStar Realty expects to obtain the opinion of Kramer Levin Naftalis & Frankel LLP substantially to the effect that the Restructuring Transactions will be treated as tax-free transactions under the Code. NorthStar Realty has not sought, and will not receive, a private letter ruling from the IRS regarding the tax consequences of the Restructuring Transactions. The opinion NorthStar Realty will receive will be based on NorthStar Realty’s representations and certain assumptions. If the representations or assumptions are untrue or incomplete in any material respect, the Restructuring Transactions may not be treated as tax-free transactions. Moreover, the opinion NorthStar Realty receives will be based on existing federal income tax law, which is subject to change, possibly on a retroactive basis, and will not be not binding on the IRS or any court. Accordingly, no assurance can be provided that the opinion NorthStar Realty receives will not be successfully challenged by the IRS.
If the Restructuring Transactions are not tax-free, then a NorthStar Realty stockholder would recognize gain or loss, as applicable, equal to the difference between: (i) the aggregate fair market value of stockholder’s shares of NorthStar Realty’s common stock; and (ii) the stockholder’s adjusted tax basis in that stock. Even if a stockholder does not recognize all of the gain or loss in its common stock, NorthStar Realty may recognize capital gain if certain of the Restructuring Transactions are taxable. In that event, NorthStar Realty will either have to make additional capital gains dividends to its stockholders or pay tax on net long-term capital gain that it retains, in which case NorthStar Realty’s stockholders will be required to include in income their proportionate share of such long-term capital gain and will receive a credit for their share of any tax NorthStar Realty pays on such long-term capital gain.
Tax Disaffiliation Agreement
In connection with the Distribution, we will enter into a Tax Disaffiliation Agreement with NorthStar Realty pursuant to which we will agree to be responsible for certain potential tax liabilities and obligations following the Distribution solely to the extent our actions cause these liabilities to be incurred. NorthStar Realty will be responsible for all liabilities of NorthStar Realty and our business prior to the Distribution. Notwithstanding the prior sentence, under the terms of the Tax Disaffiliation Agreement, in the event the Distribution were to fail to qualify for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code (including as a result of Section 355(e) of the Code) and if such failure were the result of actions taken after the Distribution by NorthStar Realty or us, the party responsible for such failure will be responsible for all taxes imposed on NorthStar Realty to the extent such taxes result from such actions. However, if such failure was the result of any acquisition of our shares or assets or any of our actions after the Distribution that cause any of our representations or undertakings to be incorrect or breached, we will be responsible for all taxes imposed on NorthStar Realty as a result of such acquisition or breach. For a more detailed discussion, refer to “Certain Relationships and Related Party Transactions — Relationship Between NorthStar Realty and Us After the Distribution — Tax Disaffiliation Agreement.” Our indemnification obligations under the Tax Disaffiliation Agreement to NorthStar Realty and its subsidiaries, officers and directors will not be limited in amount or subject to any cap. If we are required to indemnify NorthStar Realty and its subsidiaries and their respective officers and directors under the circumstances set forth in the Tax Disaffiliation Agreement, we may be subject to substantial liabilities.
Information Reporting and Backup Withholding
U.S. Treasury regulations require certain stockholders who receive stock in a distribution to attach to the stockholder’s U.S. federal income tax return for the year in which the distribution occurs a detailed statement setting forth certain information relating to the tax-free nature of the distribution.

THE FOREGOING IS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. THE FOREGOING DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS. EACH NORTHSTAR REALTY STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.
Listing and Trading of Our Common Stock
There is not currently a public market for our Common Stock. Our Common Stock has been approved for listing on the NYSE under the symbol “NSAM.” Beginning shortly before, and continuing up to and including, the date of the Distribution, we expect that there will be a “when-issued” market in our Common Stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” market will be a trading market for our Common Stock that will be distributed to holders of shares of NorthStar Realty common stock on the Distribution date. If you owned shares of NorthStar Realty common stock at the record date, which is the close of business, Eastern Time, on the Distribution date, you will be entitled to our Common Stock distributed pursuant to the Distribution. You may trade this entitlement to shares of our Common Stock, without the shares of NorthStar Realty common stock you own, on the “when-issued” market. On the first trading day following the Distribution date, “when-issued” trading with respect to our Common Stock will end and “regular-way” trading will begin.
Furthermore, beginning shortly before, and continuing up to and including, the date of the Distribution, we expect that there will be two markets in shares of NorthStar Realty common stock: a “regular-way” market and a “when issued” market. Shares of NorthStar Realty common stock that trade on the “regular-way” market will trade with an entitlement to our Common Stock distributed pursuant to the spin-off. Shares of NorthStar Realty common stock that trade on the “when issued” market will trade without an entitlement to our Common Stock distributed pursuant to the spin-off. Therefore, if you sell shares of NorthStar Realty common stock in the “regular-way” market before the Distribution, you will be selling your right to receive our Common Stock in the Distribution. If you sell shares of NorthStar Realty common stock in the “when issued” market before the Distribution, you will receive the shares of our Common Stock that you are entitled to receive pursuant to your ownership as of the record date of NorthStar Realty common stock.
We cannot assure you as to the price at which our Common Stock will trade before, on or after the Distribution date. Until our Common Stock is fully distributed and an orderly market develops in our Common Stock, if ever, the price at which such stock trades may fluctuate significantly. In addition, the combined trading prices of our Common Stock and NorthStar Realty common stock held by stockholders after the Distribution may be less than, equal to or greater than the trading price of the NorthStar Realty common stock prior to the Distribution.
The shares of our Common Stock distributed to NorthStar Realty stockholders will be freely transferable, except for shares received by people who may have a special relationship or affiliation with us or shares subject to contractual restrictions. People who may be considered our affiliates after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with us. This may include certain of our officers, directors and significant stockholders. Persons who are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or the Securities Act, or an exemption from the registration requirements of the Securities Act, or in compliance with Rule 144 under the Securities Act.
Reason for Furnishing this Information Statement
This Information Statement is being furnished by NorthStar Realty solely to provide information to current stockholders of NorthStar Realty who will receive shares of our Common Stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities. We will not update the information in this Information Statement except in the normal course of our respective public disclosure obligations and practices.

RISK FACTORS
The following risk factors and other information included in this Information Statement should be carefully considered. If any of the following risks occur, our business, financial condition, operating results, cash flow and liquidity could be materially adversely affected.
An investment in our Common Stock involves risks. Because we manage assets owned by NorthStar Realty and our Sponsored Companies and may in the future manage assets for other companies, our stockholders should carefully consider, among other factors, the risk factors described below and the matters described under “Risk Factors” in the SEC filings of NorthStar Realty Finance Corp., NorthStar Real Estate Income Trust, Inc., NorthStar Healthcare Income, Inc., NorthStar Real Estate Income II, Inc. and any other public companies we may manage in the future.
Risks Related to Our Business
The asset management business is highly competitive.
The asset management business is highly competitive, driven by a variety of factors including asset performance, the quality of service provided to our Managed Companies, brand recognition and business reputation. A number of factors serve to increase our competitive risks:

•	other asset managers may have greater financial, technical, marketing and other resources and more personnel than we do;

•	our Managed Companies may not perform as well as the clients of other asset managers;

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several other asset managers and their clients have significant amounts of capital and many of them have similar management objectives to ours which may create additional competition for management opportunities;

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some of these other asset managers’ clients may also have a lower cost of capital and access to funding sources that are not available to our Managed Companies which may create competitive disadvantages for us with respect to funding opportunities;

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some of these other asset managers’ clients may have higher risk tolerance, different risk assessment or a lower return threshold, which could allow them to facilitate the acquisition and management by their clients of a wider variety of assets and allow them to consider a broader range of investments and to advise their clients to bid more aggressively for investment opportunities on which we would advise our Managed Companies to bid;

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there are relatively few barriers to entry impeding new asset management firms and the successful efforts of new entrants into the asset management business is expected to continue to result in increased competition;

•	some other asset managers may have better expertise or be regarded by potential clients as having better expertise with regard to specific assets;

•	other asset managers may have more scalable platforms and may operate more efficiently than us;

•	other asset managers may have better brand recognition than us and there is no assurance that we will maintain a positive brand in the future; and

•	other industry participants may from time to time seek to recruit members of our management team and other employees away from us.
Our inability to effectively compete on these and other areas may have an adverse effect on our business, results of operations and financial condition.
The commercial real estate industry has been and may continue to be adversely affected by economic conditions in the U.S. and global financial markets generally.
Our business and operations are currently dependent on the commercial real estate industry generally, which in turn is dependent upon broad economic conditions in the United States and internationally. Partly as a result of government stimulus, the commercial real estate markets have improved, with valuations approaching, and in some cases exceeding, 2007 levels. However, a range of economic and political headwinds remain, including a weak labor market recovery, legislative gridlock potential conflict over the budget deficit and debt ceiling, the impact of the Affordable Care Act, uncertain U.S. Federal Reserve policy, concern with emerging market economies and Eastern European strife, among other matters. We expect this dynamic, along with global market instability and the risk of maturing commercial real estate debt that may have difficulties being refinanced, will continue to cause periodic volatility in the market for some time, which in turn could impact the commercial real estate industry generally and our business and operations specifically. Adverse conditions in the commercial real estate industry could harm our business and financial condition by, among other factors, limiting our and our Managed Companies’ access to debt and equity capital and otherwise negatively impacting our operations.

We are subject to substantial regulation, numerous contractual obligations and extensive internal policies and failure to comply with these matters could have a material adverse effect on our business, financial condition and results of operations.
We and our subsidiaries are subject to substantial regulation, numerous contractual obligations and extensive internal policies. Given our organizational structure, we are subject to or expect to be subject to regulation by the SEC, the NYSE, the Financial Industry Regulatory Authority, or FINRA, and other federal, state and local or international governmental bodies and agencies. We are also responsible for managing the regulatory aspects of our Managed Companies, including compliance with applicable REIT rules. These regulations are extensive, complex and require substantial management time and attention. If we fail to comply with any of the regulations that apply to our business, we could be subjected to extensive investigations as well as substantial penalties, and our business and operations could be materially adversely affected.
Our lack of compliance with applicable law could result in, among other penalties, our inability to enforce contracts and our ineligibility to contract with and receive revenue from the federal government or other governmental authorities and agencies. We also have numerous contractual obligations that we must adhere to on a continuous basis to operate our business, the default of which could have a material adverse effect on our business and financial condition. We have also established internal policies designed to ensure that we manage our business in accordance with applicable law and regulation and in accordance with our contractual obligations. While we have designed policies to appropriately operate our business, these internal policies may not be effective in all regards and, further, if we fail to comply with our internal policies, we could be subjected to additional risk and liability.
We intend to do business internationally, which may subject us to numerous political, economic, market, reputational, operational, legal, regulatory and other risks that could adversely impact our business and results of operations.
We have no experience operating internationally but we intend to do so in the near future. Accordingly, our business and financial results in the future could be adversely affected due to currency fluctuations, social or judicial instability, acts or threats of terrorism, changes in governmental policies or policies of central banks, expropriation, nationalization and/or confiscation of assets, price controls, fund transfer restrictions, capital controls, exchange rate controls, taxes, inadequate intellectual property protection, unfavorable political and diplomatic developments, changes in legislation or regulations and other additional international developments or restrictive actions. These risks are especially acute in emerging markets. As in the United States, many non-U.S. jurisdictions in which we may do business have been negatively impacted by recessionary conditions. While a number of these jurisdictions are showing signs of recovery from the recession that began in 2008, others continue to experience increasing levels of stress. In addition, the risk of default on sovereign debt in some non-U.S. jurisdictions could expose us to substantial losses. Any such unfavorable conditions or developments could have an adverse impact on our businesses and results of operations.
Our non-U.S. businesses may also be subject to extensive regulation by various non-U.S. regulators, including governments, central banks and other regulatory bodies, in the jurisdictions in which those businesses operate. In many countries, the laws and regulations applicable to the financial services and securities industries are uncertain and evolving and it may be difficult for us to determine the exact requirements of local laws in every market or manage our relationships with multiple regulators in various jurisdictions. Our inability to remain in compliance with local laws in a particular market and manage our relationships with regulators could have a significant and adverse effect not only on our businesses in that market but also on our reputation generally.
We may also experience difficulty entering new international markets due to regulatory barriers, the necessity of adapting to new regulatory systems and problems related to entering new markets with different cultural bases and political systems. These difficulties may prevent, or significantly increase the cost of, our international expansion.
In addition, changes in policies or laws of the U.S. or foreign governments resulting in, among other things, higher taxation, currency conversion limitations, restrictions on fund transfers or the expropriation of private enterprises, could reduce the anticipated benefits of our international expansion. Any actions by countries in which we conduct business to reverse policies that encourage investment could adversely affect our business. If we fail to realize the anticipated growth of our future international operations, our business and operating results could suffer.
Significant legal proceedings may adversely affect our results of operations or financial condition.
We may in the future be involved in litigation matters arising in the ordinary course of business and may potentially be involved in other legal proceedings, including securities class actions and regulatory and governmental investigations. We are unable to predict with certainty the eventual outcome of any litigation we may be involved in. Developments adverse to us in legal proceedings to which we may be subject in the future could have a material adverse effect on our financial condition, results of operations or our reputation.
Our ability to raise capital and attract investors at our existing and potential Managed Companies is critical to their success and consequently our ability to grow our asset management business.
Our asset management, incentive and other fees are primarily driven by our ability to raise capital for our existing and potential Managed Companies. These risks are dependent on various factors beyond our control, including monetary and fiscal policies, domestic and international economic conditions, political considerations and capital markets. The effect of such risks on our asset management, incentive and other fee agreements may vary based on the management contract with the respective Managed Company. Also, we and the Managed Companies may seek to change the base management fee structure to a contingent fee based on exceeding certain rates of return, which could result in reduced fees if we are unable to exceed such rates of return. Refer to the “Business” section of this Information Statement for details regarding the management contracts of our current Managed Companies.
For instance, the management agreement that we will enter into with NorthStar Realty consists of a base management fee which increases as equity is raised and an incentive fee which is based on the performance of NorthStar Realty using CAD as a performance metric. The base management fee currently represents the majority of the fee. The ability of NorthStar Realty to grow is dependent on access to the capital markets to raise equity and/or debt. To the extent that general capital markets activity slows down or comes to a halt (as was the case during the recession that began in 2008), NorthStar Realty may have difficulty growing. This risk is based on micro- and macro-economic market factors including but not limited to disruptions in the debt and equity capital markets, resulting in the lack of access to capital or prohibitively high costs of obtaining or replacing capital. Despite recent improvements, the markets could suffer another severe downturn and another liquidity crisis could emerge.
Because there has not been any public market for our Common Stock, the market price and trading volume of our Common Stock may be volatile.
Prior to the spin-off, there will have been no trading market for our Common Stock. We cannot predict the extent to which investors’ interest will lead to a liquid trading market or whether the market price of our Common Stock will be volatile. The market price of our Common Stock could fluctuate significantly for many reasons, including in response to the risk factors listed in this Information Statement or for reasons unrelated to our specific performance, such as investor perceptions, reports by industry analysts or negative developments with respect to us or our Managed Companies, as well as third parties. Our Common Stock could also be volatile as a result of speculation or general economic and industry conditions.
We are initially predominantly dependent on NorthStar Realty and the Sponsored Companies as our only Managed Companies, the loss of which, or their inability to pay for our services, could substantially reduce our revenue.
On the date of the spin-off, our Managed Companies will be the only companies for which we provide services. The loss or failure of these Managed Companies, their failure to pay us or termination of their management agreements would adversely affect our revenue, results of operations and financial condition. Therefore, our business is subject to the risks of the businesses of our Managed Companies. Refer to “Risks Related to the Businesses of Our Managed Companies — The risks associated with our Managed Companies’ businesses that could adversely affect their ability to grow their assets, generate revenue and pay our asset management fee are risks to our business.”
Because the management agreements with our current non-traded REITs are subject to limitation or cancellation, any such termination could have a material adverse effect on our business, results of operations and financial condition.
The agreements under which we provide management and other services to our current non-traded REITs are renewable upon mutual consent of the parties for an unlimited number of successive one-year periods. These agreements may generally be terminated by each current non-traded REIT immediately for cause, or upon 60 days’ written notice, without cause or for good reason, and expire on an annual basis, unless otherwise renewed. There can be no assurance that these agreements will not expire or be terminated. Any such termination could have a material adverse effect on our business, results of operations, financial condition and prospects.
Our ability to operate our business successfully would be harmed if key personnel terminate their employment with us.
Our future success depends, to a significant extent, upon the continued services of our key personnel, including our executive officers, and our Chairman and Chief Executive Officer, David T. Hamamoto, President, Albert Tylis and Daniel R. Gilbert, Chief Investment and Operating Officer of NorthStar Asset Management Group, Ltd, a wholly-owned subsidiary of the Company, in particular. For instance, the extent and nature of the experience of our executive officers and nature of the relationships they have with real estate professionals and financial institutions, although not a guarantee of positive results, are critical to the success of our business. Our executive officers have significant asset management and real estate related investment experience. We cannot assure stockholders of their continued employment with us. The loss of services of certain of our executive officers could harm our business and our prospects.
Our board of directors has and will likely in the future adopt certain incentive plans to create incentives that will allow us to retain and attract the services of key employees. These incentive plans may be tied to the performance of our Common Stock and as a result of the decline in our value, we may be unable to motivate and retain our management and these other employees. Our inability to motivate and retain these individuals could also harm our business and our prospects. Additionally, competition for experienced real estate professionals could require us to pay higher wages and provide additional benefits to attract qualified employees, which could result in higher compensation expenses to us.

Our platform may not be as scalable as we anticipate and we could face difficulties growing our business without significant new investment in personnel and infrastructure.
While we believe our platform for operating our business is highly scalable and can support significant growth without substantial new investment in personnel and infrastructure on a relative basis, we may be wrong in that assessment. Our business has grown substantially over the course of the past year, which has placed additional demands on management and other personnel, as well as our support infrastructure. It is possible that if our business continues to grow substantially, we will need to make significant new investment in personnel and infrastructure to support that growth. We may be unable to make significant investments on a timely basis or at reasonable costs, and our failure in this regard could disrupt our business and operations.
If our portfolio management techniques and strategies are not effective, we may be exposed to material unanticipated losses.
We continue to refine our portfolio management techniques, strategies and assessment methods. However, our portfolio management techniques and strategies may not fully mitigate the risk exposure of our operations in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate. Any failures in our portfolio management techniques and strategies to accurately quantify such risk exposure could limit our ability to manage risks in our operations and could result in losses. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Portfolio Management” for additional details regarding portfolio management.
We are highly dependent on information systems and systems failures could significantly disrupt our business.
Our business is highly dependent on information systems, including systems provided by third parties for which we have no control. Any failure or interruption of our systems, whether as a result of human error, intentional hacking or otherwise, could cause delays or other problems in our activities, which could have a material adverse effect on our financial performance.
Failure of NorthStar Realty to effectively perform its obligations to us could have an adverse effect on our business and performance.
In connection with the spin-off, we will enter into a management agreement and various other agreements with NorthStar Realty. These agreements will govern our relationship with NorthStar Realty subsequent to the Distribution and will also provide that all liabilities and obligations attributable to periods prior to the Distribution will remain with NorthStar Realty except for the liabilities for which NorthStar Realty agrees to contribute cash to the Company to enable the Company to pay such liabilities. We and NorthStar Realty will also agree to provide each other with indemnities with respect to liabilities arising out of the period after the spin-off. We and NorthStar Realty will rely on the other to perform its obligations under these agreements. If NorthStar Realty were to breach or to be unable to satisfy its material obligations under these agreements, including a failure to pay asset management, incentive and other fees under the management agreement, we could suffer significant losses. Such a failure could also lead to a decline or other adverse effects to our operating results and could harm our ability to execute our business plan.
We may use leverage in connection with our business, which may increase the risk of loss associated with our business.
In connection with the Distribution we expect that NorthStar Realty will provide us with a 5-year $250 million revolving credit facility. We may also incur additional debt in the future. High leverage can, particularly during difficult economic times, increase our risk of loss and harm our liquidity, thereby reducing cash available for distribution to stockholders, for our operations and for future business opportunities. Refer to “Certain Relationships and Related Party Transactions — Relationship Between NorthStar Realty and Us After the Distribution — Credit Agreement” for additional information regarding the credit facility.
Our agreements with NorthStar Realty and the Sponsored Companies may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties.
The terms of the agreements related to our spin-off from NorthStar Realty, including a management agreement and various other agreements with NorthStar Realty, will not be negotiated among unaffiliated third parties. As a result, these terms may be less favorable to us than the terms that would have resulted from arm’s-length negotiations among unaffiliated third parties.
Our board of directors will enact resolutions that may result in the diversion of corporate opportunities to and other conflicts with our Managed Companies and provisions in our constituent documents may provide us no remedy in that circumstance.
Our board of directors will enact resolutions that will recognize that our directors and executive officers may also be serving as directors, officers, employees, consultants or agents of our Managed Companies and their subsidiaries and that we may engage in material business transactions with such entities. We will renounce our rights to certain business opportunities and no director or officer of ours who is also serving as a director, officer, employee, consultant or agent of our Managed Companies or any of their subsidiaries will be liable to us or to our stockholders for breach of any fiduciary duty that would otherwise exist by reason of the fact that any such individual directs a corporate opportunity (other than certain limited types of opportunities set forth in resolutions to be enacted by our board of directors) to our Managed Companies or any of their subsidiaries instead of us, or does not refer or communicate information regarding such corporate opportunities to us. These resolutions will also expressly validate certain contracts, agreements, assignments and transactions (and amendments, modifications or terminations thereof) between us and our Managed Companies and any of their subsidiaries and, to the fullest extent permitted by law, provide that the actions of the overlapping directors or officers in connection therewith are not breaches of fiduciary duties owed to us, any of our subsidiaries or our respective stockholders. Refer to “Description of Capital Stock — Certain Corporate Opportunities and Conflicts.”
The organization and management of our Managed Companies and any future companies we may manage may create conflicts of interest.
We are or will be party to management and other agreements with our Managed Companies. These Managed Companies, along with any new future managed companies or similar type entities we may manage, will acquire assets consistent with their investment objectives and that are allocated to them in accordance with our investment allocation policy, which we adopted to ensure that investments are allocated fairly and appropriately among our Managed Companies over time. When determining the entity for which an investment opportunity would be the most suitable, the factors that our investment professionals may consider include, among other factors, the following:

•	investment objectives, strategy and criteria;

•	cash requirements;

•	effect of the investment on the diversification of the portfolio, including by geography, size of investment, type of investment and risk of investment;

•	leverage policy and the availability of financing for the investment by each entity;

•	anticipated cash flow of the asset to be acquired;

•	income tax effects of the purchase;

•	the size of the investment;

•	the amount of funds available;

•	cost of capital;

•	risk return profiles;

•	targeted distribution rates;

•	anticipated future pipeline of suitable investments;

•	the expected holding period of the investment and the remaining term of our Managed Companies, if applicable; and

•	affiliate and/or related party considerations.
If, after consideration of the relevant factors, we determine that an investment is equally suitable for more than one of our current Managed Companies, the investment will be allocated among each of the applicable entities on a rotating basis. If, after an investment has been allocated to one Managed Company, a subsequent event or development, such as delays in structuring or closing on the investment, makes it, in the opinion of our investment professionals, more appropriate for another entity to fund the investment, we may determine to place the investment with the more appropriate entity while still giving credit to the original allocation. In certain situations, we may determine to allow more than one investment vehicle to co-invest in a particular investment.
There is no assurance that this policy will remain in place during the entire period we are seeking investment opportunities on behalf of our Managed Companies, increasing the risk of conflicts of interest. In addition, we may manage additional investment vehicles in the future and, in connection with the creation of such investment vehicles, may revise these allocation procedures. The result of a revision to the allocation procedures may, among other things, be to increase the number of parties who have the right to participate in investment opportunities sourced by us, increasing the risk of conflicts of interest.
In addition, under this policy, our investment professionals may consider the investment objectives and anticipated pipeline of future investments of the investment vehicles that we manage. We may choose, for a variety of reasons, to direct investment opportunities in the healthcare industry to NorthStar Healthcare rather than to NorthStar Realty or one of our Sponsored Companies or vice versa. The decision of how any potential investment should be allocated among our Managed Companies for which such investment may be suitable may, in many cases, be a matter of subjective judgment which will be made by us.
Additionally, our executives and other real estate and finance professionals may face conflicts of interest in allocating their time among our Managed Companies. Although as a company we will seek to make these decisions in a manner that we believe is fair and consistent with the governing documents governing these investment vehicles, the transfer or allocation of these assets may give rise to investor dissatisfaction or litigation or regulatory enforcement actions. Appropriately dealing with conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential or actual conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest would have a material adverse effect on our reputation which would materially adversely affect our business and our ability to attract investors for future vehicles.

Misconduct by third-party selling broker-dealers or our broker-dealer sales force could have a material adverse effect on our business.
We rely on selling broker-dealers and our broker-dealer sales force to properly offer equity in our current and future Sponsored Companies to investors in compliance with our selling agreements and with applicable regulatory requirements. While these persons are responsible for their activities as registered broker-dealers, their actions may nonetheless result in complaints or legal or regulatory action against us. These actions could also directly or indirectly harm the industry generally or our reputation specifically, which could have a material adverse effect on our business.
We may determine to grow our business through the acquisition of asset management contracts or companies, which entails substantial risk.
We may determine to grow our business through the acquisition of asset management contracts or companies. Such acquisitions entail substantial risk. During our due diligence of such acquisitions, we may not uncover all relevant liabilities and we may have limited, if any, recourse against the sellers. We also may not successfully integrate the asset management contracts or companies that we acquire into our business and operations, which could have a material adverse effect on our results of operation and financial condition. Additionally, to the extent such acquisitions result in us entering new lines of business, we may become subject to new laws and regulations with which we are not familiar, or from which we are currently exempt, potentially leading to increased litigation and regulatory risk. Moreover, we may grow our business through joint ventures, in which case we will be subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to systems, control and personnel that are not under our control.
We believe CAD will provide a meaningful indicator of our operating performance; however, CAD should not be considered as an alternative to net income (loss) determined in accordance with U.S. GAAP as an indicator of operating performance.
Management views CAD as a performance measure as it provides investors and management with a meaningful indicator of operating performance. CAD is a non-GAAP financial measure. Managements uses CAD, among other measures, to evaluate profitability. In addition, the incentive fees to which we may be entitled pursuant to our management agreement with NorthStar Realty will be determined using NorthStar Realty’s CAD as a performance metric. We believe that CAD will be useful because it adjusts net income (loss) for a variety of non-cash, one-time and certain non-recurring items. We will calculate CAD by subtracting from or adding to net income (loss): equity-based compensation, depreciation related items and straight-line rent and transaction and other costs. In future periods, such adjustments may include amortization of deferred financing costs, foreign currency gains (losses), impairment on goodwill and other intangibles and other one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items. These items, if applicable, include any adjustments for unconsolidated ventures. Management also believes that quarterly distributions will be determined principally based on operating performance and we expect our board of directors will use CAD as one of several metrics it reviews to determine quarterly distributions to stockholders.
CAD should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, our methodology for calculating CAD may differ from the methodologies used by other comparable companies when calculating the same or similar supplemental financial measures and may not be comparable with these companies.
We act as special servicer with respect to certain securitization transactions and we may make decisions that subject us to loss and expose us to liability from third parties.
We act as special servicer with respect to certain securitization transactions. When acting in that capacity, we are responsible for servicing the subject assets in accordance with applicable industry standards, laws, regulations and contractual obligations. As special servicer, we are responsible for critical functions that can have a significant effect on the value of the underlying assets. If we fail to adhere to applicable industry standards, laws, regulations or contractual obligations, or if we make decisions that are not effective, we could suffer significant losses and expose ourselves to substantial liability from third parties who were relying on our servicing function.
Our distribution policy is subject to change and we may not be able to make distributions in the future.
We intend to make distributions to holders of our Common Stock on a quarterly basis. Evaluation of our distribution policy and the decision to make a distribution will be made solely at the discretion of our board of directors and will be based on factors including, but not limited to, CAD, our ability to generate income, availability of existing cash balances, the performance of our business, capital requirements, applicable law, access to cash in the capital markets and other financing sources, general economic conditions and economic conditions that more specifically impact our business or prospects and other factors our board of directors deems relevant.
Future distribution levels are subject to adjustment based upon any one or more of the factors set forth above, the risk factors set forth in this Information Statement or any other document we file with the SEC under the Exchange Act and other factors that our board of directors may, from time to time, deem relevant to consider when determining an appropriate common stock distribution. Our board of directors may also determine not to make any distribution. Refer to “Distribution Policy” for more information.
Our ability to make distributions is limited by the requirements of Delaware law.
Our ability to make distributions on our Common Stock is limited by the laws of the State of Delaware, where we are incorporated. Under applicable Delaware law, a Delaware corporation may only declare and make a distribution out of its surplus or, in the event the corporation has no surplus, out of its net profits for the fiscal year in which the distribution is declared and/or the preceding fiscal year. Therefore, to the extent we do not have adequate surplus or net profits, we will be prohibited from making distributions.
Anti-takeover provisions in our constituent documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.
Our amended and restated certificate of incorporation and bylaws will contain provisions that may make the acquisition of the Company more difficult without the approval of our board of directors. These provisions:

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authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval and which may include super voting, special approval, distribution or other rights or preferences superior to the rights of the holders of common stock;

•	prohibit stockholder action by written consent, without the express prior consent of our board of directors;

•	provide that our board of directors is expressly authorized to make, alter or repeal our bylaws; and

•	establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.
These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of the Company, even if doing so would benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. For a further discussion of these and other such anti-takeover provisions, refer to “Description of Capital Stock.”
Furthermore, in the event of a change of control of the Company, the Company may be obligated to pay NorthStar Realty a cash amount in connection with performance-based equity awards issued by the Company under the terms of the management agreement, which could increase the costs and discourage a change in control.
Stockholders have limited control over changes in our policies and operations, which increases the uncertainty and risks they face as stockholders.
Our board of directors determines our major policies, including our policies regarding growth and distributions. Our board of directors may amend or revise these and other policies without a vote of our stockholders. We may change our investment or other policies without stockholder notice or consent, which could result in investments or activities that are different than, or in different proportion than, those described in this Information Statement. Under the Delaware General Corporation Law, or DGCL, and our amended and restated certificate of incorporation, stockholders will have a right to vote only on limited matters. Our board of directors’ broad discretion in setting policies and stockholders’ inability to exert control over those policies increases the uncertainty and risks stockholders face.
Our organizational documents do not limit our ability to enter into new lines of businesses and we may expand into new investment strategies, geographic markets and businesses, each of which may result in additional risks and uncertainties in our businesses.
Our plan, to the extent that market conditions permit, is to grow our business and expand into new investment strategies, geographic markets and businesses. Our organizational documents do not limit us to the management of commercial real estate assets. Accordingly, we may pursue growth through acquisitions of asset management contracts or companies, acquisitions of critical business partners or other strategic initiatives. To the extent we make strategic investments or acquisitions, undertake other strategic initiatives or enter into a new line of business, we will face numerous risks and uncertainties, including risks associated with: (i) the required investment of capital and other resources; (ii) the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk; (iii) combining or integrating operational and management systems and controls; and (iv) the broadening of our geographic footprint, including the risks associated with conducting operations in non-U.S. jurisdictions. Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. If a new business generates insufficient revenues or if we are unable to efficiently manage our expanded operations, our results of operations will be adversely affected. Our strategic initiatives may include joint ventures, in which case we will be subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to systems, controls and personnel that are not under our control.

Our organizational documents upon consummation of this offering will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our organizational documents will provide that, subject to limited exceptions, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; or (iv) any other action asserting a claim against us that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our constituent documents described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our constituent documents inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition and results of operations.
At or prior to the Distribution, we expect one or more of our subsidiaries to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended, or the Investment Advisers Act, which impacts the types of investments that we recommend our Managed Companies make and could cause us not to invest in opportunities that meet the respective Managed Companies’ investment criteria. Being registered as an investment adviser could hinder our operating performance and negatively impact our stockholders’ return on investment.
At or prior to the Distribution, we expect one or more of our subsidiaries to be registered with the SEC as an investment adviser under the Investment Advisers Act. Such registration will result in certain aspects of our asset management business being supervised by the SEC. The Investment Advisers Act requires registered investment advisers to comply with numerous obligations, including compliance, record-keeping, operating and marketing requirements, disclosure obligations and limitations on certain activities. Investment advisers also owe fiduciary duties to their clients. These regulatory and fiduciary obligations may result in increased costs or otherwise adversely impact our business. We have not previously registered as an investment adviser and do not have experience in complying with applicable investment adviser regulations. If we do not comply with these requirements, we may not be able to provide management services to our Managed Companies to the extent they invest in securities.
If we are deemed an investment company under the Investment Company Act our business would be subject to applicable restrictions under that Act, which could make it impracticable for us to continue our business as contemplated and would have a material adverse impact on the market price of our Common Stock.
We do not believe that we are an “investment company” under the Investment Company Act because the nature of our assets excludes us from the definition of an investment company under the Investment Company Act. In addition, we believe our company is not an investment company pursuant to Rule 3a-1 of the Investment Company Act because we have no more than 45% of our assets invested in and derive no more than 45% of our income from investment securities. We intend to conduct our operations so that we will not be deemed an investment company. If we were to be deemed an investment company, however, restrictions imposed by the Investment Company Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and would have a material adverse effect on our businesses and the price of our Common Stock.
The reduced disclosure requirements applicable to us as an “emerging growth company” may make our Common Stock less attractive to investors.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may avail ourselves of certain exemptions from various reporting requirements of public companies that are not “emerging growth companies,” including, but not limited to, an exemption from complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, and, like smaller reporting companies, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirement of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may remain an emerging growth company for up to five full fiscal years following the Distribution. We would cease to be an emerging growth company, and, therefore, become ineligible to rely on the above exemptions, if we have more than $1 billion in annual revenue in a fiscal year, if we issue more than $1 billion of non-convertible debt over a three-year period or on the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act which would occur after: (i) we have filed at least one annual report; (ii) we have been an SEC-reporting company for at least 12 months; and (iii) the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions.

If some investors find our Common Stock less attractive as a result of the exemptions available to us as an emerging growth company, there may be a less active trading market for our Common Stock (assuming a market ever develops) and our value may be more volatile than that of an otherwise comparable company that does not avail itself of the same or similar exemptions.
Risks Related to the Businesses of Our Managed Companies
The risks associated with our Managed Companies’ businesses that could adversely affect their ability to grow their assets, generate revenue and pay our asset management fee are risks to our business.
We provide asset management and other services to our Sponsored Companies. We will enter into a management agreement with NorthStar Realty to provide asset management and other services following the spin-off. In connection with these services, our Managed Companies will pay us periodic asset management fees as well as certain other fees, as provided for under the applicable agreements. These agreements will also provide for the allocation of certain general corporate and administrative expenses, employee benefits, taxes and certain other liabilities and obligations. The risks associated with each of our Managed Companies’ businesses could adversely affect their ability to carry out their respective business plans. As a result, the risks to their businesses could affect their ability to pay us our asset management, incentive and other fees, which would therefore adversely affect our ability to grow our business.
Our Managed Companies are currently public companies and their filings with the SEC detail the risks associated with the businesses of our Managed Companies. These risks include, but are not limited to, the following risks that could particularly impact their ability to raise capital if applicable, make new investments and pay us our asset management, incentive and other fees, thereby adversely affecting our business, results of operations and financial condition:

•	our Managed Companies rely on outside sources of capital that have been challenged by U.S. and global economic and market conditions;

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challenging economic and financial market conditions could significantly reduce the amount of income our Managed Companies earn on their investments and reduce the value of their investments, harming their ability to raise funds, if applicable, and make new investments;

•	changes in investor preferences or market conditions could limit our Managed Companies’ ability to raise funds, if applicable, or make new investments;

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changes in tax laws, regulation or accounting rules may make certain types of investments less attractive to potential sellers and lessees, which could negatively affect the ability of our Managed Companies to increase the amount of assets of those types under management;

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our Managed Companies face significant competition for attractive investment opportunities from other real estate investors, some of which have greater financial resources, including publicly-traded REITs, non-traded REITs, insurance companies, commercial and investment banking firms, private institutional funds, hedge funds, private equity funds and other investors and that competition may limit the amount of new investments that we are able to offer our Managed Companies;

•	our Managed Companies are exposed to environmental, building and other laws, natural disasters and other factors beyond their control as a result of their ownership of real estate;

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our Managed Companies’ commercial real estate debt, mortgage loans underlying their commercial real estate securities and commercial real estate equity investments are subject to the risks typically associated with commercial real estate, which create risks to their businesses that may adversely affect their ability to profit from those investments and raise additional funds, if applicable;

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our Managed Companies have in the past and expect to continue to make opportunistic investments that may involve asset classes and structures with which they have less familiarity, thereby increasing their risk of loss, potentially adversely impacting their businesses and ability to raise additional capital, if applicable;

•	our Managed Companies may be unable to complete additional securitization transactions due to, among other things, a decrease in liquidity in the commercial real estate market;

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our Managed Companies may be unable to obtain financing required to originate or acquire investments as contemplated in their business plan, which could compel our Managed Companies to restructure or abandon a particular origination or acquisition and harm their ability to expand their businesses;

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our Managed Companies have significant investments in certain asset classes, such as manufactured housing communities and limited partnership interests in real estate private equity funds, and the impact of adverse conditions on those specific asset classes could negatively impact its business and its ability to continue to raise capital, if applicable;

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economic conditions may impact the borrowers of the commercial real estate debt originated and acquired by our Managed Companies and the commercial mortgage loans underlying the commercial mortgage backed securities, or CMBS, in which our Managed Companies have invested, as well as on the tenants/operators of the real property owned by our Managed Companies, impacting our Managed Companies’ business and their ability to grow their business;

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maintenance of our Managed Companies’ Investment Company Act exemption imposes limits on our Managed Companies’ operations, which may adversely impact our Managed Companies’ ability to invest capital in their businesses;

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our Managed Companies’ failure to continue to qualify as a REIT would subject them to federal income tax and reduce CAD to their stockholders, adversely impacting their ability to raise capital, if applicable, and operate their business; and

•	complying with REIT requirements may cause our Managed Companies to forego otherwise attractive opportunities or liquidate otherwise attractive investments.
Additional risks associated with the healthcare assets of NorthStar Realty and the business of NorthStar Healthcare include:

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the healthcare industry is highly competitive and we expect it to become more competitive and such competition may affect the ability of NorthStar Realty, NorthStar Healthcare or any other companies we may manage to make acquisitions or may increase the cost of these acquisitions which, in turn, could materially adversely affect their business, financial condition and results of operations;

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the failure of the tenants/operators of healthcare facilities to comply with licensing and certification requirements, the requirements of governmental reimbursement programs, such as Medicare or Medicaid, fraud and abuse regulations or new legislative developments may materially adversely affect the business, financial condition and results of operations of NorthStar Realty, NorthStar Healthcare or any other companies we may manage;

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the healthcare industry is heavily regulated; new laws or regulations, such as the healthcare reform law and related regulations, changes to existing laws or regulations, loss of licensure or failure to obtain licensure could materially adversely affect the business, financial condition and results of operations of NorthStar Realty, NorthStar Healthcare or any other companies we may manage;

•	government budget deficits could lead to a reduction in Medicare and Medicaid reimbursement as well as substantial delays in payments;

•	adverse trends in healthcare provider operations may negatively affect lease revenue and the business of NorthStar Realty, NorthStar Healthcare or any other companies we may manage; and

•	we may not realize the benefits we expect from the strategic arrangement with Mr. Flaherty.
Challenging economic and financial market conditions could significantly reduce the amount of income our Managed Companies earn on their investments and further reduce the value of their investments.
Challenging economic and financial market conditions may result in delinquencies, non-performing assets and taking title to collateral and a decrease in the value of the property or other collateral which secures our Managed Companies’ investments, all of which could adversely affect their results of operations. Our Managed Companies may incur substantial loan losses and need to establish significant provision for loan losses even with respect to loans that are performing in accordance with their contractual terms and consequently do not constitute non-performing loans. Loan defaults result in a decrease in interest income and may require the establishment of, or an increase in, provision for loan losses. The decrease in interest income resulting from a loan default may continue for a prolonged period of time as our Managed Companies seek to recover, primarily through legal proceedings, the outstanding principal amount, accrued interest and default interest due on a defaulted loan. Legal proceedings, which may include taking title to collateral and bankruptcy proceedings, are expensive and time consuming and may not result in the recovery of our Managed Companies’ principal. The decrease in interest income and the costs involved in pursuing their legal remedies will reduce the amount of cash available to meet their expenses and adversely impact their liquidity and operating results.
Our Managed Companies manage a diversified portfolio of debt and equity investments. As a result of the economic and market conditions, the value of collateral securing any of their debt investments could decrease below the outstanding principal amount of such investment. In addition, revenue generated by the properties and other assets underlying any investments they may make could decrease, making it more difficult for borrowers and tenants/operators to meet their payment obligations to our Managed Companies. Each of these factors would increase the likelihood of default and taking title to collateral or transferring title of collateral to a third-party lender, which would likely have a negative impact on the value of our Managed Companies’ portfolios.
More generally, the risks arising from the current financial market and economic conditions are applicable to all of the investments our Managed Companies may make, including their debt investments, whether mortgage, subordinate or other loans or direct senior housing and other healthcare real estate investments, the performance of which depends on the performance of the operator to which the property is leased, whose business may be adversely impacted by these conditions.
These conditions, or similar conditions that may exist in the future, may materially adversely affect our Managed Companies’ business, financial condition and results of operations, and their ability to make distributions to stockholders. Among other potential consequences, a prolonged economic slowdown or recession may materially adversely affect:

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our Managed Companies’ ability to borrow on terms and conditions that they find acceptable, or at all, which could reduce their ability to pursue origination and acquisition opportunities and refinance existing borrowings, reduce returns from their origination and acquisition activities and increase their future interest expense;

•	the financial condition of their tenants/operators, which may result in defaults under leases due to bankruptcy, lack of liquidity, operational failures or for other reasons; and

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the value of our Managed Companies’ healthcare real estate and the ability of their tenants/operators to make their lease or mortgage payments, and in certain circumstances, their ability to dispose of these assets at attractive prices or to obtain financing collateralized by these assets.

If our Managed Companies perform poorly, we will have substantial difficulty growing our assets under management and attracting capital for new Managed Companies.
Our agreements with NorthStar Realty and the Sponsored Companies may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties.
The terms of the agreements related to our spin-off from NorthStar Realty, including a management agreement and various other agreements with NorthStar Realty, will not be negotiated among unaffiliated third parties. As a result, these terms may be less favorable to us or NorthStar Realty than the terms that would have resulted from arm’s-length negotiations among unaffiliated third parties.  For example, our management agreement with NorthStar Realty provides for a 20-year initial term, which will be automatically renewed for additional 20-year terms each anniversary thereafter unless earlier terminated for “cause.”  As a result, we do not expect that NorthStar Realty will ever be able to terminate its management agreement with us, even if NorthStar Realty may be able to contract for asset management services on terms that are more advantageous to it or if a substantial portion of NorthStar Realty’s available cash becomes required to fulfill its obligations under that asset management agreement.
Non-traded companies have been the subject of increased scrutiny by regulators and media outlets. We and the non-traded companies we manage could become the subject of scrutiny and may face difficulties in raising capital for these companies should negative perceptions develop regarding non-traded companies, which would negatively impact our business.
The securities of our non-traded companies, like other non-traded companies, are sold through the independent broker-dealer channel (i.e., U.S. broker-dealers that are not affiliated with money center banks or similar financial institutions). Governmental and self-regulatory organizations like the SEC and FINRA impose and enforce regulations on broker-dealers, investment banking firms, investment advisors and similar financial services companies. Self-regulatory organizations, such as FINRA, adopt rules, subject to approval by the SEC that govern aspects of the financial services industry and conduct periodic examinations of the operations of registered investment dealers and broker-dealers.
Furthermore, in January 2014, FINRA filed with the SEC proposed amendments to FINRA rules which, if adopted by the SEC without modification, may significantly affect the manner in which non-traded companies raise capital. The proposed amendments may cause a significant reduction in capital raised by non-traded companies, which may cause a material negative impact on the ability of the non-traded companies we manage to achieve their business plans and to successfully complete their offerings. These proposed amendments could be adopted and become effective during 2014.
As a result of this increased scrutiny and accompanying negative publicity and coverage by media outlets, FINRA may impose additional restrictions on sales practices in the independent broker-dealer channel for non-traded companies, and accordingly the non-traded companies we manage may face increased difficulties in raising capital in their offerings. Should these companies be unable to raise substantial funds in their offerings, the number and type of investments they may make will be curtailed, all of which could materially adversely affect the fee income generated from our broker-dealer that acts as the dealer manager of these offerings as well as the asset management and other fees we earn and the nature of the transactions undertaken by the non-traded companies we manage which would adversely affect our ability to grow our business. If we or the non-traded companies we manage become the subject of scrutiny, even if we have complied with all applicable laws and regulations, responding to such scrutiny could be expensive, harmful to our reputation and distracting to our management.
Because there are numerous companies seeking to raise capital through non-traded companies, it may be more difficult for us to do so.
We intend to expand our business by managing additional non-traded companies, including NorthStar/RXR New York Metro, which has confidentially submitted a registration statement to the SEC. The number of entrants in the non-traded space has grown significantly over the last couple of years. Based on publicly-available information, as of April 30, 2014, there were 44 active non-traded companies in the marketplace and 10 others have filed registration statements, which are not yet effective. As a result, we will be subject to significant competition from these and other companies seeking to raise capital in the non-traded space. There can be no assurance that we will be able to compete successfully against current and future competitors and raise capital through our non-traded companies. In addition, there can be no assurance that any non-traded companies we may sponsor or co-sponsor in the future, including NorthStar/RXR New York Metro, will have the respective registration statement declared effective by the SEC or raise the maximum offering amounts as stated in the respective prospectus of such non-traded company.

Risks Related to the Business of NorthStar Securities
Our failure to maintain registration of NorthStar Securities as a broker-dealer member in the various jurisdictions in which we will do business, comply with applicable regulatory capital requirements and other interruptions could have a material adverse effect on our business, financial condition, liquidity and results of operations.
NorthStar Securities is a FINRA member wholesale broker-dealer that is registered in the various jurisdictions in which our Sponsored Companies do business. NorthStar Securities must comply with various regulatory guidelines to maintain its FINRA membership and continue to operate as a wholesale broker-dealer. There is no guarantee that FINRA, the SEC or the states or territories in which it is registered will not take action against NorthStar Securities to remove its membership and/or registrations. Even if NorthStar Securities has complied with applicable rules, it could still be subjected to investigation and scrutiny that could distract our management, force us to incur substantial cost and harm our brand. If NorthStar Securities has failed to comply with applicable rules, it could be subject to enforcement actions and other penalties that could disrupt our business. Accordingly, such events would delay or potentially hinder sales of our Sponsored Companies’ securities.
NorthStar Securities is subject to various regulatory and capital requirements administered by the federal banking regulators. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, NorthStar Securities must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Its capital amounts and classification are also subject to qualitative judgments by the regulators about components of its capital, risk weightings of assets, off-balance sheet transactions, and other factors. Failure to meet minimum capital requirements can trigger certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could harm either our operations and our financial condition.
There is no assurance NorthStar Securities will be able to successfully raise capital for NorthStar Healthcare, NorthStar Income II or any other new entities we may manage or that it will be able to enter into any additional third-party selling agreements.
NorthStar Securities may be unable to raise capital for NorthStar Healthcare, NorthStar Income II or any other new entities that we may manage, which would restrict our growth and harm our operations. NorthStar Securities has entered into, and will seek to enter into, additional third-party selling agreements in order to raise capital for our Sponsored Companies. There is no assurance, however, that we will be able to enter into additional third-party selling agreements on favorable terms, or at all, which would hinder or even cease our ability to raise capital for our Sponsored Companies. Additionally, significant declines in asset value and reductions in distributions in our Sponsored Companies could cause us to lose third-party selling agreements and limit our ability to sign future third-party selling agreements.
Government and self-regulatory organization intervention may limit our ability to continue to implement certain strategies or manage certain risks.
Government and self-regulatory organizations have significant influence over the regulatory framework under which our company operates. In the past, these organizations have also undertaken significant measures to influence market forces including quantitative easing, direct capital infusions into struggling industries or other programs and strategies. For example, refer to “Non-traded companies have been the subject of increased scrutiny by regulators and media outlets. We and the non-traded companies we manage could become the subject of scrutiny and may face difficulties in raising capital for these companies should negative perceptions develop regarding non-traded companies, which would negatively impact our business.” above for additional information.
Such intervention has also in certain cases been implemented on an “emergency” basis, suddenly and substantially eliminating market participants’ ability to continue to implement certain strategies or manage the risk of their outstanding positions. It is impossible to predict what, if any, additional interim or permanent governmental restrictions may be imposed on the markets and the effect of such restrictions on us and our results of operations. There is a high likelihood of significantly increased regulation of the financial markets that could have an impact on our operating results and financial condition.
Risks Related to the Spin-off
The spin-off may not have the benefits we anticipate.
The spin-off may not have the full or any strategic and financial benefits that we expect or such benefits may be delayed or may not materialize at all. The anticipated benefits of the spin-off are based on a number of assumptions, which may prove incorrect. For example, we believe that investors and analysts will regard NorthStar Asset Management’s focused asset management business more favorably as a separate company than as part of NorthStar Realty’s existing portfolio and strategy and thus place a greater value on NorthStar Asset Management as a separate public company than as a business that is a part of NorthStar Realty. In the event that the spin-off does not have this and other expected benefits, the costs associated with the transaction, including an expected increase in general and administrative expenses, could have a negative effect on our financial condition and ability to make distributions to our stockholders. Stockholder approval will not be required or sought in connection with the spin-off.

The aggregate post-Distribution value of NorthStar Realty and NorthStar Asset Management shares may not equal or exceed the pre-spin-off value of NorthStar Realty shares.
After the spin-off, NorthStar Realty common stock will continue to be listed and traded on the NYSE. NorthStar Asset Management Common Stock has been approved for listing on the NYSE under the symbol “NSAM.” We cannot assure you that the combined value of NorthStar Realty and NorthStar Asset Management after the spin-off, as adjusted for any changes in the combined capitalization of these companies, will be equal to or greater than the value of NorthStar Realty prior to the spin-off. Until the market has fully evaluated the business of NorthStar Realty without the business of NorthStar Asset Management, the value of NorthStar Realty may fluctuate significantly. Similarly, until the market has fully evaluated the business of NorthStar Asset Management, the value of NorthStar Asset Management may fluctuate significantly.
Following the spin-off, we may not enjoy all of the benefits that we have prior to the spin-off.
Prior to the spin-off, we share benefits of scope and scale in costs and expenses resulting from various factors including financial reporting, costs associated with complying with federal securities laws (including compliance with the Sarbanes-Oxley Act), tax administration and insurance. While we plan to enter into a management agreement with NorthStar Realty that would govern a number of our commercial and other relationships after the spin-off, those arrangements may not fully capture the benefits we enjoy as a result of common ownership prior to the spin-off.
We may not be able to successfully implement our business strategy.
There can be no assurance that we will be able to generate sufficient returns to pay our operating expenses and make satisfactory distributions to our stockholders or any distributions at all, once we commence operations as an independent company. Our financial condition, results of operations and cash flow will be affected by the expenses we will incur as an independent public company, including legal, accounting, compliance and other costs associated with being a public company with equity securities traded on the NYSE. Additionally, it may be necessary to obtain additional financing to provide funds for capital needs. There can be no assurance that we will be able to enter into any necessary additional financing on favorable terms or at all.
If the spin-off is consummated, we will be subject to federal and applicable state and local income tax.
Following the spin-off, we will be fully taxable as a corporation for federal income tax purposes, which will cause our earnings to be subject to federal income tax. There can be no assurance that the effective tax rate on our earnings will be less than 35%.
If the Distribution and the Restructuring Transactions do not qualify as transactions that are generally tax-free for U.S. federal income tax purposes, NorthStar Realty, NorthStar Asset Management and NorthStar Realty’s stockholders could be subject to significant tax liabilities and, in certain circumstances, NorthStar Asset Management could be required to indemnify NorthStar Realty for material taxes pursuant to indemnification obligations under the Tax Disaffiliation Agreement.
The Distribution is conditioned on the receipt by NorthStar Realty of opinions from its tax advisors substantially to the effect that: (i) the Restructuring Transactions, which will facilitate the Distribution, will be tax-free; and (ii) the Distribution should be tax-free to NorthStar Realty and its stockholders. The tax opinions that NorthStar Realty will receive from its tax advisors will rely on, among other things, certain representations, assumptions and undertakings, including those relating to the past and future conduct of NorthStar Realty’s and our businesses, and the opinions would not be valid if such representations, assumptions and undertakings were incorrect or breached in any material respect.
NorthStar Realty has not sought and will not receive a private letter ruling from the IRS regarding the tax consequences of the Restructuring Transactions or the Distribution. Consequently, notwithstanding the tax opinions, the IRS could determine that the Restructuring Transactions and/or the Distribution should be treated as taxable transactions for U.S. federal income tax purposes. Accordingly, no assurance can be provided that the opinions NorthStar Realty receives will not be successfully challenged by the IRS. For more information regarding the opinions, refer to “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution and the Restructuring Transactions.”
If the Distribution fails to qualify for tax-free treatment, in general, NorthStar Realty would be subject to tax as if it had sold our Common Stock in a taxable sale for its fair market value, and NorthStar Realty stockholders who receive shares of our Common Stock in the Distribution would be subject to tax as if they had received a distribution equal to the fair market value of such shares, most of which would be treated as a taxable dividend because of the taxable gain that NorthStar Realty would recognize on the Distribution.
If the Restructuring Transactions are not tax-free, then a NorthStar Realty stockholder may recognize gain or loss, as applicable, equal to the difference between: (i) the aggregate fair market value of the stockholder’s shares of NorthStar Realty’s common stock; and (ii) the stockholder’s adjusted tax basis in that stock. Even if a stockholder does not recognize all of the gain or loss in its common stock, NorthStar Realty may recognize capital gain if certain of the Restructuring Transactions are taxable. In that event, NorthStar Realty will either have to make additional capital gains dividends to its stockholders or pay tax on net long-term capital gain that NorthStar Realty retains, in which case NorthStar Realty’s stockholders will be required to include in income their proportionate share of such long-term capital gain and will receive a credit for their share of any tax NorthStar Realty pays on such long-term capital gain.

Under the Tax Disaffiliation Agreement, we generally will be required to indemnify NorthStar Realty against any tax resulting from the Distribution to the extent that such tax resulted from: (i) an acquisition of all or a portion of our equity securities or assets, whether by merger or otherwise; (ii) other actions or failures to act by us; or (iii) any of our representations or undertakings being incorrect or violated. Our indemnification obligations to NorthStar Realty and its subsidiaries, officers and directors will not be limited by any maximum amount. If we are required to indemnify NorthStar Realty or such other persons under the circumstances set forth in the Tax Disaffiliation Agreement, we may be subject to substantial liabilities.
We may not be able to engage in desirable strategic or capital-raising transactions for a period of time following the Distribution. In addition, we could be liable for adverse tax consequences resulting from engaging in significant strategic or capital-raising transactions.
To preserve the tax-free treatment to NorthStar Realty of the Distribution, for a period of time following the Distribution, we may be prohibited, except in specific circumstances, from: (i) entering into any transaction pursuant to which all or a portion of our stock would be acquired, whether by merger or otherwise if, as a result of such a transaction and any related equity issuances or redemptions, 50% or more of our stock is acquired; or (ii) taking or failing to take action that prevents the Distribution and related transactions from being tax-free.
These restrictions may limit our ability for a period of time to pursue strategic arrangements or engage in new business or other transactions that may maximize the value of our business. For more information, refer to “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution and the Restructuring Transactions” and “Certain Relationships and Related Party Transactions — Relationship Between NorthStar Realty and Us After the Distribution — Tax Disaffiliation Agreement.”
If the Distribution does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, NorthStar Realty could lose its qualification as a REIT.
If the Distribution does not qualify for tax-free treatment under the U.S. federal income tax laws, NorthStar Realty could lose its qualification as a REIT. Specifically, if the Distribution does not qualify for tax-free treatment, the taxable gain that NorthStar Realty would recognize on the Distribution would equal the excess of the fair market value of our Common Stock distributed over NorthStar Realty’s adjusted tax basis in such stock. The gain from that taxable sale may cause NorthStar Realty to fail to satisfy the 75% gross income test required for REIT qualification. Unless that failure qualifies for a statutory “REIT savings provision,” NorthStar Realty will fail to qualify as a REIT for the year in which the Distribution occurs and would be prohibited from electing REIT status for the following four taxable years. If NorthStar Realty fails to qualify as a REIT, it will be subject to federal and applicable state and local income tax on its taxable income at regular corporate rates. Losing REIT status would reduce NorthStar Realty’s net income available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends-paid deduction and NorthStar Realty would no longer be required to make distributions. Even if NorthStar Realty’s failure to satisfy the 75% gross income test qualified for the statutory “REIT savings provision,” NorthStar Realty would likely have to pay a material penalty tax. Finally, as discussed in “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution and the Restructuring Transactions — Certain U.S. Federal Income Tax Consequences if the Distribution Were Taxable” even if the Distribution otherwise qualifies as a tax-free distribution, it might be taxable to NorthStar Realty under Section 355(e) of the Code if the Distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquired, directly or indirectly, stock representing a 50% or greater interest (by vote or value) in NorthStar Realty or us. If Section 355(e) of the Code applies as a result of such an acquisition, NorthStar Realty would recognize a taxable gain and, as a result, may fail to satisfy the 75% gross income test applicable to REITs, as described above.
If certain portions of a recently released discussion draft of tax reform legislation were introduced as legislation and enacted in their current form, the spin-off of NorthStar Realty’s asset management business could be treated as a taxable transaction to NorthStar Realty and its stockholders, which could cause NorthStar Realty to fail to qualify as a REIT.
On February 26, 2014, House Ways and Means Committee Chairman Dave Camp (R-MI) released a discussion draft of tax reform legislation, or the Discussion Draft. Among the proposals in the Discussion Draft is a provision that would prohibit REITs from conducting tax-free spin-offs under Section 355 of the Code. The Discussion Draft provides that this prohibition would be effective for distributions made on or after February 26, 2014. However, under a transition rule, the prohibition will not apply to REITs that make distributions pursuant to an agreement that was binding on February 26, 2014 and at all times thereafter. It is unclear whether the Discussion Draft will be introduced as legislation or enacted and, if so and in either case, in what form. On December 10, 2013, NorthStar Realty publicly announced its plan to spin-off its asset management business in a tax-free transaction and as of February 26, 2014, NorthStar Realty has entered into agreements with: (i) one of its joint venture partners: (ii) all three of the Sponsored Companies; and (iii) its operating partnership, NRFC Sub-REIT Corp., or Sub-REIT, and us pursuant to which NorthStar Realty has contractually agreed to complete the spin-off of its asset management business by December 31, 2014. We and NorthStar Realty believe that those agreements are binding agreements for purposes of the transition rule. If the Discussion Draft were to be introduced as legislation and enacted into law in its present form and it was later determined by the IRS or the courts that the law would have retroactive effect to the date it was first proposed for discussion as well as that NorthStar Realty’s plan to effect the spin-off as announced in December 2013 and the agreements described above to complete the spin-off by December 31, 2014 did not constitute “binding agreements” within the meaning of the law, the spin-off of the asset management business would be treated as a taxable transaction to NorthStar Realty and its stockholders, which could cause NorthStar Realty to fail to qualify as a REIT unless the failure qualifies for a statutory “REIT savings provision.”
Our historical financial results as a carve-out of NorthStar Realty and our unaudited pro forma financial statements may not be representative of our results as an independent company.
The historical financial information we have included in this Information Statement has been prepared from the accounting records of NorthStar Realty and does not necessarily reflect what our financial position, results of operations or cash flows would have been had we operated as an independent company during the periods presented. The historical costs and expenses reflected in our financial statements include an allocation for certain indirect items including salaries, equity-based compensation and general and administrative expenses pro rata based on an estimate of expenses had the business been run on as an independent entity. The allocation methods include relative head count and management’s knowledge of the respective operations of the Company. The historical information does not necessarily indicate what our results of operations, financial position, cash flows or costs and expenses will be in the future. Our pro forma financial information set forth under “Unaudited Pro Forma Financial Information” reflects changes that may occur in our funding and operations as a result of the spin-off. However, there can be no assurances that this unaudited pro forma financial information will reflect our costs as an independent company.
We may incur material costs and expenses as a result of our separation from NorthStar Realty, which could adversely affect our profitability.
We may incur costs and expenses greater than those we currently incur as a result of our separation from NorthStar Realty. These increased costs and expenses may arise from various factors, including financial reporting, costs associated with complying with federal securities laws (including compliance with the Sarbanes-Oxley Act), tax administration, and legal and human resources related functions. We cannot assure you that these costs will not be material to our business.
If, following the spin-off, we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our stock price may suffer.
Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries’ internal control over financial reporting. To comply with this statute, we will eventually be required to document and test our internal control procedures, our management will be required to assess and issue a report concerning our internal control over financial reporting, and our independent auditors will be required to issue an opinion on their audit of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. If our management cannot favorably assess the effectiveness of our internal control over financial reporting or our auditors identify material weaknesses in our internal controls, investor confidence in our financial results may weaken and our stock price may suffer.

BUSINESS
Our Company
We are a newly formed Delaware corporation organized to provide asset management and other services to NorthStar Realty Finance Corp. (NYSE: NRF), our sponsored public non-traded companies and any other companies we may manage in the future, both in the United States and internationally. We earn asset management, incentive and other fees pursuant to long-term management and other contracts. Our business also includes NorthStar Securities, a captive broker-dealer platform that sells equity in our sponsored public non-traded REITs and other non-traded companies we may manage in the future. We may manage other companies structured through joint ventures and partnerships, such as our recent Healthcare Strategic Partnership with James F. Flaherty III and NorthStar Realty’s strategic arrangement with RXR Realty, a leading real estate owner, developer and investment management company focused on high-quality real estate investments in the New York Tri-State area, as discussed below.
Our Managed Companies have historically invested in the commercial real estate industry and have demonstrated the ability to invest and create value through multiple real estate cycles and changing market conditions. Our management team has a proven track record in managing and growing NorthStar Realty and our Sponsored Companies. We believe our in-place, long-duration fees, substantial growth prospects and scalable operating platform, position us as an industry leading asset manager. We have the ability to maintain a competitive advantage through a combination of our deep industry relationships and market leading commercial real estate credit underwriting and capital markets expertise which will continue to enable us to manage credit risk as well as to efficiently structure and finance the assets of our Managed Companies. Following the spin-off, the existing employees of NorthStar Realty will become employees of NSAM. Executive officers, employees engaged in NorthStar Realty’s existing loan origination business and certain other employees will be co-employees of NSAM and NorthStar Realty. Our ability to identify opportunities across a broad spectrum of potential investments for our Managed Companies will continue to create complementary and overlapping sources of investment opportunities based on a common reliance on market fundamentals and application of similar underwriting and asset management skills as we seek to maximize stockholder value.
Our Asset Management Strategy
Our primary business objective is to provide asset management and other services by managing NorthStar Realty and our Sponsored Companies both in the United States and internationally. We earn asset management, incentive and other fees pursuant to long-term management and other contracts. Our growth will be aligned with the ability of NorthStar Realty and our Sponsored Companies to grow by raising capital, which in turn will be driven by their investment activities and overall performance. We expect to expand our asset management business through organic growth by managing additional investment vehicles and potentially through the acquisition of third-party asset management contracts and businesses.
Assets of our Managed Companies grew significantly over the past several years driven by our ability to raise capital for NorthStar Realty and our Sponsored Companies and in turn effectively deploy such capital. The following table presents the assets of our Managed Companies as of March 31, 2014 and December 31, 2013 and 2012 (dollars in thousands):

	March 31, 2014		December 31, 2013		December 31, 2012
	Amount	Percentage	Amount	Percentage	Amount	Percentage
NorthStar Realty(1)	$9,872,825	82.0%	$8,660,375	81.5%	$6,547,116	88.5%
Sponsored Companies:(2)
NorthStar Income	1,770,960	14.7%	1,831,104	17.2%	854,516	11.5%
NorthStar Healthcare	246,289	2.0%	115,839	1.1%	—	—
NorthStar Income II	153,318	1.3%	25,326	0.2%	—	—
Total	$12,043,392	100.0%	$10,632,644	100.0%	$7,401,632	100.0%
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(1)
Based on principal amount of loans and securities, cost basis for real estate and equity interests in NorthStar Realty collateralized debt obligations and fair value for investments in private equity funds.

(2)	Based on consolidated total assets.
NorthStar Realty
NorthStar Realty is a publicly-traded diversified commercial real estate investment and asset management company formed in October 2003 that invests in multiple asset classes across commercial real estate which may take the form of acquiring real estate and originating or acquiring senior or subordinate loans, as well as pursuing opportunistic commercial real estate investments. Our contract to manage NorthStar Realty will provide for stable fees to us while continuing to grow NorthStar Realty’s existing business through our management team’s diligent and focused investment strategy which will seek to drive returns for the stockholders of both NorthStar Realty and NorthStar Asset Management. For a further description of the management agreement, refer to “Certain Relationships and Related Party Transactions — Relationship Between NorthStar Realty and Us After the Distribution — Management Agreement.”
NorthStar Realty has grown its business by raising capital and deploying such capital effectively. To date in 2014, NorthStar Realty issued aggregate net capital of $761 million from the issuance of common and preferred equity. In 2013, NorthStar Realty issued aggregate net capital of $1.9 billion, including $1.6 billion from the issuance of common and preferred equity, of which $650 million of common equity was issued in December 2013 subsequent to the announcement of the spin-off.
Our contract to manage NorthStar Realty is for an initial term of 20 years and provides for:

•	an annual base management fee, calculated and payable quarterly in arrears in cash, equal to the sum of:

•	$100 million;

•	an additional annual base management fee equal to 1.5% per annum of the sum of:

•	cumulative net proceeds of all common equity and preferred equity issued by NorthStar Realty after December 10, 2013;

•	equity issued in exchange or conversion of exchangeable senior notes based on the stock price at the date of issuance;

•
any other issuances of common equity, preferred equity or other forms of equity, including but not limited to units in an operating partnership (excluding equity-based compensation, but including issuances related to an acquisition, investment, joint venture or partnership); and

•	cumulative CAD in excess of cumulative distributions paid on common stock, LTIP Units or other equity awards beginning the first full calendar quarter after completion of the spin-off.

•
an additional annual base management fee equal to the greater of: (a) $10 million or (b) for the applicable quarter, the portion of distributable cash flow from NorthStar Realty’s equity interest related to the asset management business of RXR Realty, calculated based on the percentage of the gross revenues from the asset management business of RXR Realty over the total revenues (net of all investment related expenses excluding non-cash and corporate level expenses) of RXR Realty for the applicable period;

•	an additional annual base management fee equal to the greater of: (a) $10 million or (b) for the applicable quarter, the portion of distributable cash flow from NorthStar Realty’s Aerium investment;

•	an incentive fee, calculated and payable quarterly in arrears in cash, equal to:

•
the product of: (a) 15% and (b) CAD before such incentive fee, divided by the weighted average shares outstanding for the calendar quarter, when such amount is in excess of $0.195 per share but less than $0.225 per share; plus

•
the product of: (a) 25% and (b) CAD before such incentive fee, divided by the weighted average shares outstanding for the calendar quarter, when such amount is equal to or in excess of $0.225 per share;

•	multiplied by the weighted average shares outstanding for the calendar quarter effected for the 1 for 2 reverse stock split which will occur in connection with and immediately prior to spin-off.
In addition, we may earn incentive fees from NorthStar Realty’s healthcare investments in connection with the Healthcare Strategic Partnership.
Weighted average shares represents the number of shares of common stock, LTIP Units or other equity-based awards (with some exclusions), outstanding on a daily weighted average basis. With respect to the base management fee, all issuances shall be allocated on a daily weighted average basis during the fiscal quarter of issuances. In connection with, and prior to, the Distribution, NorthStar Realty expects to effect a 1-for-2 reverse stock split of NorthStar Realty common stock. With respect to the incentive fee, such amounts will be appropriately adjusted from time to time to take into account the effect of any stock split, reverse stock split or stock dividend.
Furthermore, if NorthStar Realty were to spin-off any asset or business in the future, such entity would be managed by us on terms substantially similar to those set forth in the management agreement between NorthStar Realty and us. The management agreement further provides that the aggregate base management fee in place immediately after the spin-off will not be less than the aggregate base management fee in place at NorthStar Realty immediately prior to the spin-off.
In addition, the management agreement will also provide for the reimbursement of direct and indirect expenses. Refer to “Certain Relationships and Related Party Transactions — Relationship Between NorthStar Realty and Us After the Distribution — Management Agreement” for further discussion.

Sponsored Companies
Non-Traded Companies
We currently manage three public non-traded REITs: NorthStar Income, NorthStar Healthcare and NorthStar Income II. The following table presents a summary of the fee arrangements with our current Sponsored Companies:

	NorthStar	NorthStar	NorthStar
	Income	Healthcare	Income II
Offering amount(1)	$1.1 billion	$1.1 billion	$1.65 billion
Total raised through early May 2014	$1.1 billion	$266 million	$99 million
Primary strategy	Commercial Real Estate Debt	Healthcare Equity and Debt	Commercial Real Estate Debt
Primary offering period	Completed July 2013	Ends August 2015	Ends May 2015
Asset Management and Other Fees:
Asset management fees(2)	1.25% of Assets	1.00% of Assets	1.25% of Assets
Acquisition fees(3)	1.00% of Investment	1.00% of Investment (2.25% for real estate properties)	1.00% of Investment
Disposition fees(4)	1.0% of sales price	1.0% of sales price for debt investments (2.00% for real estate properties)	1.0% of sales price
Incentive payments(5)	15% of net cash flows after an 8% return	15% of net cash flows after a 6.75% return(6)	15% of net cash flows after a 7% return
__________________

(1)	Represents amount of shares initially registered to offer pursuant to the Sponsored Companies’ respective public offerings.

(2)
Assets represent principal amount funded or allocated for debt investments originated or acquired and the cost of all other investments, including expenses and any financing attributable to such investments, less any principal received on debt and securities investments (or our proportionate share thereof in the case of an investment made in a joint venture).

(3)
Calculated based on the amount funded or allocated to originate or acquire investments, including acquisition expenses and any financing attributable to such investments (or the proportionate share thereof in the case of an equity investment made through a joint venture).

(4)	Calculated based on contract sales price of each investment sold.

(5)
We are entitled to receive distributions equal to 15% of net cash flows of the respective Sponsored Company, whether from continuing operations, repayment of loans, disposition of assets or otherwise, but only after stockholders have received, in the aggregate, cumulative distributions equal to their invested capital plus the respective cumulative, non-compounded annual pre-tax return (as noted in the table above) on such invested capital.

(6)	The Healthcare Strategic Partnership will be entitled to the incentive fees earned from managing NorthStar Healthcare, of which we will earn our respective interest.
On March 31, 2014, NorthStar/RXR New York Metro confidentially submitted a registration statement on Form S-11 to the SEC, seeking to raise up to $2.0 billion in a public offering of common stock. NorthStar/RXR New York Metro will be structured as a public, non-traded corporation that intends to qualify as a REIT and is co-sponsored by us and RXR Realty, a leading real estate owner, developer and investment management company focused on high-quality real estate investments in the New York Tri-State area. Any asset management and other fees incurred by NorthStar/RXR New York Metro will be shared by us and RXR Realty, as co-sponsors. NorthStar/RXR New York Metro plans to use the net proceeds from its initial public offering to make commercial real estate investments located in the New York metropolitan area. The public offering is expected to commence after the SEC completes its review process, subject to market and other conditions, which is expected to be in the third quarter 2014.
Following the completion of the offering phases, our Sponsored Companies enter a phase where the proceeds from their respective public offerings will be fully invested and capital will be recycled. Therefore, after completion of the offering phases, the Sponsored Companies will earn more asset management fees while acquisition fees may decrease. However, fees in the aggregate should increase.
Pursuant to each of the advisory agreements with our current Sponsored Companies, we may determine, in our sole discretion, to defer or waive, in whole or in part, certain asset management and other fees incurred. In considering whether to defer or waive any such fees, we evaluate the specific facts and circumstances surrounding the incurrence of a particular fee and make our decision on a case by case basis.

In addition, we are entitled to certain expense allocations for costs paid on behalf of our Sponsored Companies, which include: (i) reimbursement for organization and offering costs such as professional and other costs associated with the formation and offering of the Sponsored Company; and (ii) reimbursement for direct and indirect operating costs such as certain salaries and professional and other costs associated with managing the operations of the Sponsored Company. The following table presents our expense arrangements with our current Sponsored Companies:

	NorthStar Income	NorthStar Healthcare	NorthStar Income II
Expense Allocation:
Organization and offering costs(1)	$11.0 million(2)	$15.0 million, or 1.5% of the proceeds expected to be raised from the offering	$24.8 million, or 1.5% of the proceeds expected to be raised from the offering
Operating costs(3)	Greater of 2.0% of its average invested assets or 25.0% of its net income	Greater of 2.0% of its average invested assets or 25.0% of its net income	Greater of 2.0% of its average invested assets or 25.0% of its net income
__________________

(1)
Represents reimbursement for organization and offering costs paid on behalf of our Sponsored Companies in connection with their respective public offerings (excluding any shares registered pursuant to distribution reinvestment plans).

(2)	Represents the total expense allocation for organization and offering costs through the end of the offering period in July 2013.

(3)
Calculated based on the four preceding fiscal quarters not to exceed the greater of: (i) 2.0% of its average invested assets; or (ii) 25.0% of its net income determined without reduction for any additions to reserves for depreciation, loan losses or other similar non-cash reserves and excluding any gain from the sale of assets for that period.

We have been focusing on raising capital for our Sponsored Companies through NorthStar Securities. Our first Sponsored Company, NorthStar Income, successfully completed its public offering on July 1, 2013 by raising $1.1 billion in capital. We are currently raising capital for our second Sponsored Company, NorthStar Healthcare, a healthcare equity and debt focused non-traded REIT, which has a maximum offering amount of $1.1 billion, and for our third Sponsored Company, NorthStar Income II, our second commercial real estate debt-oriented non-traded REIT, which has a maximum offering amount of $1.65 billion. NorthStar Healthcare and NorthStar Income II picked up momentum in raising capital in 2013, following the execution of a number of selling agreements in June 2013 and October 2013, respectively. From inception through early May 2014, NorthStar Healthcare and NorthStar Income II raised $266 million and $99 million of capital, respectively.
NorthStar Realty committed to invest up to $10 million in each of our Sponsored Companies that are in their offering stage. In addition, NorthStar Realty will commit up to $10 million to invest as distribution support consistent with past practice in each of our future public non-traded Sponsored Companies, up to a total of five new companies per year.
If we can continue to successfully raise capital for and manage our Sponsored Companies, we believe that will generate substantial incremental cash flow to our stockholders without any significant capital at risk. NorthStar Securities sells equity in our Sponsored Companies and is a broker-dealer registered with the SEC and is a member of FINRA and the Securities Investor Protection Corporation, or SIPC. NorthStar Securities commenced its operations in January of 2009 and was fully operational on April 20, 2010 when its FINRA membership became effective, enabling it to participate in underwritings of our Sponsored Companies. NorthStar Securities currently has dealer-manager agreements and is raising capital for NorthStar Income II and NorthStar Healthcare. We earn net commission income through NorthStar Securities for selling equity in our Sponsored Companies which is expected to cover the costs of our broker-dealer business. Currently, net commission income covers the majority of such costs.
RXR Realty
In December 2013, NorthStar Realty entered into a strategic arrangement with RXR Realty. NorthStar Realty’s investment includes a combination of corporate debt, preferred equity and an approximate 30% equity interest in RXR Realty. In connection with the spin-off, NorthStar Realty’s equity interest is structured so that we are entitled to certain fees in connection with the investment in RXR Realty. Refer to “Certain Relationships and Related Party Transactions — Relationship Between NorthStar Realty and Us After the Distribution — Management Agreement” for further discussion. In addition, we expect that any non-traded REIT co-sponsored by us and RXR Realty, including NorthStar/RXR New York Metro, which is in the process of registration with the SEC on a confidential basis, will be managed by us and for which we will be entitled to certain fees associated with managing such entities.
Healthcare Strategic Partnership
In January 2014, we entered into a long-term strategic partnership with James F. Flaherty III, former Chief Executive Officer of HCP, Inc. (NYSE: HCP), focused on building a preeminent healthcare real estate business. In connection with the Healthcare Strategic Partnership, Mr. Flaherty will oversee and seek to grow the healthcare real estate portfolios of NorthStar Realty and NorthStar Healthcare. In addition, the Healthcare Strategic Partnership is expected to focus on raising institutional capital for funds expected to be managed by us.
The Healthcare Strategic Partnership is entitled to incentive fees ranging from 20% to 25% above certain hurdles for new and existing healthcare real estate investments held by NorthStar Realty and NorthStar Healthcare and from new investments in future funds or companies. The Healthcare Strategic Partnership will also be entitled to any incentive fees earned from NorthStar Healthcare or any future healthcare non-traded REITs sponsored by us.
We are entitled to: (i) two-thirds of any Healthcare Balance Sheet Promote and Healthcare NTR Promote; (ii) one-half of any Healthcare Fund Promote; and (iii) 100% of any asset management fees earned by the Healthcare Strategic Partnership or any healthcare real estate entity managed by us.
Aerium
In connection with NorthStar Realty growing its business and expanding into international markets, in June 2014, NorthStar Realty acquired a minority interest in Aerium. Aerium, established in 1988, is a pan-European real estate investment manager specializing in commercial real estate properties and is headquartered in Luxembourg with additional offices in London, Paris, Istanbul, Geneva, Dusseldorf and Bahrain. As of December 31, 2013, Aerium managed approximately €6.2 billion of real estate assets across 12 countries and employs over 180 professionals, some of whom will be providing services to us following the spin-off as part of the Aerium investment. NorthStar Realty’s equity interest is structured so that we are entitled to certain fees in connection with the investment in Aerium. Refer to ‘‘Certain Relationships and Related Party Transactions — Relationship Between NorthStar Realty and Us After the Distribution — Management Agreement” for further discussion.
Other Fees
We act as special servicer for certain securitization transactions. This designation as a special servicer, given to us by unaffiliated, third-party ratings agencies, provides us more control over restructurings and enables us to earn fee income for restructuring assets underlying the certain securitization transactions.
NorthStar Asset Management Competitive Strengths
We believe through a combination of distinctive strengths, our track record as a proven asset manager will allow us to continue to grow our asset management business. We will utilize our experienced personnel and resources to select investments and manage the day-to-day operations on a fee basis for our Managed Companies. Our corporate, investment and operating platforms are well established, allowing us to realize economies of scale and other strengths, including the following:

•
Experienced Management Team — We have a highly-experienced management team of investment professionals. Our senior management team includes executives who acquired and previously managed the assets of the historical and existing investment portfolios of NorthStar Realty and our Sponsored Companies and who possess significant operational and management experience in the real estate industry. We believe our business will continue to benefit from the knowledge and industry contacts these seasoned executives have gained through their accomplished careers while investing in numerous real estate cycles. We believe the accumulated experience of our senior management team allows us to identify opportunities and deploy capital of our Managed Companies across a broad spectrum of potential investments fluidly in response to changes in the investment environment. Please refer to “Corporate Governance and Management — Our Executive Officers” for biographical information regarding these individuals.

•
Real Estate Investment and Asset Management Experience — We have developed a reputation as a leading, diversified commercial real estate debt investment and asset management team because of our strong performance record in managing $12.0 billion in commercial real estate debt and securities investments for our Managed Companies. We believe that we can leverage our extensive real estate experience and the depth and thoroughness of our asset management skills to structure and manage the investments of NorthStar Realty and our Sponsored Companies prudently and efficiently.

•
Capital Markets Experience — We have a proven track record of accessing the capital markets on behalf of NorthStar Realty and the Sponsored Companies that enables us to structure and finance assets efficiently. We seek to access a wide range of secured and unsecured debt and public and private equity capital sources for our Managed Companies to fund their investment activities and grow their assets. Additionally, NorthStar Realty sponsored 11 securitization transactions issuing over $5 billion of securitization notes on behalf of our Managed Companies.

•
Public Company Reporting and REIT Experience — NorthStar Realty has operated as a REIT and its common stock has traded on the NYSE under the symbol “NRF” since October 2004. Our management team is skilled in public company reporting and compliance with the requirements of the Sarbanes-Oxley Act, including internal control certifications, stock exchange regulations and investor relations and is skilled in complying with the requirements under the Code to obtain REIT status and to maintain the ability to be taxed as a REIT for U.S. federal income tax purposes.

Financing Strategy
In connection with the Distribution, we expect that NorthStar Realty will enter into a revolving credit agreement with us pursuant to which NorthStar Realty will make available to us, on an “as available basis,” up to $250 million of financing for a five year term at LIBOR plus 3.50%. The revolving credit facility will be unsecured. We expect to use the proceeds for general corporate purposes, including potential future acquisitions.  In addition, we may use the proceeds to acquire assets on behalf of our Managed Companies that we intend to allocate to such Managed Companies but for which our Managed Companies may not then have immediately available funds. The terms of the revolving credit facility will contain various representations, warranties, covenants and conditions, including the condition that NorthStar Realty’s obligation to advance proceeds to us will be dependent upon NorthStar Realty and its affiliates having at least $100 million of either unrestricted cash and cash equivalents or amounts available under committed lines of credit, after taking into account the amount we then seek to draw under the facility.
Our organizational documents do not limit our capacity to use leverage or the amount we may use. Our financing objective is to manage our capital structure effectively in order to provide sufficient capital to execute our business strategies and in turn add value to stockholders. We may from time to time use derivative instruments primarily to manage interest rate risk. We do not intend to use such derivatives to speculate.
Portfolio Management
Credit risk management is our ability to manage assets of our Managed Companies in a manner that preserves capital and income and minimizes losses that would decrease income and in turn may decrease certain of the fees we earn for managing these companies. We maintain a comprehensive portfolio management process that generally includes day-to-day oversight, weekly management meetings and an exhaustive quarterly credit review process designed to enable us to evaluate and proactively manage asset-specific credit issues and identify credit trends on a portfolio-wide basis. We use many methods to actively manage the assets of our Managed Companies such as frequent re-underwriting and dialogue with borrowers, tenants, operators and partners as well as inspections of collateral, modification to debt terms, taking title to collateral or selling assets when we can obtain a price that is attractive relative to its risk.
Regulation
We and our Managed Companies, as applicable, are subject, in certain circumstances, to supervision and regulation by state, federal and international governmental authorities and are subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which, among other things:

•	regulate public disclosures, reporting obligations and capital raising activity;

•	regulate our broker-dealer;

•	establish loan servicing standards;

•	regulate credit granting activities;

•	require disclosures to customers;

•	require compliance with applicable REIT rules for our Managed Companies; and

•	set collection, taking title to collateral, repossession and claims-handling procedures and other trade practices.
We expect one or more of our subsidiaries to be registered with the SEC as an investment adviser at or prior to the Distribution under the Investment Advisers Act. Such registration will result in certain aspects of our asset management business being supervised by the SEC and require our compliance with numerous obligations, including record-keeping requirements, operational procedures and disclosure obligations.
Although most states do not regulate commercial finance, certain states impose limitations on interest rates and other charges and on certain collection practices and creditor remedies and require licensing of lenders and financiers and adequate disclosure of certain contract terms. We and our Managed Companies are also required to comply with certain provisions of the Equal Credit Opportunity Act that are applicable to commercial real estate loans.
We believe that we are not, and intend to conduct our operations so as not to become, regulated as an investment company under the Investment Company Act. We have relied, and intend to continue to rely, on current interpretations of the staff of the SEC in an effort to continue to qualify for an exemption from registration under the Investment Company Act. For more information on the exemptions that we use refer to “Risk Factors — Risks Related to the Businesses of Our Managed Companies — The risks associated with our Managed Companies’ businesses that could adversely affect their ability to grow their assets, generate revenue and pay our asset management fee are risks to our business” in this Information Statement.
Our current Managed Companies have elected or expect to elect and are qualified and expect to continue to qualify to be taxed as REITs under Section 856 through 860 of the Code. As REITs, such companies must currently distribute, at a minimum, an amount equal to 90% of their taxable income. In addition, such companies must distribute 100% of taxable income to avoid paying corporate federal income taxes. REITs are also subject to a number of organizational and operational requirements in order to elect and maintain REIT status. These requirements include specific share ownership tests and assets and gross income composition tests. If our current Managed Companies fail to continue to qualify as REITs in any taxable year, they will be subject to federal income tax (including any applicable alternative minimum tax) on their taxable income at regular corporate tax rates. Even if such companies qualify for taxation as a REIT, they may be subject to state and local income taxes and to federal income tax and excise tax on their undistributed income.
In April 2010, NorthStar Securities became registered with the SEC and a member of FINRA. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, or SROs, principally FINRA, that adopt and amend rules, subject to approval by the SEC, which govern their members and conduct periodic examinations of member firms’ operations. The SEC, SROs and state securities commissions may conduct administrative proceedings that can result in censure, fine, suspension or expulsion of a broker-dealer, its officers or employees. Such administrative proceedings, whether or not resulting in adverse findings, can require substantial expenditures and can have an adverse impact on the reputation of a broker-dealer.
As a registered broker-dealer, NorthStar Securities is required by federal law to belong to the SIPC. When the SIPC fund falls below a certain amount, members are required to pay annual assessments to replenish the reserves. Our broker-dealer subsidiary will be required to pay 0.25% of net operating revenues as a special assessment. Through March 31, 2014, we have incurred an immaterial amount of special assessment charges. The SIPC fund provides protection for securities held in customer accounts up to $500,000 per customer, with a limitation of $100,000 on claims for cash balances, although NorthStar Securities does not hold any customer accounts.
In addition, as a registered broker-dealer and member of FINRA, NorthStar Securities is subject to the SEC’s Uniform Net Capital Rule, Exchange Act Rule 15c3-1, which is designed to measure the general financial integrity and liquidity of a broker-dealer and requires the maintenance of minimum net capital. Net capital is defined as the net worth of a broker-dealer subject to certain adjustments. In computing net capital, various adjustments are made to net worth that exclude assets not readily convertible into cash. Additionally, the regulations require that certain assets, such as a broker-dealer’s position in securities, be valued in a conservative manner so as to avoid over-inflation of the broker-dealer’s net capital. We believe the net capital requirement is immaterial.
We are also subject to regulation with respect to certain of our loan servicing activities, such as Regulation AB, which requires certain disclosures regarding our servicing activities and compliance with servicing criteria and also requires that we deliver compliance statements.
Certain of our Managed Companies own and manage healthcare properties, with a focus on the senior housing sector. As such, our Managed Companies or the tenants/operators of such properties, as the case may be, are subject to numerous federal, state and local laws and regulation that are subject to frequent and substantial changes (sometimes applied retroactively) resulting from legislation, adoption of rules and regulations and administrative and judicial interpretations of existing laws.
As a manager of companies that own real estate properties, the operations and such properties are subject to various federal, state and local laws and regulations concerning the protection of the environment, including air and water quality, hazardous or toxic substances and health and safety.
We anticipate that we and our Managed Companies, as applicable, may in the future conduct certain asset management operations internationally and may purchase real estate located in foreign countries, in which case we expect that we and our Managed Companies will become subject, in certain circumstances, to supervision and regulation by international governmental authorities and subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which, among other things, may:

•	regulate the foreign ownership or management of real property or mortgages;

•	regulate the ability of foreign persons or corporations to remove profits earned from activities within the country to the person’s or corporation’s country of origin;

•	regulate currency exchange rates;

•	regulate credit granting activities;

•	regulate accounting standards; and

•	regulate land use and zoning.
In the judgment of management, while we do incur significant expense complying with the various regulation to which we are subject, existing statutes and regulations have not had a material adverse effect on our business. However, it is not possible to forecast the nature of future legislation, regulations, judicial decisions, orders or interpretations, nor their impact upon our future business, financial condition, results of operations or prospects.
Competition
The asset management industry is highly competitive. We compete on a regional, industry and niche basis based on a number of factors, including ability to raise capital, investment opportunities and performance, transaction execution skills, access to and retention of qualified personnel, reputation, range of products, innovation and fees for our services. Our current Managed Companies compete with many third parties engaged in real estate investment activities including publicly-traded REITs, non-traded REITs, insurance companies, commercial and investment banking firms, private equity funds and other investors. Some of these competitors, including other REITs and private real estate companies and funds have substantially greater financial resources than our current Managed Companies. Such competitors may also enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. Future competition from new market entrants may limit the number of suitable investment opportunities offered to our Managed Companies. It may also result in higher prices, lower yields and a more narrow margin over the borrowing cost for our Managed Companies, making it more difficult to originate or acquire new investments on attractive terms. Certain competitors may also be subject to different regulatory regimes or rules that may provide them more flexibility or better access to pursue potential investments and raise capital for their managed companies. In addition, certain competitors may have higher risk tolerance, different risk assessment or a lower return threshold, which could allow them to consider a broader range of investments and to bid more aggressively for investment opportunities that we may want to pursue.
Legal Proceedings
We may be involved in litigation matters arising in the ordinary course of our business. Although we will be unable to predict with certainty the eventual outcome of any litigation, in the opinion of management, our legal proceedings are not expected to have a material adverse effect on our financial position or results of operations.
Employees
As of the date of this Information Statement, NorthStar Realty has 162 employees, domestically and internationally, all of which will be employees of NorthStar Asset Management. Executive officers, employees engaged in NorthStar Realty’s existing loan origination business and certain other employees will be co-employees of NSAM and NorthStar Realty. We believe that one of our major strengths is the quality and dedication of our people.
Properties
Our principal executive offices are located in leased office space at 399 Park Avenue, 18th Floor, New York, New York. As of December 31, 2013, we also lease our offices in Denver, Colorado, Dallas, Texas and Bethesda, Maryland. In March 2014, we entered into a lease agreement for an office located in Los Angeles, California. We expect to have offices in London, Luxembourg, Jersey and Bermuda in the near term. We do not own any real property. We consider these leased office spaces to be suitable and adequate for the management and operations of our business.
Emerging Growth Company Status
We are an “emerging growth company,” as defined in the JOBS Act and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Although we are still evaluating the JOBS Act, we may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us as long as we qualify as an emerging growth company, except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act.
We will, in general, remain as an emerging growth company for up to five full fiscal years following the Distribution. We would cease to be an emerging growth company and, therefore, become ineligible to rely on the above exemptions, if we:

•	have more than $1 billion in annual revenue in a fiscal year;

•	issue more than $1 billion of non-convertible debt during the preceding three-year period; or

•
become a “large accelerated filer” as defined in Exchange Act Rule 12b-2, which would occur after: (i) we have filed at least one annual report pursuant to the Exchange Act; (ii) we have been an SEC-reporting company for at least 12 months; and (iii) the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

DISTRIBUTION POLICY
We intend to make distributions to holders of our Common Stock on a quarterly basis. We may also make distributions to holders of our non-voting performance common stock, par value $0.01 per share, or the Performance Common Stock, from time-to-time; provided, however, that such distributions may never exceed distributions made on our Common Stock. Evaluation of our distribution policy and the decision to make a distribution will be made solely at the discretion of our board of directors and will be based on factors including, but not limited to, CAD, our ability to generate income, availability of existing cash balances, the performance of our business, capital requirements, applicable law, access to cash in the capital markets and other financing sources, general economic conditions and economic conditions that more specifically impact our business or prospects and other factors our board of directors deems relevant.
Future distribution levels are subject to adjustment based upon any one or more of the factors set forth above, the matters discussed under “Risk Factors” in this Information Statement or any other document we file with the SEC under the Exchange Act and other factors that our board of directors may, from time to time, deem relevant to consider when determining an appropriate common stock distribution. Our board of directors may also determine not to make any distribution. For more information on our ability to make distributions on the classes of stock we are authorized to issue, please refer to “Description of Capital Stock.”

SELECTED FINANCIAL DATA
The following table presents selected historical financial information of NorthStar Asset Management and does not reflect our management agreement with NorthStar Realty. Selected historical financial data was prepared from the historical financial records of NorthStar Realty and includes: (i) audited combined balance sheets as of December 31, 2013 and 2012 and audited combined statements of operations for the years ended December 31, 2013, 2012 and 2011 included in “Financial Statements” in this Information Statement; (ii) audited combined balance sheet as of December 31, 2011 and audited combined statement of operations for the year ended December 31, 2010, which are not included in “Financial Statements” in this Information Statement; (iii) unaudited combined balance sheets as of December 31, 2010 and 2009 and unaudited combined statement of operations for the year ended December 31, 2009; and (iv) an unaudited interim combined balance sheet as of March 31, 2014 and unaudited combined statements of operations for the three months ended March 31, 2014 and 2013. This selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited combined financial statements and the notes thereto, both of which are included in this Information Statement.
Financial statements of our asset management business were not historically prepared as we did not operate separately from NorthStar Realty. These combined financial statements represent the results of revenues and direct expenses in a manner consistent with how NorthStar Realty managed its asset management business. All material revenues and direct expenses specifically identified and indirect expenses allocated to our asset management business have been presented in these combined financial statements. The combined financial statements have been prepared in accordance with U.S. GAAP.
These combined financial statements do not include all of the revenues and expenses that would have been incurred by us had we been an independent entity. For example, these combined financial statements do not include any asset management, incentive or other fees related to the management of NorthStar Realty or the related expenses. Additionally, the combined statements of operations include an allocation of indirect expenses of NorthStar Realty only related to managing the Sponsored Companies, owning NorthStar Securities and operating its special servicing business, including salaries, equity-based compensation and other general and administrative expenses (primarily occupancy and other costs) based on an estimate had our asset management business of managing the Sponsored Companies, owning NorthStar Securities and operating the special servicing business been run as an independent entity. The management agreement with NorthStar Realty will not be in place until the spin-off. Therefore, there was no allocation of indirect expenses for work performed by NorthStar Realty employees related to its other (non-asset management) businesses. The allocation method described above is principally based on relative head count and management’s knowledge of our operations. Actual results may differ from these allocations, assumptions and estimates. We believe the assumptions underlying our allocation of indirect expenses are reasonable. Following the spin-off, the existing employees of NorthStar Realty will become employees of NSAM. Executive officers, employees engaged in NorthStar Realty’s existing loan origination business and certain other employees will be co-employees of NSAM and NorthStar Realty. Therefore, we will generally incur substantially all of the employee-related costs. Accordingly, the historical financial information presented may not be indicative of the results of operations, financial position or cash flows that would have been achieved if we had been an independent entity during the periods presented. Refer to “Unaudited Pro Forma Financial Information” for discussion of the effect of the NorthStar Realty management agreement on our business.
Our unaudited combined financial statements for the year ended December 31, 2009 and for the three months ended March 31, 2014 and 2013 were prepared on the same basis as our audited combined financial statements as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011. In the opinion of management, our combined financial statements include all adjustments considered necessary to present fairly our financial position and results of operations.

The below amounts exclude the effect of any fees that we will earn in connection with the management agreement with NorthStar Realty, which will be executed in conjunction with the Distribution (dollars in thousands). The interim combined results of operations are not necessarily indicative of operations for a full fiscal year.

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Statements of Operations:	(Unaudited)						(Unaudited)
Revenues
Asset management and other fees, related parties	$8,669	$4,508	$26,633	$8,112	$993	$126	$174
Selling commission and dealer manager fees, related parties	14,548	16,940	62,572	42,385	12,024	2,476	—
Other income	121	107	733	264	38	—	—
Total revenues	23,338	21,555	89,938	50,761	13,055	2,602	174
Expenses
Commission expense	13,560	15,369	57,325	38,506	10,764	2,130	—
Transaction costs	2,550	—	1,590	—	—	—	—
Other expenses	30	18	145	290	159	26	597
General and administrative
Salaries and equity-based compensation(1)	13,630	6,793	26,521	24,441	21,841	12,145	8,391
Other general and administrative	1,873	1,504	6,352	4,846	5,973	3,305	1,193
Total general and administrative	15,503	8,297	32,873	29,287	27,814	15,450	9,584
Total expenses	31,643	23,684	91,933	68,083	38,737	17,606	10,181
Net income (loss)	$(8,305)	$(2,129)	$(1,995)	$(17,322)	$(25,682)	$(15,004)	$(10,007)

	March 31,	December 31,
	2014	2013	2012	2011	2010	2009
Balance Sheet Data:	(Unaudited)				(Unaudited)	(Unaudited)
Cash	$9,578	$7,537	$6,643	$2,047	$1,267	$1,238
Total assets	39,185	31,709	20,257	8,315	5,049	1,258
Total liabilities	3,851	3,341	2,382	1,501	939	525
Total equity	35,334	28,368	17,875	6,814	4,110	733
__________________

(1)
The three months ended March 31, 2014 and 2013 include an allocation of $5.7 million and $1.3 million in equity-based compensation, respectively. The years ended December 31, 2013, 2012, 2011, 2010 and 2009 include an allocation of $5.2 million, $3.9 million, $4.8 million, $3.0 million and $3.4 million in equity-based compensation, respectively.

UNAUDITED PRO FORMA FINANCIAL INFORMATION
The following tables present unaudited pro forma combined financial statements consisting of pro forma combined results of operations for the three months ended March 31, 2014 and year ended December 31, 2013 and a pro forma combined balance sheet as of March 31, 2014.
The unaudited pro forma combined statement of operations represents the historical combined results of operations for the three months ended March 31, 2014 and year ended December 31, 2013 and gives effect to the spin-off of NorthStar Asset Management from NorthStar Realty as if it occurred on January 1, 2013. The pro forma balance sheet adjustments assumes that the spin-off of NorthStar Asset Management from NorthStar Realty occurred as of March 31, 2014.
The unaudited pro forma combined financial statements are not necessarily indicative of what our financial condition or results of operations would have been for the periods presented, nor are they representative of our future financial condition or results of operations. The unaudited pro forma combined financial statements should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited combined financial statements and the notes thereto, both of which are included elsewhere in this Information Statement.
The following table presents our unaudited pro forma combined statement of operations for the three months ended March 31, 2014 and year ended December 31, 2013 and reflects the effects of the management agreement with NorthStar Realty and the 1-for-2 reserve stock split (dollars in thousands, except share and per share data):

	Three Months Ended March 31, 2014					Year Ended December 31, 2013
	Historical	Pro Forma Adjustments		Pro Forma		Historical	Pro Forma Adjustments		Pro Forma
Revenues
Asset management and other fees, related parties	$8,669	$30,811	(1)	$39,480		$26,633	$100,681	(1)	$127,314
Selling commission and dealer manager fees, related parties	14,548	—		14,548		62,572	—		62,572
Other income	121	—		121		733	—		733
Total revenues	23,338	30,811		54,149		89,938	100,681		190,619
Expenses
Commission expense	13,560	—		13,560		57,325	—		57,325
Transaction costs	2,550	(2,550)	(2)	—		1,590	(1,590)	(2)	—
Other expenses	30	—		30		145	—		145
General and administrative
Salaries expense	7,936	581	(3)	8,517		21,364	14,992	(3)	36,356
Equity-based compensation	5,694	3,911	(4)	9,605		5,157	11,804	(4)	16,961
Other general and administrative	1,873	3,104	(3)	4,977		6,352	11,055	(3)	17,407
Total general and administrative	15,503	7,596		23,099		32,873	37,851		70,724
Total expenses	31,643	5,046		36,689		91,933	36,261		128,194
Net income (loss) before provision for income taxes	(8,305)	25,765		17,460		(1,995)	64,420		62,425
Provision for income taxes	—	3,492		3,492	(5)	—	12,485		12,485	(5)
Net income (loss)	$(8,305)	$22,273		$13,968		$(1,995)	$51,935		$49,940

Pro forma earnings per share:
Basic				$0.09					$0.47
Diluted				$0.08					$0.47
Weighted average number of shares:
Basic				160,514,590	(6)				105,907,760	(6)
Diluted				167,004,265	(6)				107,375,500	(6)

__________________

(1)
Represents pro forma adjustments to reflect asset management and other fees earned from the management agreement with NorthStar Realty, the terms of which are described in “Certain Relationships and Related Party Transactions — Relationship Between NorthStar Realty and Us After the Distribution — Management Agreement” of this Information Statement. The computation for the pro forma adjustment related to management fees is summarized as follows (dollars in thousands):

	Three Months Ended March 31, 2014	Year Ended December 31, 2013
Base management fee	$24,658	$100,000
Add:(i)
Common equity raised (ii)	2,402	374
Equity issued from exchangeable senior notes (iii)	1,285	6
RXR Realty asset management business (iv)	2,466	301
Total pro forma NorthStar Realty management fee (v)	$30,811	$100,681
_______________

(i)
Amounts are prorated based on number of days outstanding for the respective item through March 31, 2014 and December 31, 2013, respectively, and exclude the effects of NorthStar Realty’s Aerium investment.

(ii)
Represents 1.5% per annum of the net proceeds of all common equity and preferred equity issued by NorthStar Realty after December 10, 2013 through March 31, 2014 and December 31, 2013, respectively. NorthStar Realty raised net proceeds in common equity of $649.3 million on December 17, 2013.

(iii)
Represents 1.5% per annum of NorthStar Realty equity issued in exchange or conversion of exchangeable senior notes based on the stock price at the date of issuance. On December 31, 2013 and January 31, 2014, 11.5 million and 15.7 million shares of common stock, respectively, were issued in connection with the conversion of exchangeable senior notes of NorthStar Realty.

(iv)
Represents the annual base management fee related to RXR Realty’s asset management business equal to the greater of: (a) $10 million or (b) for the applicable quarter, the portion of distributable cash flow from NorthStar Realty’s equity interest related to the asset management business of RXR Realty. There were no distributions made related to NorthStar Realty's equity interest in RXR Realty, therefore, the fee was calculated based on $10 million per annum from the date NorthStar Realty entered into an agreement with RXR Realty on December 20, 2013.

(v)	Based on adjusted pro forma CAD per share, NSAM would not have met the necessary hurdle to receive any incentive fee for the periods presented.

(2)
Transaction costs related to the spin-off include legal, accounting, tax and other professional services and relocation and start-up costs and are not included as part of the pro forma statement of operations.

(3)
Salaries expense is based on an estimate of employees that would have been employed at NSAM. Following the spin-off, the existing employees of NorthStar Realty will become employees of NSAM. Executive officers, employees engaged in NorthStar Realty’s existing loan origination business and certain other employees will be co-employees of NSAM and NorthStar Realty. We allocated general and administrative expenses, including operating expenses such as corporate overhead, based on the expectation that our general and administrative expenses would represent approximately 80% of the aggregate general and administrative expenses of NorthStar Realty and NSAM post spin, as described herein in “Certain Relationships and Related Party Transactions — Relationship Between NorthStar Realty and Us After the Distribution — Management Agreement.”

(4)	Equity-based compensation represents 100% of NorthStar Realty’s equity-based compensation for the periods presented as all current employees of NorthStar Realty will become employees of NSAM.

(5)
Our business will operate internationally and domestically through multiple operating subsidiaries.  Each of the jurisdictions in which we operate has its own tax law and rate.  We estimate our effective tax rate on operations to be approximately 20% on a blended basis based on our underlying operating assumptions.

(6)
The weighted average shares used to compute basic and diluted earnings per share represents the number of weighted average shares of NSAM Common Stock assumed to be outstanding based on a distribution ratio of one share of NSAM Common Stock for every share of NorthStar Realty common stock taking into account the 1-for-2 reverse stock split that we are planning to effect prior to, and in connection with, the Distribution. The actual number of our basic and diluted shares outstanding will not be known until the Distribution date. To compute basic and diluted earnings per share, we used NorthStar Realty’s weighted average basic and diluted shares outstanding for the three months ended March 31, 2014 and year ended December 31, 2013, adjusted for the 1-for-2 reverse stock split and any dilutive securities.

The following table presents our unaudited pro forma combined balance sheet as of March 31, 2014 (dollars in thousands):

	Historical	Pro Forma Adjustments		Pro Forma
Assets
Cash	$9,578	$125,800	(1)	$135,378
Receivables, related parties	27,359	—		27,359
Other assets	2,248	—		2,248
Total assets	$39,185	$125,800		$164,985
Liabilities
Accounts payable and accrued expenses	$3,851	$21,700	(2)	$25,551
Due to related party	—	4,100	(2)	4,100
Total liabilities	3,851	25,800		29,651
Commitments and contingencies
Equity
Initial capitalization amount	—	100,000	(1)	100,000
Contributions for transaction costs paid by NorthStar Realty on behalf of NSAM	—	25,800	(2)	25,800
Transaction costs expensed by NSAM upon spin-off	—	(25,800)	(2)	(25,800)
Total equity	35,334	100,000		135,334
Total liabilities and equity	$39,185	$125,800		$164,985
__________________

(1)
Represents the estimated initial capitalization amount of NorthStar Asset Management upon completion of the Distribution including an amount related to transaction costs paid or to be paid by NorthStar Realty. The determination of the initial capitalization is described in the contribution agreement, discussed in “Certain Relationships and Related Party Transactions - Relationship Between NorthStar Realty and Us After the Distribution - Contribution Agreement.”

(2)
Represents a capital contribution for transaction costs related to the spin-off paid or to be paid by NorthStar Realty on behalf of NSAM. Such transaction costs will be expensed by NSAM upon completion of the spin-off. As a result, the net effect of the capital contribution and expense by NSAM to equity is zero. Transaction costs related to the spin-off include legal, accounting, tax and other professional services and relocation and start-up costs and are factually supportable because such amounts are based on reliable, documented evidence such as invoices for costs incurred to date and estimates from third parties for additional costs expected to be incurred until the spin-off. Transaction costs include $4.1 million that have been incurred through March 31, 2014 and have been reversed from the unaudited pro forma combined statement of operations. NSAM will reimburse NorthStar Realty for such amounts. The remaining $21.7 million represents a factually supportable estimate. Such costs are non-recurring in nature directly related to the spin-off and therefore not included in the pro forma combined statement of operations and instead reflected as a contribution and reduction of equity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with our financial statements and notes thereto included in “Financial Statements” and risk factors included in “Risk Factors” of this Information Statement.
Overview
Our primary business objective is to provide asset management and other services by managing NorthStar Realty and our Sponsored Companies both in the United States and internationally. We earn asset management, incentive and other fees pursuant to long-term management and other contracts. Our growth will be aligned with the ability of NorthStar Realty and our Sponsored Companies to grow by raising capital, which in turn will be driven by their investment activities and overall performance. We expect to expand our asset management business through organic growth by managing additional investment vehicles and potentially through the acquisition of third-party asset management contracts and businesses.
Our Managed Companies have historically invested in the commercial real estate industry and have demonstrated the ability to invest and create value through multiple real estate cycles and changing market conditions. Our management team has a proven track record in managing and growing NorthStar Realty and our Sponsored Companies. We believe our in-place, long-duration fees, substantial growth prospects and scalable operating platform, position us as an industry leading asset manager. We have the ability to maintain a competitive advantage through a combination of our deep industry relationships and market leading commercial real estate credit underwriting and capital markets expertise which will continue to enable us to manage credit risk as well as to efficiently structure and finance the assets of our Managed Companies. Following the spin-off, the existing employees of NorthStar Realty will become employees of NSAM. Executive officers, employees engaged in NorthStar Realty’s existing loan origination business and certain other employees will be co-employees of NSAM and NorthStar Realty. Our ability to identify opportunities across a broad spectrum of potential investments for our Managed Companies will continue to create complementary and overlapping sources of investment opportunities based on a common reliance on market fundamentals and application of similar underwriting and asset management skills as we seek to maximize stockholder value.
NorthStar Realty has grown its business by raising capital and deploying such capital effectively. To date in 2014, NorthStar Realty issued aggregate net capital of $761 million from the issuance of common and preferred equity. In 2013, NorthStar Realty issued aggregate net capital of $1.9 billion, including $1.6 billion from the issuance of common and preferred equity, of which $650 million of common equity was issued in December 2013 subsequent to the announcement of the spin-off.
We have been focusing on raising capital for our Sponsored Companies through NorthStar Securities. Our first Sponsored Company, NorthStar Income, successfully completed its public offering on July 1, 2013 by raising $1.1 billion in capital. We are currently raising capital for our second Sponsored Company, NorthStar Healthcare, a healthcare equity and debt focused non-traded REIT, which has a maximum offering amount of $1.1 billion, and for our third Sponsored Company, NorthStar Income II, our second commercial real estate debt-oriented non-traded REIT, which has a maximum offering amount of $1.65 billion. NorthStar Healthcare and NorthStar Income II picked up momentum in raising capital in 2013, following the execution of a number of selling agreements in June 2013 and October 2013, respectively. From inception through early May 2014, NorthStar Healthcare and NorthStar Income II raised $266 million and $99 million of capital, respectively.
Additionally, on March 31, 2014, NorthStar/RXR New York Metro confidentially submitted a registration statement on Form S-11 to the SEC, seeking to raise up to $2.0 billion in a public offering of common stock. NorthStar/RXR New York Metro will be structured as a public, non-traded corporation that intends to qualify as a REIT and is co-sponsored by us and RXR Realty, a leading real estate owner, developer and investment management company focused on high-quality real estate investments in the New York Tri-State area. Any asset management and other fees incurred by NorthStar/RXR New York Metro will be shared by us and RXR Realty, as co-sponsors. NorthStar/RXR New York Metro plans to use the net proceeds from its initial public offering to make commercial real estate investments located in the New York metropolitan area. The public offering is expected to commence after the SEC completes its review process, subject to market and other conditions, which is expected to be in the third quarter 2014.
RXR Realty
In December 2013, NorthStar Realty entered into a strategic arrangement with RXR Realty. NorthStar Realty’s investment includes a combination of corporate debt, preferred equity and an approximate 30% equity interest in RXR Realty. In connection with the spin-off, NorthStar Realty’s equity interest is structured so that we are entitled to certain fees in connection with the investment in RXR Realty. Refer to “Certain Relationships and Related Party Transactions — Relationship Between NorthStar Realty and Us After the Distribution — Management Agreement” for further discussion. In addition, we expect that any non-traded REIT co-sponsored by us and RXR Realty, including NorthStar/RXR New York Metro, which is in the process of registration with the SEC on a confidential basis, will be managed by us and for which we will be entitled to certain fees associated with managing such entities.

Healthcare Strategic Partnership
In January 2014, we entered into a long-term strategic partnership with James F. Flaherty III, former Chief Executive Officer of HCP, Inc. (NYSE: HCP), focused on building a preeminent healthcare real estate business. In connection with the Healthcare Strategic Partnership, Mr. Flaherty will oversee and seek to grow the healthcare real estate portfolios of NorthStar Realty and NorthStar Healthcare. In addition, the Healthcare Strategic Partnership is expected to focus on raising institutional capital for funds expected to be managed by us.
The Healthcare Strategic Partnership is entitled to incentive fees ranging from 20% to 25% above certain hurdles for new and existing healthcare real estate investments held by NorthStar Realty and NorthStar Healthcare and from new investments in future funds or companies. The Healthcare Strategic Partnership will also be entitled to any incentive fees earned from NorthStar Healthcare or any future healthcare non-traded REITs sponsored by us.
We are entitled to: (i) two-thirds of any Healthcare Balance Sheet Promote and Healthcare NTR Promote; (ii) one-half of any Healthcare Fund Promote; and (iii) 100% of any asset management fees earned by the Healthcare Strategic Partnership or any healthcare real estate entity managed by us.
Aerium
In connection with NorthStar Realty growing its business and expanding into international markets, in June 2014, NorthStar Realty acquired a minority interest in Aerium. Aerium, established in 1988, is a pan-European real estate investment manager specializing in commercial real estate properties and is headquartered in Luxembourg with additional offices in London, Paris, Istanbul, Geneva, Dusseldorf and Bahrain. As of December 31, 2013, Aerium managed approximately €6.2 billion of real estate assets across 12 countries and employs over 180 professionals, some of whom will be providing services to us following the spin-off as part of the Aerium investment. NorthStar Realty’s equity interest is structured so that we are entitled to certain fees in connection with the investment in Aerium. Refer to ‘‘Certain Relationships and Related Party Transactions — Relationship Between NorthStar Realty and Us After the Distribution — Management Agreement” for further discussion.
Sources of Operating Revenues and Cash Flows
We primarily generate revenue from asset management, incentive and other fee income pursuant to contractual arrangements with NorthStar Realty and our Sponsored Companies. We also generate revenue from commission income from selling equity in our Sponsored Companies.
Profitability and Performance Metrics
We will calculate several metrics to evaluate the profitability and performance of our business.

•	CAD is a non-GAAP measure that provides investors and management with a meaningful indicator of operating performance (refer to “Non-GAAP Financial Measures” for a description of this metric); and

•	Our ability to raise capital for our Managed Companies, which in turn grows the assets of our Managed Companies, is a driver of our ability to grow our fee income.
Outlook and Recent Trends
Liquidity and capital started to become more available in the commercial real estate markets to stronger sponsors in both 2012 and 2013 and Wall Street and commercial banks began to more actively provide credit to real estate borrowers accelerating the pace of investment in real estate. A proxy of the easing of credit and restarting of the capital markets for commercial real estate debt is the approximately $45 billion and $80 billion in non-agency CMBS issuance in 2012 and 2013, respectively. However, non-agency CMBS issuance of $19 billion in the first quarter 2014 was down 12% when compared to $22 billion issued in the same period 2013. To stimulate growth, several of the world’s largest central banks acted in a coordinated effort through massive injections of stimulus in the financial markets in late 2012, which had the effect of keeping interest rates low. Since mid-2013, there has been a focus on the pace at which the U.S. Federal Reserve and other sovereign national banks will taper their respective stimulus efforts. This change in policy has led to and may continue in the future to result in an increase in interest rates on U.S. government and other sovereign government bonds as well as interest rates more generally. However, the U.S. Federal Reserve has indicated that it intends to keep short-term interest rates near zero while monitoring employment and inflation, but there can be no assurance that these policies will remain unchanged.
Partly as a result of this stimulus, the commercial real estate markets have improved, with valuations approaching, and in some cases exceeding, 2007 levels. However, a range of economic and political headwinds remain, including a weak labor market recovery, legislative gridlock, potential conflict over budget deficits and the debt ceiling, the impact of the Affordable Care Act, uncertain U.S. Federal Reserve policy, concern with emerging market economies and Eastern European strife, among other matters. We expect that this dynamic, along with global market instability and the risk of maturing commercial real estate debt that may have difficulties being refinanced, will continue to cause periodic volatility in the CRE market for some time. It is currently estimated that approximately $1.4 trillion of commercial real estate debt will mature through 2017. While there is an increased supply of liquidity in the commercial real estate market, we still anticipate that certain of these loans will not be able to be refinanced, potentially inhibiting growth and contracting credit.
As the capital markets began opening up in 2012, NorthStar Realty began to again access the capital markets as evidenced by two securitization transactions it structured, securitizing $882 million of assets with permanent, non-recourse, non-mark-to-market financing. The stimulus in the United States helped to increase demand for new CMBS, even though current new issue volume is still below historic levels. Industry experts are currently predicting approximately $90 billion of non-agency CMBS issuance in 2014.
Virtually all commercial real estate property types were adversely impacted by the credit crisis and subsequent recession, while others such as land, condominium and other commercial property types were more severely impacted. The commercial real estate debt, equity and securities investments of our Managed Companies could be negatively impacted by weak real estate markets and economic conditions. Weak economic conditions could reduce a tenant’s/operator’s ability to make rent payments in accordance with the contractual terms of the leases and for companies to lease new space. To the extent that market rental and occupancy rates are reduced, property-level cash flow is negatively affected as existing leases renew at lower rates and over longer periods of time, the decreased cash flow impacts the value of underlying properties and the borrowers’ ability to service their outstanding loans.
After showing considerable resiliency during the economic downturn between 2007 and 2010, the non-traded industry has experienced rapid growth with approximately $20 billion of total capital raised in 2013, which is more than double compared to the year ended 2012. As we continue to expand our alternative products distribution channel through NorthStar Securities with a focus on offering non-traded products, we expect to continue to leverage our expertise and proven track record in this competitive capital raising market seeking to offer retail investors direct access to investment opportunities in commercial real estate.
Critical Accounting Policies
Basis of Presentation
The combined financial statements are presented on a carve-out basis and have been prepared from the historical consolidated balance sheets, statements of operations and cash flows attributed to the asset management business of NorthStar Realty and in accordance with U.S. GAAP. Historically, financial statements of NorthStar Realty’s asset management business have not been prepared as it has not operated separately from NorthStar Realty. These combined financial statements reflect the revenues and direct expenses of NorthStar Realty’s asset management business and include material assets and liabilities of NorthStar Realty that are specifically identifiable to us. Additionally, the combined financial statements include an allocation of indirect expenses of NorthStar Realty related to managing the Sponsored Companies, owning NorthStar Securities and operating its special servicing business including salaries, equity-based compensation and other general and administrative expenses (primarily occupancy and other costs) based on an estimate of expenses had our asset management business of managing the Sponsored Companies, owning NorthStar Securities and operating the special servicing business been run as an independent entity. This allocation method is principally based on relative head count and management’s knowledge of the operations of the Company. Actual results may differ from these allocations, assumptions and estimates. We believe the assumptions underlying our allocation of indirect expenses are reasonable.
The amounts allocated in the combined financial statements are not necessarily indicative of the actual amount of such indirect expenses that would have been recorded had we been a separate independent entity.
Principles of Consolidation
Variable Interest Entities
A variable interest entity, or VIE, is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes both a qualitative and quantitative analysis. We base the qualitative analysis on our review of the design of the entity, its organizational structure including decision-making ability and relevant financial agreements and the quantitative analysis on the forecasted cash flow of the entity.
We reassess the initial evaluation of an entity as a VIE upon the occurrence of certain reconsideration events.
A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s economic performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to our business activities and the other interests. We reassess the determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the current and future fair value and performance of investments held by these VIEs and general market conditions.

Voting Interest Entities
A voting interest entity is an entity in which the total equity investment at risk is sufficient to enable it to finance its activities independently and the equity holders have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the losses of the entity and the right to receive the residual returns of the entity. The usual condition for a controlling financial interest in a voting interest entity is ownership of a majority voting interest. If we have a majority voting interest in a voting interest entity, the entity will generally be consolidated. We do not consolidate a voting interest entity if there are substantive participating rights by other parties and/or kick-out rights by a single party.
We perform on-going reassessments of whether entities previously evaluated under the voting interest framework have become VIEs, based on certain events, and therefore subject to the VIE consolidation framework.
Estimates
The preparation of combined financial statements in conformity with U.S. GAAP requires management to make significant estimates and assumptions that could affect the amounts reported in the combined financial statements and accompanying notes. Actual results could materially differ from those estimates and assumptions.
Revenue Recognition
Asset Management and Other Fees
Asset management and other fees include asset management, incentive and other fees, such as acquisition and disposition fees, earned from our Managed Companies. Base asset management and other fees are recognized based on contractual terms specified in the underlying governing documents in the periods during which the related services are performed and the amounts have been contractually earned. Incentive fees and payments are recognized subject to the achievement of return hurdles in accordance with the respective terms set forth in each respective governing agreement of the Managed Companies.
Selling Commission and Dealer Manager Fees and Commission Expense
Selling commission and dealer manager fees represents income earned from us for selling equity in our Sponsored Companies through NorthStar Securities. Selling commission and dealer manager fees and commission expense is accrued on a trade date basis.
Equity-Based Compensation
Equity-based compensation awards of NorthStar Realty, of which we are allocated a percentage of such expenses, and any future equity-based awards issued by NSAM are accounted for using the fair value method, which requires an estimate of fair value of the award at the time of grant. Awards may be based on a variety of measures such as time, performance, market or a combination thereof. For service-based awards, compensation expense is recognized over the vesting period on a straight-line basis. For awards with performance or market measures, compensation expense is recognized over the requisite service period, using the accelerated attribution expense method. For performance-based measures, compensation expense, net of estimated forfeitures, is recorded based on an estimate of the probable achievement of such measures. For market-based measures, compensation expense is recognized based on the initial estimate of the fair value of the award using a binomial model.
For awards with a combination of performance or market measures, fair value is estimated as if it were two separate awards. First, the probability of achieving the performance measure is estimated. If it is not probable the performance condition will be met, compensation expense is recorded based on the fair value of the market measure. This expense is recorded even if the market-based measure is never met. If the performance-based measure is subsequently estimated to be achieved, compensation expense is recorded based on the performance-based measure. A cumulative catch-up adjustment would then be recorded for any additional compensation expense.
Equity-based compensation issued to non-employees is accounted for using the fair value of the award at the earlier of the performance commitment date or performance completion date. The awards will be remeasured every quarter based on the stock price as of the end of the reporting period until such awards vest.
Income Taxes
We were not subject to taxation by federal and state authorities for the periods presented. The amount of income tax included was determined to be immaterial for the periods presented.
Income taxes are accounted for by the asset/liability approach in accordance with U.S. GAAP. Deferred taxes represent the expected future tax consequences when the reported amounts of assets and liabilities are recovered or paid. Such amounts arise from differences between the financial reporting and tax bases of assets and liabilities and are adjusted for changes in tax laws and tax rates in the period which such changes are enacted. The provision for income taxes represents the total of income taxes paid or payable for the current year, plus the change in deferred taxes during the year.

Results of Operations
Our results of operations discussed below do not reflect our management agreement with NorthStar Realty and therefore do not include all of the revenues and expenses that would have been incurred by us had we been an independent entity. The combined statements of operations include an allocation of indirect expenses of NorthStar Realty related to managing the Sponsored Companies, owning NorthStar Securities and operating its special servicing business including salaries, equity-based compensation and other general and administrative expenses (primarily occupancy and other costs) based on an estimate had our asset management business been run as an independent entity. The management agreement with NorthStar Realty will not be in place until the spin-off. Therefore, there was no allocation of indirect expenses for work performed by NorthStar Realty employees related to its other (non-asset management) businesses. Further, there was no allocation of indirect expenses for work performed by NorthStar Realty’s employees that is unrelated to NorthStar Realty’s asset management business. This allocation method is principally based on relative head count and management’s knowledge of our operations. Actual results may differ from these allocations, assumptions and estimates. We believe the assumptions underlying our allocation of indirect expenses are reasonable. Following the spin-off, the existing employees of NorthStar Realty will become employees of NSAM. Executive officers, employees engaged in NorthStar Realty’s existing loan origination business and certain other employees will be co-employees of NSAM and NorthStar Realty. Accordingly, the historical financial information presented may not be indicative of the results of operations, financial position or cash flows that would have been achieved if we had been an independent entity during the periods presented. Refer to “Unaudited Pro Forma Financial Information” for discussion of the effect of the NorthStar Realty management agreement on our business.
Comparison of the Three Months Ended March 31, 2014 to March 31, 2013 (Dollars in Thousands):

	Three Months Ended March 31,		Increase (Decrease)
	2014	2013	Amount	%
Revenues
Asset management and other fees, related parties	$8,669	$4,508	$4,161	92.3%
Selling commission and dealer manager fees, related parties	14,548	16,940	(2,392)	(14.1)%
Other income	121	107	14	13.1%
Total revenues	23,338	21,555	1,783	8.3%
Expenses
Commission expense	13,560	15,369	(1,809)	(11.8)%
Transaction costs	2,550	—	2,550	100.0%
Other expense	30	18	12	66.7%
General and administrative
Salaries and equity-based compensation	13,630	6,793	6,837	100.6%
Other general and administrative	1,873	1,504	369	24.5%
Total general and administrative	15,503	8,297	7,206	86.9%
Total expenses	31,643	23,684	7,959	33.6%
Net income (loss)	$(8,305)	$(2,129)	$(6,176)	290.1%

Revenues
Asset Management and Other Fees
Asset management and other fees are comprised of fees from our Sponsored Companies summarized as follows (dollars in thousands):

	Three Months Ended March 31,
	2014	2013
Asset management fees	$5,207	$2,142	(1)
Acquisition fees	3,287	2,366	(2)
Disposition fees	175	—
Total	$8,669	$4,508
__________________

(1)	The increase was driven by the growth in assets of our Sponsored Companies. As of March 31, 2014 and 2013, our Sponsored Companies held aggregate assets of $2.2 billion and $1.1 billion, respectively.

(2)
The increase was driven by increased investment activity by NorthStar Healthcare and NorthStar Income II, offset by decreased activity for NorthStar Income.  Also contributing to the increase is the higher fees we earned from NorthStar Healthcare’s real estate equity investments made in 2014.

Selling Commission and Dealer Manager Fees
We earn net commission income through NorthStar Securities for selling equity in our Sponsored Companies, which is expected to cover the costs of our broker-dealer business. Currently, net commission income covers the majority of such costs.

Selling commission and dealer manager fees represent fees earned for selling equity in our Sponsored Companies through NorthStar Securities. Pursuant to dealer manager agreements between NorthStar Securities and our Sponsored Companies, we generally receive selling commissions of up to 7% of gross offering proceeds raised, which we reallow to participating broker-dealers. In addition, we also generally receive a dealer manager fee of up to 3% of gross offering proceeds raised, a portion of which may be reallowed to participating broker-dealers and to employees of NorthStar Securities.
The following table presents equity raised by our Sponsored Companies for the periods presented (dollars in thousands):

	Three Months Ended March 31,
	2014	2013
NorthStar Income	$8,326	$178,761
NorthStar Healthcare	101,732	2,050
NorthStar Income II	48,247	—
Total	$158,305	$180,811
Other Income
Other income primarily represents special servicing fees related to certain securitization transactions. We are a rated special servicer by Standard & Poor’s and Fitch Ratings and we receive special servicing fees for services related to certain securitization transactions. The increase is primarily the result of additional services performed in 2014.
Expenses
Commission Expense
Commission expense represents fees to participating broker-dealers with whom we have selling agreements to raise capital for our Sponsored Companies and commissions to employees of NorthStar Securities. Commission income and expense both decreased due to less capital raising activity for the three months ended March 31, 2014 as compared to the same period in 2013.
Transaction Costs
Transaction costs represent costs such as professional fees associated with the formation and spin-off of the Company and the proposed Distribution.
Other Expenses
Other expenses primarily represent depreciation expense, legal and other expenses associated with our broker-dealer and special servicing businesses.
General and Administrative Expenses
General and administrative increased $7.2 million primarily attributable to the following:
Salaries and equity-based compensation primarily increased due to higher staffing levels to accommodate the business activities of our Sponsored Companies ($6.8 million), whereby the weighted average number of employees increased approximately 40% from 2013 to 2014.
Other general and administrative expenses increased $0.4 million primarily due to increased legal and other expenses related to our broker-dealer business.

Comparison of the Years Ended December 31, 2013 to December 31, 2012 (Dollars in Thousands):

	Years Ended December 31,		Increase (Decrease)
	2013	2012	Amount	%
Revenues
Asset management and other fees, related parties	$26,633	$8,112	$18,521	228.3%
Selling commission and dealer manager fees, related parties	62,572	42,385	20,187	47.6%
Other income	733	264	469	177.7%
Total revenues	89,938	50,761	39,177	77.2%
Expenses
Commission expense	57,325	38,506	18,819	48.9%
Transaction costs	1,590	—	1,590	100.0%
Other expense	145	290	(145)	(50.0)%
General and administrative
Salaries and equity-based compensation	26,521	24,441	2,080	8.5%
Other general and administrative	6,352	4,846	1,506	31.1%
Total general and administrative	32,873	29,287	3,586	12.2%
Total expenses	91,933	68,083	23,850	35.0%
Net income (loss)	$(1,995)	$(17,322)	$15,327	(88.5)%

Revenues
Asset Management and Other Fees
Asset management and other fees are comprised of fees from our Sponsored Companies summarized as follows (dollars in thousands):

	Years Ended December 31,
	2013	2012
Asset management fees	$13,721	$3,359
Acquisition fees	11,709	4,753
Disposition fees	1,203	—
Total	$26,633	$8,112	(1)
__________________

(1)
The increase was driven by the growth of our first Sponsored Company, NorthStar Income and the commencement of capital raising and in turn investments for our second and third Sponsored Companies, NorthStar Healthcare and NorthStar Income II, respectively.

Selling Commission and Dealer Manager Fees
We earn net commission income through NorthStar Securities for selling equity in our Sponsored Companies, which is expected to cover the costs of our broker-dealer business. Currently, net commission income covers the majority of such costs.
Selling commission and dealer manager fees represent fees earned for selling equity in our Sponsored Companies through NorthStar Securities. Pursuant to dealer manager agreements between NorthStar Securities and our Sponsored Companies, we generally receive selling commissions of up to 7% of gross offering proceeds raised, which we reallow to participating broker-dealers. In addition, we also generally receive a dealer manager fee of up to 3% of gross offering proceeds raised, a portion of which may be reallowed to participating broker-dealers and to employees of NorthStar Securities.
The following table presents equity raised by our Sponsored Companies for the periods presented (dollars in thousands):

	Years Ended December 31,
	2013	2012
NorthStar Income	$545,423	$443,353
NorthStar Healthcare	109,243	—
NorthStar Income II	27,853	—
Total	$682,519	$443,353
Other Income
Other income primarily represents special servicing fees related to certain securitization transactions. We are a rated special servicer by Standard & Poor’s and Fitch Ratings and we receive special servicing fees for services related to certain securitization transactions. The increase of $0.5 million is primarily the result of additional services performed in 2013.

Expenses
Commission Expense
Commission expense represents fees to participating broker-dealers with whom we have selling agreements to raise capital for our Sponsored Companies and commissions to employees of NorthStar Securities. The increase of $18.8 million in commission expense corresponds with the increase in commission income.
Transaction Costs
Transaction costs represent costs such as professional fees associated with the formation and spin-off of the Company and the proposed Distribution.
Other Expenses
Other expenses primarily represent depreciation expense, legal and other expenses associated with our broker-dealer and special servicing businesses.
General and Administrative Expenses
General and administrative increased $3.6 million primarily attributable to the following:
Salaries and equity-based compensation increased due to higher staffing levels to accommodate the business activities of our Sponsored Companies ($2.0 million) and our special servicing business ($0.1 million).
Other general and administrative expenses increased $1.5 million primarily due to increased legal and other expenses related to our broker-dealer business ($2.2 million), offset by a decrease in legal and other expenses related to our Sponsored Companies ($0.7 million).
Comparison of the Years Ended December 31, 2012 to December 31, 2011 (Dollars in Thousands):

	Years Ended December 31,		Increase (Decrease)
	2012	2011	Amount	%
Revenues
Asset management and other fees, related parties	$8,112	$993	$7,119	716.9%
Selling commission and dealer manager fees, related parties	42,385	12,024	30,361	252.5%
Other income	264	38	226	594.7%
Total revenues	50,761	13,055	37,706	288.8%
Expenses
Commission expense	38,506	10,764	27,742	257.7%
Other expense	290	159	131	82.4%
General and administrative
Salaries and equity-based compensation	24,441	21,841	2,600	11.9%
Other general and administrative	4,846	5,973	(1,127)	(18.9)%
Total general and administrative	29,287	27,814	1,473	5.3%
Total expenses	68,083	38,737	29,346	75.8%
Net income (loss)	$(17,322)	$(25,682)	$8,360	(32.6)%
Revenues
Asset Management and Other Fees
Asset management and other fees are comprised of fees from our Sponsored Companies summarized as follows (dollars in thousands):

	Years Ended December 31,
	2012	2011
Asset management fees	$3,359	$265
Acquisition fees	4,753	728
Total	$8,112	$993	(1)
__________________

(1)	The increase was driven by the growth of our first Sponsored Company, NorthStar Income.

Selling Commission and Dealer Manager Fees
We earn net commission income through NorthStar Securities for selling equity in our Sponsored Companies, which is expected to cover the costs of our broker-dealer business. Currently, net commission income covers the majority of such costs.
Selling commission and dealer manager fees represent fees earned for selling equity in our Sponsored Companies through NorthStar Securities. Pursuant to dealer manager agreements between NorthStar Securities and our Sponsored Companies, we receive selling commissions of up to 7% of gross offering proceeds raised, which we reallow to participating broker-dealers. In addition, we also receive a dealer manager fee of up to 3% of gross offering proceeds raised, a portion of which may be reallowed to participating broker-dealers and to employees of NorthStar Securities. For the years ended 2012 and 2011, selling commission and dealer manager fees related to the sale of NorthStar Income equity and the increase is attributable to the increased capital raising velocity in 2012.
Other Income
Other income primarily represents special servicing fees related to certain securitization transactions. We are a rated special servicer by Standard & Poor’s and Fitch Ratings and we receive special servicing fees for services related to certain securitization transactions. The increase of $0.2 million is primarily the result of additional services performed in 2012.
Expenses
Commission Expense
Commission expense represents fees to participating broker-dealers with whom we have selling agreements to raise capital for our Sponsored Companies and commissions to employees of NorthStar Securities. The increase of $27.7 million in commission expense corresponds with the increase in commission income.
For the years ended 2012 and 2011, commission expense was incurred only related to NorthStar Income.
Other Expenses
Other expenses primarily represent depreciation expense, legal and other expenses associated with our broker-dealer and special servicing businesses.
General and Administrative Expenses
General and administrative increased $1.5 million primarily attributable to the following:
Salaries and equity-based compensation increased due to higher staffing levels to accommodate the business activities of our Sponsored Companies ($2.0 million), our broker-dealer business ($0.2 million) and our special servicing business ($0.4 million).
Other general and administrative expenses decreased $1.1 million primarily due to decreased legal and other expenses related to our Sponsored Companies ($0.9 million) and our broker-dealer business ($0.2 million).
Cash Flows
The following summarizes our combined statements of cash flows for the three months ended March 31, 2014 and 2013 and the years ended December 31, 2013, 2012 and 2011 (dollars in thousands):

	Three Months Ended March 31,		Years Ended December 31,
Cash flow provided by (used in):	2014	2013	2013	2012	2011
Operating activities	$(7,515)	$(1,661)	(6,239)	(19,910)	(22,829)
Investing activities	(21)	(39)	(198)	(17)	(18)
Financing activities	9,577	487	7,331	24,523	23,627
Net increase (decrease) in cash	$2,041	$(1,213)	$894	$4,596	$780
Net cash used in operating activities primarily represents asset management and other fees from our Sponsored Companies, net of operating expenses incurred to grow our non-traded REIT business. Net cash used in investing activities primarily represents purchases of furniture, fixtures and equipment at our broker dealer. Net cash provided by financing activities represents transactions with NorthStar Realty for the operating activities between the Company and NorthStar Realty.

Contractual Obligations and Commitments
As of December 31, 2013, we had the following contractual commitments under an operating lease of NorthStar Securities. These amounts exclude the operating leases of NorthStar Realty’s New York, New York, Dallas, Texas and Bethesda, Maryland offices (dollars in thousands):

		2014	2015 - 2016	2017 - 2018	Thereafter
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Operating lease	$683	$218	$465	$—	$—
Total	$683	$218	$465	$—	$—
In March 2014, we entered into a lease agreement for an office in Los Angeles, California. Additionally, we expect to have offices in London, Luxembourg, Jersey and Bermuda in the near term.
Off-Balance Sheet Arrangements
We currently do not have any off-balance sheet arrangements.
Related Party Arrangements
For purposes of governing the ongoing relationships between NorthStar Realty and us after the Distribution and to provide for an orderly transition, prior to the Distribution, we and NorthStar Realty will enter into a separation agreement, management agreement, contribution agreement, tax disaffiliation agreement, loan origination services agreement and employee matters agreement, each of which are or will be included as exhibits to the registration statement of which this Information Statement forms a part. These agreements will govern our relationship with NorthStar Realty subsequent to the Distribution and will also provide that all liabilities and obligations attributable to periods prior to the Distribution will remain with NorthStar Realty except for the liabilities for which NorthStar Realty agrees to contribute cash to the Company to enable the Company to pay such liabilities. For instance, the management agreement with NorthStar Realty provides that we will manage NorthStar Realty for an initial term of 20 years and provides for: (i) an annual base management fee equal to the sum of: (a) $100 million; (b) an additional annual base management fee equal to 1.5% per annum of the sum of: (1) cumulative net proceeds of all common equity and preferred equity issued by NorthStar Realty after December 10, 2013; (2) equity issued in exchange or conversion of exchangeable senior notes based on the stock price at the date of issuance; (3) any other issuances of common equity, preferred equity or other forms of equity, including but not limited to units in an operating partnership (excluding equity-based compensation, but including issuances related to an acquisition, investment, joint venture or partnership); and (4) cumulative CAD in excess of cumulative distributions paid on common stock, LTIP Units or other equity awards beginning the first full calendar quarter after completion of the spin-off; (c) an additional annual base management fee equal to the greater of: (1) $10 million; or (2) for the applicable quarter, the portion of distributable cash flow from NorthStar Realty’s equity interest related to the asset management business of RXR Realty; and (d) an additional annual base management fee equal to the greater of: (1) $10 million; or (2) for the applicable quarter, the portion of distributable cash flow from NorthStar Realty’s Aerium investment; and (ii) an incentive fee determined as described under “Certain Relationships and Related Party Transactions - Relationship Between NorthStar Realty and Us After the Distribution — Management Agreement,” with each of the fees set forth in clauses (i) and (ii) being calculated and payable quarterly in arrears in cash. For a description of the other agreements governing our ongoing relationship with NorthStar Realty, refer to “Certain Relationships and Related Party Transactions.”
Non-GAAP Financial Measures
Management views CAD as a performance measure as it provides investors and management with a meaningful indicator of operating performance. CAD is a non-GAAP financial measure. Management uses CAD, among other measures, to evaluate profitability. In addition, the incentive fees to which we may be entitled pursuant to our management agreement with NorthStar Realty will be determined using NorthStar Realty’s CAD as a performance metric. We believe that CAD will be useful because it adjusts net income (loss) for a variety of non-cash, one-time and certain non-recurring items.
We will calculate CAD by subtracting from or adding to net income (loss): equity-based compensation, depreciation related items and straight-line rent and transaction and other costs. In future periods, such adjustments may include amortization of deferred financing costs, foreign currency gains (losses), impairment on goodwill and other intangibles and other one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items. These items, if applicable, include any adjustments for unconsolidated ventures. Management also believes that quarterly distributions will be determined principally based on operating performance and we expect our board of directors will use CAD as one of several metrics it reviews to determine quarterly distributions to stockholders.
CAD should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, our methodology for calculating CAD may differ from the methodologies used by other comparable companies when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

Quantitative and Qualitative Disclosures about Market Risk
Our exposure to market risk is related to our role as asset manager to our Managed Companies and its effect on the asset management, incentive and other fees we earn. Our asset management, incentive and other fees are primarily driven by the ability of our existing and potential new Managed Companies to grow by raising capital, which will in turn be driven by their investment activities, overall performance and various factors beyond our control, including but not limited to, monetary and fiscal policies, domestic and international economic conditions and political considerations. The effect of such risks on our asset management, incentive and other fee agreements vary based on the management contract with the respective Managed Company (refer to the “Business” section of this Information Statement for a summary of the management contracts of our current Managed Companies).
The NorthStar Realty management agreement consists of a base management fee which increases as equity is raised and an incentive fee which is based on the performance of NorthStar Realty using CAD as a performance metric. The base management fee currently represents the majority of the fee. The ability of NorthStar Realty to grow is dependent on access to the capital markets to raise equity and/or debt. To the extent that general capital markets activity slows down or comes to a halt (as was the case during the recession that began in 2008), NorthStar Realty may have difficulty growing. This risk is based on micro and macro-economic market factors including but not limited to disruptions in the debt and equity capital markets and institutional lending market, including the lack of access to capital or prohibitively high costs of obtaining or replacing capital. Despite recent improvements, the markets could suffer another severe downturn and another liquidity crisis could emerge.
Our non-traded companies’ ability to sell equity is highly dependent upon the market and the efforts of our broker-dealer, NorthStar Securities. The non-traded industry has experienced rapid growth, is highly competitive and has faced increased scrutiny in recent years. The number of entrants in the non-traded market space has grown significantly over the last several of years and as a result, we are subject to significant competition from these and other companies seeking to raise capital in this market. Additionally, as a result of increased scrutiny and accompanying media attention, our non-traded companies may face increased difficulties in raising capital in their offerings due to market perception. This market perception may affect our ability to raise capital for our non-traded companies and make investments on their behalf, both of which could materially adversely affect our asset management, incentive and other fee income and the net commission income generated by our broker-dealer.
To a lesser extent, we are indirectly exposed to credit risk through the performance of our Managed Companies. Credit risk relates to the ability of the individual investments to perform, for example the ability for the borrowers underlying debt or securities investments to make required interest and principal payments on scheduled due dates. We seek to manage credit risk through a comprehensive credit analysis prior to making an investment, actively monitoring the portfolio including the underlying credit quality, subordination and diversification of the portfolio. The analysis is based on a broad range of real estate, financial, economic and borrower-related factors which we believe are critical to the evaluation of credit risk inherent in a transaction.

CORPORATE GOVERNANCE AND MANAGEMENT
Corporate Governance
General
Our Common Stock has been approved for listing on the NYSE under the symbol “NSAM.” As a result, we expect that we will be subject to NYSE corporate governance listing standards.
Corporate Governance Guidelines
Our board of directors will adopt our Corporate Governance Guidelines. These guidelines will set forth our practices and policies with respect to among other things, board composition, board member qualifications, responsibilities and education, management succession and self-evaluation. The full text of our Corporate Governance Guidelines will be available on our website at www.nsamgroup.com on or prior to the date of Distribution. A copy will also be able to be obtained by writing to NorthStar Asset Management Group Inc., Attn: General Counsel’s office, 399 Park Avenue, 18th Floor, New York, NY 10022.
Board Leadership Structure; Meetings of Independent Directors
Our board of directors believes it is important to select its chairman and the Company’s chief executive officer in the manner it considers in the best interests of the Company at any given point in time. The members of our board of directors possess considerable business experience and in-depth knowledge of the issues the Company faces and are therefore in the best position to evaluate the needs of the Company and how best to organize the Company’s leadership structure to meet those needs. Accordingly, the chairman and chief executive officer positions may be filled by one individual or by two different individuals.
To promote the independence of our board of directors and appropriate oversight of management, the independent directors will select a Lead Non-Management Director to facilitate free and open discussion and communication among the independent directors of our board of directors and management. The Lead Non-Management Director will preside at all executive sessions at which only non-management directors are present. These meetings will be held in conjunction with the regularly scheduled quarterly meetings of our board of directors, but may be called at any time by our Lead Non-Management Director or any of our other independent directors. Our Lead Non-Management Director will set the agenda for these meetings held in executive session and discuss issues that arise during those meetings with our chairman. Our Lead Non-Management Director will have discussions with our chairman and secretary regarding board of directors meeting agendas and may request inclusion of additional agenda items for meetings of our board of directors. It is expected that the individual who serves as the Lead Non-Management Director will rotate every two years.
Communicating with Our Directors
Our board of directors will adopt policies designed to allow stockholders and other interested parties to communicate with our directors. Interested parties may contact the Lead Non-Management Director, any member or all members of our board of directors by mail. To communicate with our board of directors, any individual director or any group or committee of directors, correspondence should be addressed to our board of directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to NorthStar Asset Management Group Inc., Attn: General Counsel’s office, 399 Park Avenue, 18th Floor, New York, NY 10022.
All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to our board of directors or any group or committee of directors, the office of the General Counsel will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.
Code of Business Conduct and Ethics
We will adopt a code of business conduct and ethics relating to the conduct of our business by our employees, officers and directors. We intend to maintain high standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the United States. Specifically, among other things, our code of ethics prohibits payments, directly or indirectly, to any government official seeking to influence such official or otherwise obtain an improper advantage for our business on or prior to the date of Distribution. The code will be available on our website at www.nsamgroup.com and will also be available without charge to stockholders upon written request to NorthStar Asset Management Group Inc., Attn: General Counsel’s office, 399 Park Avenue, 18th Floor, New York, NY 10022.

Our Directors
Our sole director is currently David T. Hamamoto. The following individuals are expected to be elected by our sole stockholder prior to the Distribution to serve as directors of the Company commencing on or prior to the Distribution date:

Name	Age	Position
David T. Hamamoto	54	Chairman and Chief Executive Officer
Stephen E. Cummings	59	Independent Director Nominee
Judith A. Hannaway	61	Independent Director Nominee
Oscar Junquera	60	Independent Director Nominee
Justin Metz	40	Independent Director Nominee
Wesley D. Minami	57	Independent Director Nominee
Louis J. Paglia	56	Independent Director Nominee
David T. Hamamoto. Mr. Hamamoto has been our sole director, Chief Executive Officer and Chairman since January 2014. Mr. Hamamoto has been the Chairman of the board of directors of NorthStar Realty since October 2007 and has served as one of its directors since October 2003. Mr. Hamamoto has been NorthStar Realty’s Chief Executive Officer since October 2004 , a position he will retain as a co-employee, and was NorthStar Realty’s President from October 2004 to April 2011.  Mr. Hamamoto has also served as Chairman of NorthStar Income, the first public, non-traded REIT sponsored by us, since February 2009 and served as its Chief Executive Officer from February 2009 until January 2013. Mr. Hamamoto has also served as Chairman of NorthStar Healthcare, the second public non-traded REIT sponsored by us, from January 2013 until January 2014. Mr. Hamamoto has further served as Chairman of NorthStar Income II, the third public non-traded REIT sponsored by us, since December 2012.  In July 1997, Mr. Hamamoto co-founded NorthStar Capital Investment Corp., the predecessor to NorthStar Realty, for which he served as Co-Chief Executive Officer until October 2004. From 1983 to 1997, Mr. Hamamoto worked for Goldman, Sachs & Co. where he was co-head of the Real Estate Principal Investment Area and general partner of the firm between 1994 and 1997. During Mr. Hamamoto’s tenure at Goldman, Sachs & Co., he initiated the firm’s effort to build a real estate principal investment business under the auspices of the Whitehall Funds. Additionally, Mr. Hamamoto has served as a member of the advisory committee of RXR Realty, a leading real estate operating and investment management company focused on high-quality real estate investments in the New York Tri-State area, since December 2013.  Mr. Hamamoto served as Executive Chairman from March 2011 until November 2012 (having previously served as Chairman from February 2006 until March 2011) of the board of directors of Morgans Hotel Group Co. Mr. Hamamoto holds a Bachelor of Science from Stanford University in Palo Alto, California and a Master of Business Administration from the Wharton School of Business at the University of Pennsylvania in Philadelphia, Pennsylvania.

Consideration for Recommendation:  As a founder, Chairman, Chief Executive Officer and President of NorthStar Realty and as a founder of our company, Mr. Hamamoto offers our Board an intuitive perspective of the business and operations of the Company as a whole. Mr. Hamamoto also has significant experience in all aspects of the commercial real estate markets, which he gained initially as co-head of the Real Estate Principal Investment Area at Goldman, Sachs & Co. Mr. Hamamoto is able to draw on his extensive knowledge to develop and articulate sustainable initiatives, operational risk management and strategic planning, which qualify him to serve as a director of the Company.

Stephen E. Cummings.  Mr. Cummings, an independent director nominee, has been one of NorthStar Realty’s directors since December 2009. Mr. Cummings currently serves as Head of Investment Banking-Americas Corporate Client Solutions for UBS Investment Bank, a position he has held since November 2012 and also serves as Chairman for the Investment Bank in the Americas for UBS Investment Bank, a position he started in April 2011. From 2004 to 2008, Mr. Cummings was Senior Executive Vice President, Head of Corporate and Investment Banking and a member of Wachovia Corporation’s Operating Committee. From 1998 to 2004, Mr. Cummings served in a number of different leadership roles at Wachovia (and First Union Corporation, a predecessor to Wachovia), including their Mergers and Acquisitions, Investment Banking and Capital Markets Divisions. Before joining Wachovia, Mr. Cummings served as Chairman and Chief Executive Officer of Bowles Hollowell Conner & Co. from 1993 to 1998. Mr. Cummings began his investment banking career in 1979 in the Corporate Finance Division of Kidder, Peabody & Co. Incorporated in New York and joined Bowles Hollowell Conner & Co. in 1984. Mr. Cummings has a Bachelor of Arts in administrative science from Colby College and a Master of Business Administration from Columbia University Graduate School of Business.

Consideration for Recommendation:    Mr. Cummings has significant financial experience, developed through his roles as Head of Investment Banking-Americas Corporate Client Solutions and Chairman for the Investment Bank in the Americas for UBS Investment Bank, as well as Senior Executive Vice President, Head of Corporate and Investment Banking and a member of Wachovia Corporation’s Operating Committee. Mr. Cummings has also served in a number of executive positions with oversight of financial operations, merger and acquisition and capital markets activities. As a business executive with senior management responsibilities, Mr. Cummings’s leadership and experience qualify him to serve as a director of the Company.

Judith A. Hannaway.  Ms. Hannaway, an independent director nominee, has been one of NorthStar Realty’s directors since September 2004. Ms. Hannaway also serves as a member of the audit committee, the compensation committee and the nominating and corporate governance committee of NorthStar Realty. Currently, and during the past five years, Ms. Hannaway has acted as a consultant to various financial institutions. Prior to acting as a consultant, Ms. Hannaway was previously employed by Scudder Investments, a wholly-owned subsidiary of Deutsche Bank Asset Management, as a Managing Director. Ms. Hannaway joined Scudder Investments in 1994 and was responsible for Special Product Development including closed-end funds, off shore funds and REIT funds. Prior to joining Scudder Investments, Ms. Hannaway was employed by Kidder Peabody & Co. Incorporated as a Senior Vice President in Alternative Investment Product Development. She joined Kidder Peabody & Co. Incorporated in 1980 as a Real-Estate Product Manager. Ms. Hannaway holds a Bachelor of Arts from Newton College of the Sacred Heart and a Master of Business Administration from Simmons College Graduate Program in Management.

Consideration for Recommendation:    Ms. Hannaway has had significant experience at major financial institutions and has broad ranging financial services expertise and experience in the areas of financial reporting, risk management and alternative investment products. Ms. Hannaway’s financial-related experience qualifies her to serve as a director of the Company.

Oscar Junquera.  Mr. Junquera, an independent director nominee, has been one of NorthStar Realty’s directors since April 2011. Mr. Junquera also serves as a member of the compensation committee and the nominating and corporate governance committee of NorthStar Realty. Mr. Junquera is the founder of PanMar Capital llc., a private equity firm specializing in the financial services industry and has been their Managing Partner since its formation in January 2008. Mr. Junquera worked on matters related to the formation of PanMar Capital llc. from July 2007 until December 2008. From 1980 until June 2007, Mr. Junquera was at PaineWebber, which was sold to UBS AG in 2000. He began at PaineWebber in the Investment Banking Division and was appointed Managing Director in 1988, Group Head-Financial Institutions in 1990 and a member of the Investment Banking Executive Committee in 1995. Following the sale of PaineWebber to UBS in 2000, Mr. Junquera was appointed Global Head of Asset Management Investment Banking at UBS and was responsible for establishing and building the bank’s franchise with mutual fund, institutional, high net worth and alternative asset management firms, as well as banks, insurance and financial services companies active in asset management. Mr. Junquera is on the Board of Directors of HF2 Financial Management Inc. and Toroso Investments LLC. Mr. Junquera has served on the Board of Trustees of the Long Island Chapter of the Nature Conservancy and is a supporter of various other charitable organizations. He holds a Bachelor of Science from the University of Pennsylvania’s Wharton School and a Master of Business Administration from Harvard Business School.

Consideration for Recommendation:    Mr. Junquera has over 25 years of investment banking experience, most recently as a Managing Director in the Global Financial Institutions Group at UBS Investment Bank and Global Head of Asset Management Investment Banking. Mr. Junquera’s experience covers a unique cross-section of strategic advisory and capital markets activities, including the structuring and distribution of investment funds and permanent capital vehicles, which qualifies him to serve as a director of the Company.

Justin Metz.  Mr. Metz, an independent director nominee, is the Managing Principal of the Related Companies’ real estate fund management team, which he founded in April 2009, operating from offices in New York, Chicago, Boston, Dallas and Los Angeles and staffed with industry veterans. The fund management platform currently manages capital on behalf of sovereign wealth funds, public pension plans, multi-managers, endowments, Taft Hartley plans and family offices across the following strategies: distressed and value added real estate opportunities, origination and acquisition of construction and transitional loans and multifamily housing opportunities across the United States. Prior to joining Related Companies, Mr. Metz served as a Managing Director and Global Head of Real Estate Alternatives at Goldman Sachs. During his 12 years at Goldman Sachs, Mr. Metz held numerous positions of increasing responsibility and served on various boards and investment committees. Mr. Metz is a principal shareholder of Related Fund Management, LLC and Sousa Holdings, LLC. Mr. Metz holds a Bachelor of Arts from the University of Michigan.

Consideration for Recommendation: Mr. Metz has significant real estate investment experience, including 12 years of experience in acquisitions and development of real estate assets, securities and loans in North America, Europe and Asia at Goldman Sachs. Mr. Metz’s real estate investment experience, coupled with his leadership experience from his service on various boards and investment committees, qualify him to serve as a director of the Company.

Wesley D. Minami.  Mr. Minami, an independent director nominee, has been one of NorthStar Realty’s directors since September 2004. Mr. Minami also serves as a member and Chairman of each of the audit committee and the nominating and corporate governance committee of NorthStar Realty. Mr. Minami served as President of Billy Casper Golf LLC from 2003 until March 2012, at which time he ceased acting as President and began serving as Principal. From 2001 to 2002, he served as President of Charles E. Smith Residential Realty, Inc., a REIT that was listed on the NYSE. In this capacity, Mr. Minami was responsible for the development, construction, acquisition and property management of over 22,000 high-rise apartments in five major U.S. markets. He resigned from this position after completing the transition and integration of Charles E. Smith Residential Realty, Inc. from an independent public company to a division of Archstone-Smith Trust, an apartment company that was listed on the NYSE. From 1997 to 2001, Mr. Minami worked as Chief Financial Officer and then Chief Operating Officer of Charles E. Smith Residential Realty, Inc. Prior to 1997,

Mr. Minami served in various financial service capacities for numerous entities, including Ascent Entertainment Group, Comsat Corporation, Oxford Realty Services Corporation and Satellite Business Systems. Mr. Minami holds a Bachelor of Arts in Economics, with honors, from Grinnell College and a Master of Business Administration in Finance from the University of Chicago.

Consideration for Recommendation: Mr. Minami, who has served as President of a publicly-traded REIT, chief financial officer and chief operating officer of a real estate company and in various financial service capacities, brings corporate finance, operations, public company and executive leadership expertise to our Board. Mr. Minami’s diverse experience, real estate background and understanding of financial statements qualify him to serve as a director of the Company.

Louis J. Paglia.  Mr. Paglia, an independent director nominee, has been one of NorthStar Realty’s directors since February 2006. Mr. Paglia also serves as a member of the audit committee and the compensation committee of NorthStar Realty. Mr. Paglia founded Customer Choice LLC in April 2010, a data analytics company serving the electric utility industry. From April 2002 to March 2006, Mr. Paglia was the Executive Vice President of UIL Holdings Corporation, an electric utility, contracting and energy infrastructure company. Mr. Paglia was also President of UIL Holdings’ investment subsidiaries. From July 2002 through April 2005, Mr. Paglia also served as UIL Holdings’ Chief Financial Officer. From 1999 to 2001, Mr. Paglia was Executive Vice President and Chief Financial Officer of eCredit.com, a credit evaluation software company. Prior to 1999, Mr. Paglia served as the Chief Financial Officer for TIG Holdings Inc. and Emisphere Technologies, Inc. Mr. Paglia received a Bachelor of Science from Massachusetts Institute of Technology and a Master of Business Administration from the Wharton School of Business at the University of Pennsylvania.

Consideration for Recommendation: Mr. Paglia brings a career of broad ranging financial expertise, having held several chief financial officer positions, including at three public companies. Mr. Paglia’s extensive accounting, finance and risk management expertise qualify him to serve as a director of the Company.
Director Compensation
Each non-employee director will receive an annual fee for his or her services of $90,000 and an annual equity award of $120,000. We will also automatically grant an equity award to any person who becomes a non-employee director in the amount of $120,000 on the date such director is appointed or elected to our board of directors.  Non-employee directors will also receive the following compensation for service as members of committees of our board of directors:  (ii) the chairpersons of the Audit Committee and the Compensation Committee receive an annual fee of $35,000; (iii) the chairperson of the Nominating and Corporate Governance Committee receive an annual fee of $30,000; (iv) members of the Audit Committee (other than the chairperson) receive an annual fee of $20,000; and (v) members of the Compensation Committee and Nominating and Corporate Governance Committee (other than the chairpersons) receive an annual fee of $15,000. The Lead Non-Management Director of our board of directors will receive an additional annual fee of $50,000. The Company generally does not pay meeting fees to the directors; however, each non-employee director will receive $1,000 per meeting for each board meeting that exceeds ten meetings per year and, as applicable, $1,000 per meeting for each committee meeting that exceeds six meetings per year. We will also reimburse each of our directors for his or her travel expenses incurred in connection with his or her attendance at full board of directors and committee meetings. We have not made any payments to any of our non-employee directors or director nominees to date.
Board Committees
Our board of directors will have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and each of these standing committees will adopt a charter. Each of these committees will be composed exclusively of independent directors, as defined by the listing standards of the stock exchange on which our Common Stock will be listed, which we expect to be the NYSE. Moreover, the Compensation Committee will be composed exclusively of individuals referred to as “non-employee directors” in Rule 16b-3 of the Exchange Act and “outside directors” in Section 162(m) of the Code.
Audit Committee
At the time of the Distribution, our Audit Committee will consist of at least three members each of whom will be independent and financially literate under the rules of the stock exchange on which our Common Stock will be listed, which we expect to be the NYSE, and at least one of whom will be an “audit committee financial expert,” as that term is defined by the SEC. We expect that the initial members of our Audit Committee will be Messrs. Minami (Chairman), Junquera and Paglia. The Audit Committee will be responsible for, among other things, engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and assisting our board of directors in its oversight of our internal controls over financial reporting. For more information, refer to “Certain Relationships and Related Party Transactions — Policy for Review of Related Party Transactions.”
On or prior to the date of Distribution, a copy of the Audit Committee charter will be available on our website at www.nsamgroup.com under the heading “Investor Relations — Corporate Governance” and will also be available without charge to stockholders upon written request to NorthStar Asset Management Group Inc., Attn: General Counsel’s office, 399 Park Avenue, 18th Floor, New York, NY 10022.
Compensation Committee
At the time of the Distribution, our Compensation Committee will consist of members that are independent under the rules of the stock exchange on which our Common Stock will be listed, which we expect to be the NYSE. We expect that the initial members of our Compensation Committee will be Ms. Hannaway (Chairperson) and Messrs. Junquera and Metz. The Compensation Committee will be responsible for, among other things, determining compensation for our executive officers, administering and monitoring our equity compensation plans, evaluating the performance of our executive officers and producing an annual report on executive compensation for inclusion in our annual meeting proxy statement. The Compensation Committee may delegate some or all of its duties to a subcommittee comprising one or more members of the Compensation Committee.
On or prior to the date of Distribution, a copy of the Compensation Committee charter will be available on our website at www.nsamgroup.com under the heading “Investor Relations - Corporate Governance” and will also be available without charge to stockholders upon written request to NorthStar Asset Management Group Inc., Attn: General Counsel’s office, 399 Park Avenue, 18th Floor, New York, NY 10022.
Nominating and Corporate Governance Committee
At the time of the Distribution, our Nominating and Corporate Governance Committee will be independent under the rules of the stock exchange on which our Common Stock will be listed, which we expect to be the NYSE. We expect that the initial members of our Nominating and Corporate Governance Committee will be Messrs. Cummings (Chairman) and Minami and Ms. Hannaway. The Nominating and Corporate Governance Committee will be responsible for, among other things, seeking, considering and recommending to our board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting. It will also periodically prepare and submit to our board of directors for adoption the Nominating and Corporate Governance Committee’s selection criteria for director nominees. It will review and make recommendations on matters involving general operation of our board of directors, including director compensation plans and practices and our corporate governance and annually recommend to our board of directors nominees for each committee of our board of directors. In addition, the Nominating and Corporate Governance Committee will annually facilitate the assessment of our board of director’s performance as a whole and of the individual directors and report thereon to our board of directors.
On or prior to the date of Distribution, a copy of the Nominating and Corporate Governance Committee charter will be available on our website at www.nsamgroup.com under the heading “Investor Relations — Corporate Governance” and will also be available without charge to stockholders upon written request to NorthStar Asset Management Group Inc., Attn: General Counsel’s office, 399 Park Avenue, 18th Floor, New York, NY 10022.
Our Executive Officers
Set forth below is information regarding the individuals who serve as our executive officers.

Name	Age	Position
David T. Hamamoto(1)	54	Chairman and Chief Executive Officer
Albert Tylis	40	President
Daniel R. Gilbert	44	Chief Investment and Operating Officer of NorthStar Asset Management Group, Ltd, our wholly-owned subsidiary
Debra A. Hess	50	Chief Financial Officer
Ronald J. Lieberman	44	Executive Vice President, General Counsel and Secretary
__________________
(1) For information regarding Mr. Hamamoto, refer to “ - Our Directors” above.
Albert Tylis.   Mr. Tylis is our President. He has served as President of NorthStar Realty since January 2013, a position he will retain as a co-employee. Prior to his current position at NorthStar Realty, Mr. Tylis served as Co-President of NorthStar Realty from April 2011 until January 2013, Chief Operating Officer of NorthStar Realty from January 2010 until January 2013, Secretary of NorthStar Realty from April 2006 until January 2013, an Executive Vice President of NorthStar Realty from April 2006 until April 2011 and General Counsel of NorthStar Realty from April 2006 to April 2011. Mr. Tylis also served as Chief Operating Officer of NorthStar Income from October 2010 until January 2013 and as General Counsel and Secretary of NorthStar Income from October 2010 until April 2011. He has further served as Chairman of the board of directors of NorthStar Healthcare from April 2011 until January 2013 and as General Counsel and Secretary of NorthStar Healthcare from October 2010 until April 2011. Prior to joining NorthStar Realty in August 2005, Mr. Tylis was the Director of Corporate Finance and General Counsel of ASA Institute and from September 1999 through February 2005, Mr. Tylis was a senior attorney at the law firm of Bryan Cave LLP, where he was a member of the Corporate Finance and Securities Group, the Transactions Group, the Banking, Business and Public Finance Group and supported the firm’s Real Estate Group. Mr. Tylis has served as a member of the advisory committee of RXR Realty since

December 2013. Mr. Tylis holds a Bachelor of Science from the University of Massachusetts at Amherst and a Juris Doctor from Suffolk University Law School.
Daniel R. Gilbert.   Mr. Gilbert is Chief Investment and Operating Officer of NorthStar Asset Management Group, Ltd, a wholly-owned subsidiary of the Company. Mr. Gilbert has served as Chief Investment and Operating Officer of NorthStar Realty since January 2013, a position he will retain as a co-employee. Mr. Gilbert also serves as the Chief Executive Officer and President of NorthStar Income and NorthStar Income II, as well as the executive chairman of NorthStar Healthcare since January 2014 (having previously served as NorthStar Healthcare’s Chief Executive Officer from August 2012 to January 2014). Mr. Gilbert served as Co-President of NorthStar Realty from April 2011 until January 2013 and in various other senior management positions since NorthStar Realty’s initial public offering in October 2004. Mr. Gilbert began serving as an executive officer of each of NorthStar Income, NorthStar Healthcare and NorthStar Income II from their inceptions, in January 2009, October 2010 and December 2012, respectively. Mr. Gilbert served as an Executive Vice President and Managing Director of Mezzanine Lending of NorthStar Capital Investment Corp., a predecessor company of NorthStar Realty. Prior to that role, Mr. Gilbert was with Merrill Lynch & Co., or Merrill Lynch, in its Global Principal Investments and Commercial Real Estate Department and prior to joining Merrill Lynch, held accounting and legal-related positions at Prudential Securities Incorporated. Mr. Gilbert holds a Bachelor of Arts degree from Union College in Schenectady, New York.
Debra A. Hess.   Ms. Hess is our Chief Financial Officer. Ms. Hess has served as Chief Financial Officer of NorthStar Realty, a position she has held since July 2011 and will retain as a co-employee. Ms. Hess has also served as Chief Financial Officer and Treasurer of NorthStar Income since October 2011 and as Chief Financial Officer and Treasurer of NorthStar Healthcare since March 2012. Ms. Hess has further served as Chief Financial Officer and Treasurer of NorthStar Income II since December 2012. Ms. Hess has significant financial, accounting and compliance experience at public companies. Ms. Hess most recently served as Chief Financial Officer and Compliance Officer of H/2 Capital Partners, where she was employed from August 2008 to June 2011. From March 2003 to July 2008, Ms. Hess was a managing director at Fortress Investment Group, where she also served as Chief Financial Officer of Newcastle Investment Corp., a Fortress portfolio company and a NYSE-listed alternative investment manager. From 1993 to 2003, Ms. Hess served in various positions at Goldman, Sachs & Co., including as Vice President in Goldman Sachs’s Principal Finance Group and as a Manager of Financial Reporting in Goldman Sachs’ Finance Division. Prior to 1993, Ms. Hess was employed by Chemical Banking Corporation in the corporate credit policy group and by Arthur Andersen & Company as a supervisory senior auditor. Ms. Hess holds a Bachelor of Science in Accounting from the University of Connecticut in Storrs, Connecticut and a Master of Business Administration in Finance from New York University in New York, New York.
Ronald J. Lieberman.   Mr. Lieberman is our Executive Vice President, General Counsel and Secretary. Mr. Lieberman has served as NorthStar Realty’s Executive Vice President, General Counsel and Secretary since April 2012, April 2011 and January 2013, respectively, positions he will retain as a co-employee. Mr. Lieberman has served as General Counsel of NorthStar Realty since April 2011, an Executive Vice President of NorthStar Realty since April 2012 and as Assistant Secretary of NorthStar Realty from April 2011 until January 2013. Mr. Lieberman has also served as General Counsel and Secretary of NorthStar Income and NorthStar Healthcare since October 2011 and April 2011, respectively, and as an Executive Vice President of each of those companies since January 2013. Mr. Lieberman has further served as General Counsel and Secretary of NorthStar Income II since December 2012 and as Executive Vice President of that company since March 2013. Prior to joining NorthStar Realty, Mr. Lieberman was a partner in the Real Estate Capital Markets practice at the law firm of Hunton & Williams LLP. Mr. Lieberman practiced at Hunton & Williams from September 2000 until March 2011 where he advised numerous REITs, including mortgage REITs and specialized in capital markets transactions, mergers and acquisitions, securities law compliance, corporate governance and other board advisory matters. Prior to joining Hunton & Williams, Mr. Lieberman was the associate general counsel at Entrade, Inc., during which time Entrade was a public company listed on the NYSE. Mr. Lieberman began his legal career at Skadden, Arps, Slate, Meagher and Flom LLP. Mr. Lieberman holds a Bachelor of Arts, Master of Business Administration and Juris Doctor, each from the University of Michigan in Ann Arbor, Michigan.

EXECUTIVE COMPENSATION
Executive Officers
Our named executive officers are expected to be:

Name	Position
David T. Hamamoto	Chairman and Chief Executive Officer
Albert Tylis	President
Daniel R. Gilbert	Chief Investment and Operating Officer of NorthStar Asset Management Group, Ltd, our wholly-owned subsidiary

For all periods prior to March 31, 2014, our named executive officers have been employees of NorthStar Realty and did not receive any compensation from the Company.
Executive Employment Agreements
In connection with the spin-off, we, or in the case of Mr. Gilbert, our subsidiary, NorthStar Asset Management Group, Ltd, will enter into an executive employment agreement with each of our named executive officers that will replace their existing employment agreements with NorthStar Realty. Each executive employment agreement will have an initial term of three years and will extend on an annual basis for one additional year, unless written notice not to renew the executive employment agreement is given by the Company or the executive not later than 90 days prior to the expiration of the term. The executives’ employment agreements will establish each executive’s initial annual base salary as follows: Mr. Hamamoto - $1,050,000; Mr. Tylis - $600,000; and Mr. Gilbert - $600,000, which amounts will be reduced by the amount of any cash compensation paid to such executives directly by NorthStar Realty. Pursuant to his respective executive employment agreement, each executive will agree that, during his employment and for a period of one year following the termination of such employment, subject to certain exceptions: (i) the executive will not solicit any of our or our affiliates’ employees, officers, consultants or joint venture partners to terminate their employment or other relationships with us or any of our affiliates; and (ii) the executive will not engage in any business that competes directly with the principal businesses conducted by us as of the date of the executive’s termination of employment. Additionally, the executive employment agreements provide for certain payments and benefits in the event of a termination of employment under certain circumstances, as described below.
Payments and Benefits upon a Termination of Employment Due to Death or Disability
Pursuant to the executive employment agreements, in the event that an executive’s employment terminates on account of death or “disability” (as defined in the executive employment agreement), the executive shall be entitled to the following payments and benefits:

•
an amount equal to one times the executive’s base salary at the rate in effect on the date of termination, without giving effect to any reduction in base salary attributable to cash compensation paid by NorthStar Realty;

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a pro-rated bonus for the year of termination based on the executive’s target annual cash bonus in the year of termination (or annual bonus for the prior year if a target has not been determined); provided that no pro-rated bonus shall be paid to the executive if the executive was a participant in the Incentive Plan (as defined below) or another annual bonus plan or program of the Company that specifically provides for a method of determining the pro-rated annual bonus to be received by the executive for the year in which the date of termination occurs;

•	continuation of health benefits for a one-year period from the date of termination, if applicable;

•
full vesting of all equity awards of the Company or any affiliates as of the date of termination, except as otherwise provided in the plan governing particular equity awards or the award agreement governing particular equity awards;

•	continuing exercisability of all stock options and stock appreciation rights, if any, for the lesser of 12 months after the date of termination or the remainder of their term; and

•	lapsing of any no-sale provisions applicable to vested equity awards of the Company or any entities managed by the Company.
Payments and Benefits upon a Termination Without Cause or for Good Reason
If an executive’s employment terminates for any reason other than: (i) due to and upon the expiration of the term of the executive employment agreement because the executive has given written notice not to extend the term; (ii) by us for cause (as defined in the executive employment agreement); (iii) by the executive without good reason (as defined in the executive employment agreement); or (iv) due to the executive’s death or disability, the executive shall be entitled to the following payments and benefits:

•
an amount equal to 2.25 times in the case of Mr. Hamamoto and 1.5 times in the case of Messrs. Tylis and Gilbert (or 3.0 times and 2.0 times, respectively, in the event such termination occurs in connection with or within 12 months after a change of control) the sum of: (a) the executive’s base salary at the rate in effect on the date of termination, without giving effect to any reduction in base salary attributable to cash compensation paid by NorthStar Realty; and (b) the average annual bonuses (including annual cash bonuses and annual bonuses paid in stock of the Company or other securities of the Company, NorthStar Realty or any other entity managed by the Company) earned by the executive for the three years (or such fewer number of years from and after 2014) that ended prior to the date of termination; provided that, before the end of 2014, average annual bonuses will be based on average annual bonuses paid by NorthStar Realty for the three prior years;

•	a pro-rated bonus determined in the same manner as described above in connection with a termination due to death or disability;

•	continuation of health benefits until the earlier of the one-year anniversary of the date of termination and the date on which the executive receives similar health benefits from another person;

•
full vesting of all equity awards of the Company or any affiliates as of the date of termination, except as otherwise provided in the plan governing particular equity awards or the award agreement governing particular equity awards;

•	continuing exercisability of all stock options and stock appreciation rights, if any, for the lesser of 12 months after the date of termination or the remainder of their term; and

•	lapsing of any no-sale provisions applicable to vested equity awards of the Company or any entities managed by the Company.
In order to receive the payments and benefits described above, an executive must execute and deliver an effective release of claims against the Company and related parties within 30 days after the date of the executive’s termination.
The executive employment agreements provide that, in the event that any payment or benefit to be paid or provided to an executive would be subject to the excise tax under Sections 280G and 4999 of the Code, payments and benefits to such executive will be reduced to the extent necessary to avoid the imposition of such excise tax, but only if such reduction would result in a greater after-tax benefit to the executive. Previously, each of these executives’ employment agreements with NorthStar Realty had provided for a tax gross-up payment in the event the executive was terminated without cause or resigned for good reason following a change of control and become subject to this excise tax. The employment agreements that we will enter into with each of our executives will not provide for any tax gross-ups.
Equity Incentive Plan
Summary of Equity Incentive Plan
In March 2014, our board of directors adopted our 2014 Omnibus Stock Incentive Plan, or the 2014 Plan, which was subsequently approved by our sole stockholder. Our 2014 Plan provides flexibility to use various equity-based and cash incentive awards as compensation tools to motivate our workforce.
Initially, after giving effect to the 1-for-2 reverse stock split of NorthStar Realty common stock that NorthStar Realty expects to effect in connection with and immediately prior to the spin-off, 22,500,000 shares of Common Stock have been reserved for the issuance of awards under the 2014 Plan; provided that this number will automatically increase each January 1, beginning on January 1, 2015, by 2% of the outstanding number of shares of Common Stock on the immediately preceding December 31. The number of shares of Common Stock reserved under the 2014 Plan was based on the aggregate number of outstanding shares of common stock of NorthStar Realty on the date the 2014 Plan was adopted. The number of shares reserved under the 2014 Plan is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.
The shares we issue under the 2014 Plan will be authorized but unissued shares or shares that we reacquire. The shares of Common Stock underlying any awards that are forfeited, canceled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2014 Plan will be added back to the shares of Common Stock available for issuance under the 2014 Plan.
Stock options and stock appreciation rights with respect to no more than 22,500,000 shares of stock may be granted to any one individual in any one calendar year and the maximum “performance-based award” payable to any one individual under the 2014 Plan is 22,500,000 shares of stock or $100,000,000 in the case of awards payable in cash. The maximum aggregate number of shares that may be issued in the form of incentive stock options shall not exceed 22,500,000 shares of Common Stock.
The 2014 Plan is currently administered by the compensation committee of the board of directors of NorthStar Realty. Following the completion of the spin-off, the 2014 Plan will be administered by our compensation committee. The administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted and to determine the specific terms and conditions of each award, subject to the provisions of the 2014 Plan. Persons eligible to participate in the 2014 Plan are those executive officers, employees, co-employees, directors (including non-employee directors), consultants and advisors of the Company or any parent or subsidiary of the Company who provides services to the Company as selected from time to time by the administrator in its discretion.
The 2014 Plan permits the granting of both options to purchase Common Stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The exercise price of each stock option will be determined by the administrator but may not be less than 100% of the fair market value of the Common Stock on the date of grant or, in the case of an incentive stock option granted to a 10% owner, less than 110% of the fair market value of the Common Stock on the date of grant. The term of each stock option will be fixed by the administrator and may not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% owner). The administrator will determine at what time or times each option may be exercised.
The administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of Common Stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. Stock appreciation rights may be granted either alone or in conjunction with all or part of any stock option granted under the 2014 Plan. The exercise price of each stock appreciation right may not be less than 100% of the fair market value of the Common Stock on the date of grant and the term of each stock appreciation right may not exceed ten years from the date of grant.
The administrator may award restricted shares of Common Stock and RSUs to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period.
The administrator may grant dividend equivalent rights to participants either as a freestanding award or as a component of another award. Dividend equivalent rights entitle the recipient to receive credits for dividends that would be paid if the recipient held a specified number of shares of Common Stock.
The administrator may grant other awards that are valued in whole or in part by reference to, or are otherwise calculated by reference to or based on, shares of Common Stock including, without limitation: (i) operating partnership units and other membership interests in a subsidiary entity that are similar in structure to LTIP Units in NorthStar Realty Finance Limited Partnership; (ii) Performance Common Stock; (iii) other convertible, exchangeable or redeemable securities or equity interests; (iv) membership interests in a subsidiary or operating partnership; and (v) awards valued by reference to book value, fair value or performance parameters relative to the Company or any subsidiary or group of subsidiaries. The terms of any other awards will be determined by the administrator. The administrator may also grant cash-based awards to participants subject to such conditions and restrictions as it may determine.
The administrator may grant awards of restricted stock, RSUs, performance shares, other awards or cash-based awards under the 2014 Plan that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. These awards will only vest or become payable upon the attainment of performance goals that are established by the administrator and related to one or more performance criteria. The performance criteria that could be used with respect to any such awards include: total stockholder return; cash available for distribution; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization or any other adjustment); changes in the market price of the Common Stock or stock of any entity managed by us or our subsidiary; economic value-added; funds from operations or similar measure, including adjusted funds from operations and equity adjusted funds from operations; sales or revenue; acquisitions or strategic transactions; operating income (loss); cash flow (including, but not limited to, operating cash flow and free cash flow); return on capital, assets, equity, or investment; return on sales; liquidity; balance sheet liquidity; collateralized debt obligation, or CDO, liquidity; discounted payoff; non-traded REIT capital raise; gross or net profit levels; productivity; expense; margins; operating efficiency; working capital; earnings (loss) per share of Common Stock or stock of any entity managed by us or our subsidiary; sales or market share and assets under management, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The maximum award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code that may be made to any one employee during any one calendar year period is 22,500,000 shares of Common Stock with respect to a stock-based award and $100,000,000 with respect to an award payable in cash.
The 2014 Plan provides that in the case of, and subject to, the consummation of: (i) a merger, share exchange, reorganization or consolidation; or (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person, all outstanding awards may be assumed, substituted or otherwise continued by the successor entity. To the extent that the successor entity does not assume, substitute or otherwise continue such awards: (i) except as otherwise provided in the applicable award agreement, all stock options and stock appreciation rights that are not exercisable immediately prior to the effective time of such transaction will become fully exercisable as of the effective time, the restrictions and conditions on all other awards with time-based vesting, conditions or restrictions will become fully vested and nonforfeitable as of the effective time and awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with such transaction in the administrator’s discretion; and (ii) upon the effectiveness of such transaction, the 2014 Plan and all outstanding awards thereunder will terminate. In the event of such termination, we may make or provide for a cash payment to participants holding options and stock appreciation rights, in exchange for the cancellation thereof, equal to the difference between the per share cash consideration in the transaction and the exercise price of the options or stock appreciation rights or each participant shall be permitted, within a specified period of time prior to the consummation of the sale event, as determined by the administrator, to exercise all outstanding options and stock appreciation rights held by such participant. In addition, in connection with such a transaction in which the Common Stock is exchanged for or converted into the right to receive cash, the parties to such transaction may provide that some or all outstanding awards that would otherwise not be fully vested and exercisable after giving effect to the transaction will be converted into the right to receive the per share cash consideration in the transaction multiplied by the number of shares subject to such awards (net of the applicable exercise price), subject to any remaining vesting provisions relating to such awards and other terms and conditions of such transaction to the extent provided by the parties thereto.
Our board of directors may at any time amend or discontinue the 2014 Plan and the administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. Our board of directors, in its discretion, may determine to make any amendments subject to approval by our stockholders for purposes of complying with applicable stock exchange requirements, ensuring the qualified status of incentive options or ensuring that compensation earned under the 2014 Plan qualifies as performance-based compensation under Section 162(m) of the Code. In no event may the administrator reduce the exercise price of outstanding stock options or stock appreciation rights or effect the repricing of stock options or stock appreciation rights through cancellation and re-grants or cancellation in exchange for cash, other awards or stock options or stock appreciation rights with a lower exercise price without stockholder approval.
No awards may be granted under the 2014 Plan after the date that is ten years from the date of stockholder approval.
Awards under the 2014 Plan
In connection with the spin-off, on April 3, 2014, the administrator granted RSUs to each of our named executive officers. All of these RSUs vest over four years and are subject to the achievement of performance-based vesting conditions. 40% of these RSUs, which we refer to as the Company Performance RSUs, are subject to the achievement of performance-based hurdles relating to CAD and capital raising of our Sponsored Companies. 30% of these RSUs, which we refer to as the Absolute TSR RSUs, are subject to the achievement of performance-based hurdles relating to the Company’s absolute total stockholder return. The remaining 30% of these RSUs, which we refer to as the Relative TSR RSUs, are subject to the achievement of performance-based hurdles based on the Company’s total stockholder return relative to the Russell 2000 Index. The terms of these RSUs are described in further detail below.
Company Performance RSUs
The Company Performance RSUs will be settled in restricted shares of Common Stock that vest in four equal annual installments on each of December 31, 2014, 2015, 2016 and 2017 based on continued employment through such dates and subject to the achievement of a performance hurdle based on CAD and non-traded REIT capital raising. The performance hurdle will be achieved if, during any of 2014, 2015, 2016 or 2017, the combined CAD of the Company and NorthStar Realty exceeds a stated target or the gross proceeds received by non-exchange traded REITs or business development companies sponsored by the Company, NorthStar Realty or one of their subsidiaries exceeds a stated target. If the performance hurdle is not achieved on or before the date on which restricted shares otherwise would have vested, such shares will remain outstanding and will vest if and when the performance hurdle is achieved. If the performance hurdle has not been achieved by December 31, 2017, then all of the Company Performance RSUs will be forfeited. The Company Performance RSUs will be settled in an equal number of restricted shares of Common Stock if the spin-off occurs on or prior to December 15, 2014 and otherwise will be forfeited.
Achievement of the performance hurdle for the Company Performance RSUs for a particular year will be based on the greater of: (i) annualized results for the third quarter of that year; or (ii) annualized results for the second and third quarter of that year; provided that, for 2014, such annualized results for purposes of the CAD target will be from the later of the beginning of the second or third quarter, as applicable, or the date of the spin-off or, if the spin-off has not occurred by the end of the third quarter, CAD will be based on CAD of NorthStar Realty during such period.
The number of Company Performance RSUs granted to each of our named executive officers, after giving effect to the 1-for-2 reverse stock split of NorthStar Realty common stock that NorthStar Realty expects to effect in connection with and immediately prior to the spin-off, is as follows: Mr. Hamamoto - 934,579, Mr. Tylis - 623,053 and Mr. Gilbert - 623,053.
Absolute TSR RSUs
The Absolute TSR RSUs will be settled in an equal number of restricted shares of Performance Common Stock. These restricted shares will only vest if and to the extent the Company’s total stockholder return during the four-year period ending April 2, 2018 exceeds specific hurdles and the executive remains employed through the end of such period. In order for all of the restricted shares to vest, the Company’s total stockholder return must equal or exceed 15%, compounded annually, during this four-year period. An amount equal to at least 25% but less than 100% of the restricted shares will vest if the Company’s total stockholder return equals or exceeds 8% and is less than 15%, compounded annually, which amount shall be determined through linear interpolation. None of the restricted shares will vest if the Company’s total stockholder return for this period is less than 8%, compounded annually. The initial stock price used for purposes of determining total stockholder return is 40% of the average closing price for the common stock of NorthStar Realty Finance Corp. for the 20 trading days ending on and including April 3, 2014. The Absolute TSR RSUs will be settled in an equal number of restricted shares of Performance Common Stock if the spin-off occurs on or prior to December 15, 2014 and otherwise will be forfeited.
Performance Common Stock is substantially identical to the Common Stock, except that it will not be entitled to share in distributions declared with respect to Common Stock and it will not entitle holders to vote, except with respect to limited matters impacting the rights of the Performance Common Stock. See “Description of Capital Stock” for more information regarding the terms of Performance Common Stock. Upon vesting pursuant to the terms of the Absolute TSR RSU, shares of Performance Common Stock will automatically convert into shares of Common Stock and the executive will be entitled to receive the distributions that would have been paid with respect to a share of Common Stock (for each share of Performance Common Stock that vests) on or after the date the shares of Performance Common Stock were initially issued.
The number of Absolute TSR RSUs granted to each of our named executive officers, after giving effect to the 1-for-2 reverse stock split of NorthStar Realty common stock that NorthStar Realty expects to effect in connection with and immediately prior to the spin-off, is as follows: Mr. Hamamoto - 700,934, Mr. Tylis - 467,289 and Mr. Gilbert - 467,289.
Relative TSR RSUs
The Relative TSR RSUs will be settled in an equal number of restricted shares of Performance Common Stock. The executive may earn up to 125% of the number of restricted shares granted; provided that shares will only vest or be earned if and to the extent the Company’s relative total stockholder return compared to the Russell 2000 Index during the four-year period ending April 2, 2018 exceeds specific hurdles and the executive remains employed through the end of such period. In order for the maximum award to be earned, the Company’s annual compounded total stockholder return must equal or exceed 150% of the annual compounded total return generated by the Russell 2000 Index, during this four-year period. An amount equal to at least 25% but less than 125% of the restricted shares will vest and be earned if the Company’s annual compounded total stockholder return equals or exceeds 50% and is less than 150% of the annual compounded total return generated by the Russell 2000 Index, which amount shall be determined through linear interpolation. None of the restricted shares will vest or be earned if the Company’s annual compounded total stockholder return is less than 50% of the annual compounded total return generated by the Russell 2000 Index. The initial stock price used for purposes of determining the Company’s annual compounded total stockholder return is 40% of the average closing price for the common stock of NorthStar Realty Finance Corp. for the 20 trading days ending on and including April 3, 2014. The Relative TSR RSUs will be settled in an equal number of restricted shares of Performance Common Stock if the spin-off occurs on or prior to December 15, 2014 and otherwise will be forfeited. If greater than 100% of the restricted shares are earned, additional shares of Common Stock equal to such excess will be issued. Upon vesting pursuant to the terms of the Relative TSR RSU, shares of Performance Common Stock will automatically convert into shares of Common Stock and the executive will be entitled to receive the distributions that would have been paid with respect to a share of Common Stock (for each share that vests or is earned) on or after the date the shares of Performance Common Stock were initially issued.
The number of Relative TSR RSUs granted to each of our named executive officers, after giving effect to the 1-for-2 reverse stock split of NorthStar Realty common stock that NorthStar Realty expects to effect in connection with and immediately prior to the spin-off, is as follows: Mr. Hamamoto - 700,934, Mr. Tylis - 467,289 and Mr. Gilbert - 467,289.
Treatment upon Termination or Change of Control
Upon a termination of an executive’s employment, the Company Performance RSUs will be treated in the manner set forth in the executive’s employment agreement; provided that no shares shall vest under the Company Performance RSUs unless and until the performance hurdle applicable to the Company Performance RSUs have been achieved. Upon a termination of an executive’s employment by us without cause, by the executive for good reason or due to the executive’s death or disability, the executive will retain a pro rata percentage of the Absolute TSR RSUs and Relative TSR RSUs and vesting of the remaining amount will remain subject to the same performance-based criteria and will be determined at the end of the four-year performance period. For purposes of determining vesting under the Absolute TSR RSUs and Relative TSR RSUs, a termination of an executive’s employment by us without cause, by the executive for good reason or due to the executive’s death or disability in connection with a change of control will be treated in the same manner as a change of control.
Upon a change of control (which includes a change of control of the Company or NorthStar Realty), the executives will be entitled to full vesting of the Company Performance RSUs and vesting of a pro rata percentage of the Absolute TSR RSUs and Relative TSR RSUs based on the greater of the percentage of the performance period that has elapsed or the percentages of such awards that would have been earned if the Company’s stock price at the end of the four-year period had been the same as the stock price on the date of the change of control.
Executive Incentive Bonus Plan
Summary of Incentive Plan
On March 28, 2014, our board of directors adopted the NorthStar Asset Management Group Inc. Executive Incentive Bonus Plan, or the Incentive Plan, which was subsequently approved by our sole stockholder. The Incentive Plan establishes the general parameters of the Company’s incentive bonus program for its executive officers and is similar in structure to the existing executive bonus plan of NorthStar Realty. Prior to the completion of the spin-off, the compensation committee of the board of directors of NorthStar Realty will administer the Incentive Plan. Following the completion of the spin-off, the Incentive Plan will be administered by our compensation committee.
Under the Incentive Plan, for each plan year, the administrator will establish two bonus pools (an annual cash bonus pool and a long-term bonus pool), award a bonus pool percentage or percentages to each participant with respect to such bonus pools (i.e., the percentage of such pool that the participant will be eligible to receive as either an annual bonus or a long-term bonus, if applicable criteria are achieved) and establish performance goals, vesting requirements and other terms and conditions applicable to such bonuses. Bonuses under the Incentive Plan will also constitute awards under the 2014 Plan and the maximum bonus that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code that may be made to any one participant during any one calendar year period is 22,500,000 shares of Common Stock with respect to an award denominated in stock and $100,000,000 with respect to any bonus payable in cash.
If awarded an annual bonus pool percentage by the administrator for a plan year, a participant will be eligible to receive an annual bonus with respect to such plan year. A participant’s maximum annual bonus will equal the product of the participant’s annual bonus pool percentage and the annual cash bonus pool. The actual amount of annual bonuses will be tied to the Company’s achievement of performance goals established by the administrator. The administrator shall determine the relevant performance goals and the relative weighting of such goals, generally within the first 90 days of the plan year. The relative weighting and payout ranges for annual bonuses will be set forth in a participant’s bonus award notice for the year. Within 60 days following the end of a plan year, the administrator will certify whether and to what extent the applicable performance goals have been met and determine the actual amount of the annual bonuses payable with respect to such year. A participant will be eligible to receive an annual bonus if the participant was employed through December 31 of the plan year.
If awarded a long-term bonus pool percentage, a participant will be eligible to receive a long-term bonus with respect to such plan year. Long-term bonuses may be paid in cash and/or in the form of equity interests in the Company, NorthStar Realty or one of their subsidiaries, as determined by the administrator. The vesting, payment and/or the amount of a participant’s long-term bonus for a plan year may be tied to the achievement of performance goals for the relevant long-term bonus performance period, a participant’s continued employment with the Company for such period and/or such other criteria as may be established by the administrator and set forth in participants’ bonus award notices for such plan year. Performance goals for each long-term bonus performance period shall be determined by the administrator generally within 90 days after the beginning of the plan year. The Committee may establish ranges within such performance goals that correspond to the payout of different fixed percentages of the maximum long-term bonus that a participant is eligible to receive. Equity awards granted with respect to long-term bonuses may also be subject to additional no-sale restrictions as determined by the administrator.
If a participant’s employment is terminated by the Company without cause (as defined in the participant’s employment or other service agreement with the Company), by the participant with good reason (as defined in the participant’s employment or other service agreement with the Company) or due to the participant’s death or disability, which we refer to collectively as a qualifying termination, the participant will remain eligible to receive a pro-rated annual bonus if and to the extent that the applicable performance goals for the plan year are achieved; provided that the participant executes and delivers to the Company an effective release of claims against the Company and related parties. In the event of a change of control (which under the Incentive Plan includes a change of control of the Company or NorthStar Realty), participants will be eligible to receive an annual bonus assuming all performance goals are achieved, but calculated based on a bonus pool that is adjusted to reflect the shortened plan year. The terms and conditions relating to treatment of long-term bonuses upon a participant’s termination of employment and change of control will be set forth in the participant’s bonus award notice.
The Incentive Plan also amends awards made under the NorthStar Realty executive incentive bonus plan to provide that, upon a change of control, certain no-sale restrictions applicable to long-term bonuses previously awarded under the NorthStar Realty executive incentive bonus plan will expire and the pro-rata percentage of performance-based RSUs of NorthStar Realty that will vest will equal the greater of: (i) the pro rata portion of the performance period that has elapsed (as currently provided in such plan); or (ii) the amount that would have been earned if the Company’s stock price at the end of the applicable performance period equaled the Company’s stock price as of the date of the change of control.
2014 Awards under the Incentive Plan
Annual Cash Bonus
For the 2014 plan year, the administrator: (i) established an annual cash bonus pool with respect to annual bonuses under the Incentive Plan equal to 17% of the Company’s revenues, determined on a pro forma basis, giving effect to the spin-off as if it occurred on January 1, 2014; and (ii) awarded annual bonus pool percentages to the Company’s executives. Each executive’s annual bonus pool percentage for the 2014 plan year is equal to the percentage awarded to that executive divided by the total percentages awarded to all participants. For the 2014 plan year, the administrator awarded the following percentages to our named executive officers (Mr. Hamamoto - 12.0%, Mr. Tylis - 8.0% and Mr. Gilbert - 8.0%) out of total percentages of 32.1% that were awarded to all participants.

The actual amount of the executives’ 2014 annual cash bonuses will be determined based on the Company’s achievement of performance goals based on CAD of the Company and NorthStar Realty, non-traded REIT capital raising and the closing of the spin-off (together with the achievement of certain minimum CAD and/or non-traded REIT capital raising targets). The following table presents the percentage of each executive’s 2014 annual cash bonus that will be based on the achievement of each of these performance goals:

Name	CAD Target	Closing of Spin-Off(1)	Non-Traded REIT Capital Raise Target
David Hamamoto	50%	40%	10%
Albert Tylis	50%	40%	10%
Daniel Gilbert	40%	40%	20%
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(1)     Plus minimum CAD and/or non-traded REIT capital raise targets.
In the event of a change of control or a termination of employment, executives may be eligible to receive a pro-rated portion of the 2014 annual bonus pursuant to the terms of the Incentive Plan discussed above.
Long-Term Bonus
For the 2014 plan year, the administrator: (i) established a long-term bonus pool with respect to long-term bonuses under the Incentive Plan equal to 1.5 times the bonus pool established with respect to annual cash bonuses; and (ii) awarded long-term bonus pool percentages to the Company’s executives. Each executive’s long-term bonus pool percentage for the 2014 plan year is equal to the percentage awarded to that executive divided by the total percentages awarded to all participants. For the 2014 plan year, the administrator awarded the following percentages to our named executive officers (Mr. Hamamoto - 18.0%, Mr. Tylis - 12.0% and Mr. Gilbert - 12.0%) out of total percentages of 46.9% that were awarded to all participants.
For the 2014 plan year, long-term bonuses will be paid in both Company and NorthStar Realty equity-based awards and subject to performance-based and/or time-based vesting conditions over the four-year performance period from January 1, 2014 through December 31, 2017 as summarized in the table below:

Type of Award	Approximate Percentage of Long-Term Bonus	Vesting/Performance Goals
Company Performance Award (Company Common Stock)	31.65%
Grant subject to achievement of CAD target or non-traded REIT capital raise target for 2014. If granted, the award will vest on December 31, 2014, 2015, 2016 and 2017, subject to continued employment; provided that no-sale restrictions will apply through December 31, 2017.

NorthStar Realty Time-Based Award (NorthStar Realty LTIP Units)	31.65%
Grant not subject to achievement of performance hurdles. Vests on December 31, 2014, 2015, 2016 and 2017, subject to continued employment; provided that no-sale restrictions will apply through December 31, 2017.

Company TSR Award (Company Performance Common Stock)	18.35%
Vests if and to the extent that the Company achieves pre-established total stockholder return hurdles during the performance period, subject to continued employment through the end of the performance period.

NorthStar Realty TSR Award (NorthStar Realty RSUs)	18.35%
Vests if and to the extent that NorthStar Realty achieves pre-established total stockholder return hurdles during the performance period, subject to continued employment through the end of the performance period.

The Company Performance Awards and the NorthStar Realty Time-Based Awards will collectively account for 63.30% of the long-term bonuses, and the size of each award is expected to account for approximately 31.65% of the long-term bonuses. The dollar amount of the Company Performance Awards will be based on 31.65% of a long-term bonus pool calculated based on the Company’s annualized revenues for 2014 based on its revenues for the second and third quarters of 2014, determined on a pro forma basis, giving effect to the spin-off as if it occurred on January 1, 2014. The NorthStar Realty Time-Based Awards will then equal 63.30% of the long-term bonus pool less the dollar amount attributable to the Company Performance Awards.

The following types of equity will be utilized for the long-term bonuses for 2014:

Type of Award	Form of Equity
Company Performance Award	Common Stock
NorthStar Realty Time-Based Award	LTIP units in the operating partnership subsidiary of NorthStar Realty substantially similar in structure to the LTIP Units in NorthStar Realty Finance Limited Partnership
Company TSR Award	Performance Common Stock (converting to Common Stock upon vesting)
NorthStar Realty TSR Award	RSUs of NorthStar Realty
The actual number of shares, LTIP Units or RSUs, as applicable, to be granted pursuant to each type of award will be based on the dollar amount of the applicable portion of the long-term bonus divided by the 20-day average closing price of the Company's Common Stock or NorthStar Realty’s common stock, as applicable, on the last day of the 2014 plan year. The shares of Common Stock for the Company Performance Award will be issued on December 31, 2014, if the performance goal applicable to this award is achieved and the remainder of the equity awards will be issued within ten days after the Company has received its approved audited financial statement for 2014, in each case subject to the applicable performance-based and/or time-based vesting conditions. Neither Performance Common Stock issued pursuant to the Company TSR Award nor the RSUs of NorthStar Realty issued pursuant to the NorthStar Realty TSR Award will entitle the executive to receive distributions or distribution equivalents before performance-based vesting has occurred. Upon the conclusion of the four-year performance period ending December 31, 2017, each named executive officer will also receive the distributions that would have been paid (for each share or RSU actually earned) with respect to a share of Common Stock or NorthStar Realty’s common stock, as applicable, during the second, third and fourth year of such four-year performance period.
Upon a qualifying termination, an executive will be entitled to the following with respect to the long-term bonus awards: (i) a pro rata percentage of the Company Performance Award will vest based on the percentage of the plan year that elapsed prior to the termination; provided that no shares shall vest unless and until the performance hurdle applicable to the Company Performance Award has been achieved; (ii) a pro-rata percentage of the NorthStar Realty Time-Based Award will vest based on the percentage of the plan year elapsed prior to the termination; and (iii) a pro-rata percentage of the Company and NorthStar Realty TSR Awards will be retained based on the percentage of the performance period that elapsed prior to the termination and vesting of these remaining amounts will remain subject to the same performance-based criteria, which will be determined at the end of the performance period. For purposes of determining vesting under the Company and NorthStar Realty TSR Awards, a qualifying termination in connection with a change of control will be treated in the same manner as a change of control. In order to receive the vesting described above in connection with a qualifying termination, an executive must execute and deliver to the Company an effective release of claims against the Company and related parties.
In connection with a change of control (which shall include a change of control of the Company and a change of control of NorthStar Realty), the executives will be entitled to the following with respect to the long-term bonus awards: (i) a pro-rata percentage of the Company Performance Award will vest based on the percentage of the plan year that elapsed prior to the termination; (ii) a pro-rata percentage of the NorthStar Realty Time-Based Award will vest based on the percentage of the plan year elapsed prior to the termination; and (iii) a pro-rata percentage of the Company and NorthStar Realty TSR Awards will vest based on the greater of the percentage of the performance period that has elapsed or the percentages of such awards that would have been earned if the Company’s and NorthStar Realty’s stock price, respectively, at the end of the performance period had been the same as the stock price on the date of the change of control. If a change of control occurs prior to the end of the plan year, the long-term bonus pool will be adjusted by the administrator on an equitable basis to reflect the shortened plan year.
Clawback Policy
Under the Incentive Plan, if the Company is required to prepare a material accounting restatement for any plan year and this restatement: (i) would have reduced the amount paid under the Incentive Plan to the participants for such year; and (ii) was due to an untrue statement of material fact or a material omission of a material fact by a participant, then the administrator may seek reimbursement from one or more participants for all or any portion of the incentive compensation paid under the Incentive Plan that would not otherwise have been earned based on the restated financial statements.
Outstanding NorthStar Realty Awards
Our named executive officers have historically received deferred cash bonuses and equity-based awards under the NorthStar Realty Executive Incentive Bonus Plan, as amended, or the NRF Incentive Plan, and NorthStar Realty’s equity plans in connection with their employment with NorthStar Realty. These awards have been discussed in detail within NorthStar Realty’s public filings. All of the vested and unvested deferred cash bonuses and equity awards granted by NorthStar Realty prior to the spin-off, including those granted to our named executive officers, will remain outstanding following the spin-off and will be adjusted to reflect the spin-off and the Restructuring Transactions. The following adjustments, among others, will be made to the outstanding deferred cash bonuses and equity awards previously granted by NorthStar Realty to reflect the spin-off and the Restructuring Transactions:

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LTIP Units of NorthStar Realty Finance Limited Partnership will be converted into an equal number shares of common stock of Sub-REIT, which shares of common stock will remain outstanding following the merger of NorthStar Realty Finance Corp. with and into Sub-REIT and therefore constitute shares of common stock of NorthStar Realty following the Restructuring Transactions;

•	Appropriate adjustments to all awards will be made to reflect the 1-for-2 reverse stock split of NorthStar Realty common stock with any fractional shares eliminated;

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Holders of shares of NorthStar Realty common stock subject to outstanding equity awards will receive an equal number of shares of the Company’s Common Stock in the spin-off, all of which generally will remain subject to the same vesting and other terms that applied prior to the spin-off, subject to the other adjustments described herein;

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Other equity and equity-based awards relating to NorthStar Realty common stock, such as RSUs, will be adjusted to also relate to an equal number of the Company’s Common Stock, but otherwise generally will remain subject to the same vesting and other terms that applied prior to the spin-off, subject to the other adjustments described herein;

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Vesting conditions or other provisions in outstanding awards based on continued employment with NorthStar Realty or its subsidiaries (or relating to a termination of such employment) will be adjusted to refer to continued employment with any of NorthStar Realty, the Company or their respective subsidiaries (or the termination of employment from all of such entities, which, for our named executive officers, will occur upon termination of employment from the Company or, in the case of Mr. Gilbert, NorthStar Asset Management Group, Ltd, unless otherwise agreed) and references to a recipient’s employment, consulting or similar service agreement with NorthStar Realty or any of its subsidiaries will be adjusted to refer to such an agreement with any of NorthStar Realty, the Company or any of their subsidiaries;

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Performance-based vesting conditions based on total stockholder return of NorthStar Realty will be adjusted to refer to combined total stockholder return of NorthStar Realty and the Company with respect to periods after the spin-off; and

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All references to a change of control or similar term in outstanding awards will be adjusted to refer to a change of control, as defined in the 2014 Plan, which includes a change of control of the Company or NorthStar Realty.

Following the spin-off, NorthStar Realty and the compensation committee of its board of directors will continue to administer all of these awards, but the Company will be obligated to issue shares of the Company’s Common Stock or other equity awards of its subsidiaries or make cash payments in lieu thereof or with respect to dividend or distribution equivalent obligations to the extent required by these awards. These awards will continue to be governed by the NRF Incentive Plan and NorthStar Realty’s equity plans, as applicable, and shares of the Company’s Common Stock issued pursuant to these awards will not be issued pursuant to, or reduce availability under, the 2014 Plan.
The material terms of these outstanding awards that will be held by our named executive officers following the spin-off, as adjusted to reflect the spin-off and the Restructuring Transactions (including the impact of the 1-for-2 reverse stock split of NorthStar Realty common stock), are described below. All of these awards were made pursuant to the NRF Incentive Plan.
NRF Incentive Plan
Under the NRF Incentive Plan, an incentive compensation pool was established for each of 2011, 2012 and 2013, that was divided into three separate incentive compensation components: (i) an annual bonus, tied to annual performance and paid after year end at or around completion of year end audit; (ii) a deferred bonus paid 50% on December 31 of each of the second and third years following the year to which such bonus relates; and (iii) a long-term bonus, generally paid (a) 50% in RSUs of NorthStar Realty that vest at the end of a multi-year performance period based on and subject to the achievement of cumulative total shareholder return, or TSR, goals for such period and continued employment and (b) 50% in equity awards vesting over such multi-year period based solely on continued employment. All annual bonuses that our named executive officers were entitled to pursuant to the NRF Incentive Plan have previously been paid by NorthStar Realty and, as a result, will not be outstanding upon the date of the spin-off.
Deferred Bonuses
Our named executive officers earned deferred bonuses under the NRF Incentive Plan for 2012 and 2013 that remain outstanding.

With respect to 2013, in lieu of paying the full amount of the deferred bonus in cash, the compensation committee of the board of directors of NorthStar Realty determined to pay (i) 50% of the deferred bonuses in cash on December 31, 2014, subject to continued employment through such date and (ii) the remaining 50% of the deferred bonus in the form of deferred LTIP Units that will vest based on continued employment through December 31, 2015. Deferred LTIP Units are equity awards representing the right to receive upon settlement of the award either LTIP Units in NorthStar Realty’s operating partnership, if any, or shares of common stock of NorthStar Realty if such LTIP Units are not available. Following the spin-off, deferred LTIP Units will also represent the right to receive an equal number of LTIP Units in the Company’s operating partnership, if any, or shares of the Company’s Common Stock if such LTIP Units are not available. The number of deferred LTIP Units granted as deferred bonus for 2013 that are held by each named executive officer is: David T. Hamamoto - 94,287; Albert Tylis - 62,858; and Daniel R. Gilbert - 61,901. The deferred cash bonuses will remain an obligation of NorthStar Realty following the spin-off.
Our named executive officers will be entitled to receive deferred cash bonuses from NorthStar Realty on December 31, 2014, pursuant to the awards under the NRF Incentive Plan with respect to 2012 (such amounts representing the remaining 50% of the initial deferred bonus amount), subject to our named executive officers’ continued employment with the Company, NorthStar Realty or any of their subsidiaries. These deferred cash bonuses will remain an obligation of NorthStar Realty following the spin-off.
Long-Term Bonuses
Our named executive officers earned long-term bonuses under the NRF Incentive Plan for 2013, 2012 and 2011 that remain outstanding.
2013 Awards
Following the spin-off, our named executive officers will hold RSUs and deferred LTIP Units that were originally granted with respect to 2013 as a long-term bonus under the NRF Incentive Plan.
The RSUs will vest based upon the achievement of established TSR targets for the four-year performance period ending December 31, 2016 and subject to continued employment with the Company, NorthStar Realty or any of their subsidiaries through the end of this performance period. In order to earn 100% of the RSUs, TSR from January 1, 2013 through December 31, 2016 must exceed 12%, compounded annually. An amount equal to 25% but less than 100% of the RSUs will vest if the TSR for this period equals or exceeds 6% and is less than 12%, compounded annually, which amount shall be determined through linear interpolation. No RSUs will vest if the TSR for this period is less than 6%, compounded annually. TSR will be measured based on the TSR of NorthStar Realty for the period prior to the spin-off and the combined TSR of NorthStar Realty and the Company for the period after the spin-off. If and to the extent these RSUs vest, our named executive officers will receive a payout, if any, equal to the value at the time of such payout for each RSU that vests of: (i) one share of NorthStar Realty common stock, paid in the form of shares of NorthStar Realty common stock or LTIP Units in NorthStar Realty’s operating partnership, if any, and if permitted by us and elected by the named executive officer, to the extent shares of common stock are available under NorthStar Realty’s equity compensation plans or, if sufficient shares are not available, in cash; and (ii) one share of the Company’s Common Stock, paid in the form of shares of the Company’s Common Stock. Each of our named executive officers will also receive, for each RSU actually earned, the distributions that would have been paid during the second, third and fourth year of such four-year performance period with respect to: (i) prior to the spin-off, a share of NorthStar Realty common stock (or two shares prior to the reverse stock split); and (ii) following the spin-off, a share of NorthStar Realty common stock and a share of the Company’s Common Stock. The number of such RSUs held by each named executive officer is as follows: David T. Hamamoto - 195,797; Albert Tylis - 130,532; and Daniel R. Gilbert - 130,532.
The deferred LTIP Units that were granted with respect to 2013 as a long-term bonus under the NRF Incentive Plan were subject to vesting in four annual installments beginning on January 29, 2014, subject to the named executive officer’s continued employment with the Company, NorthStar Realty or any of their subsidiaries through the applicable vesting date, and may not be sold prior to December 31, 2016. The number of such deferred LTIP Units held by each named executive officer, of which 75% are unvested, is as follows: David T. Hamamoto - 195,797; Albert Tylis - 130,532; and Daniel R. Gilbert - 130,532.
2012 Awards
Following the spin-off, our named executive officers will hold RSUs and restricted shares of NorthStar Realty common stock and the Company’s Common Stock that were originally granted with respect to 2012 as a long-term bonus under the NRF Incentive Plan.
The RSUs will vest based upon the achievement of established TSR targets for the four-year performance period ending December 31, 2015 and subject to continued employment with the Company, NorthStar Realty or any of their subsidiaries through the end of this performance period. In order to earn 100% of the RSUs, TSR from January 1, 2012 through December 31, 2015 must exceed 12%, compounded annually. An amount equal to 25% but less than 100% of the RSUs will vest if the TSR for this period equals or exceeds 6% and is less than 12%, compounded annually, which amount shall be determined through linear interpolation. No RSUs will vest if the TSR for this period is less than 6%, compounded annually. TSR will be measured based on the TSR of NorthStar Realty for the period prior to the spin-off and the combined TSR of NorthStar Realty and the Company for the period after the spin-off. If and to the extent these RSUs vest, our named executive officers will receive a payout, if any, equal to the value at the time of such payout for each RSU that vests of: (i) one share of NorthStar Realty common stock, paid in the form of shares of NorthStar Realty common stock or LTIP Units in NorthStar Realty’s operating partnership, if any, and if permitted by us and elected by the named executive officer, to the extent shares of common stock are available under NorthStar Realty’s equity compensation plans or, if sufficient shares are not available, in cash; and (ii) one share of the Company’s Common Stock, paid in the form of shares of the Company’s Common Stock. Each of our named executive officers will also receive, for each RSU actually earned, the distributions that would have been paid during the second, third and fourth year of such four-year performance period with respect to: (i) prior to the spin-off, a share of NorthStar Realty common stock (or two shares prior to the reverse stock split); and (ii) following the spin-off, a share of NorthStar Realty common stock and a share of the Company’s Common Stock. The number of such RSUs held by each named executive officer is as follows: David T. Hamamoto -275,807; Albert Tylis - 183,871; and Daniel R. Gilbert - 183,871.
The restricted shares of NorthStar Realty common stock and the Company’s Common Stock that were originally granted as LTIP Units in NorthStar Realty Finance Limited Partnership with respect to 2012 as a long-term bonus under the NRF Incentive Plan were subject to vesting in four annual installments beginning on January 29, 2013, subject to the named executive officer’s continued employment with the Company, NorthStar Realty or any of their subsidiaries through the applicable vesting date, and may not be sold prior to December 31, 2015. The number of such restricted shares of each of NorthStar Realty common stock and the Company’s Common Stock held by each named executive officer, of which 50% are unvested, is as follows: David T. Hamamoto - 275,807; Albert Tylis - 183,871; and Daniel R. Gilbert - 183,871.
2011 Awards
Following the spin-off, our named executive officers will hold RSUs and restricted shares of NorthStar Realty common stock and the Company’s Common Stock that were originally granted with respect to 2011 as a long-term bonus under the NRF Incentive Plan.
The RSUs will vest based upon the achievement of established TSR targets for the four-year performance period ending December 31, 2014 and subject to continued employment with the Company, NorthStar Realty or any of their subsidiaries through the end of this performance period. In order to earn 100% of the RSUs, TSR from January 1, 2011 through December 31, 2014 must exceed 20%, compounded annually. An amount equal to 25% but less than 100% of the RSUs will vest if the TSR for this period equals or exceeds 12.5% and is less than 20%, compounded annually, which amount shall be determined through linear interpolation. No RSUs will vest if the TSR for this period is less than 12.5%, compounded annually. TSR will be measured based on the TSR of NorthStar Realty for the period prior to the spin-off and the combined TSR of NorthStar Realty and the Company for the period after the spin-off. If and to the extent these RSUs vest, our named executive officers will receive a payout, if any, equal to the value at the time of such payout for each RSU that vests of: (i) one share of NorthStar Realty common stock, paid in the form of shares of NorthStar Realty common stock or LTIP Units in NorthStar Realty’s operating partnership, if any, and if permitted by us and elected by the named executive officer, to the extent shares of common stock are available under NorthStar Realty’s equity compensation plans or, if sufficient shares are not available, in cash; and (ii) one share of the Company’s Common Stock, paid in the form of shares of the Company’s Common Stock. Each of our named executive officers will also receive, for each RSU actually earned, the distributions that would have been paid during the second, third and fourth year of such four-year performance period with respect to: (i) prior to the spin-off, a share of NorthStar Realty common stock (or two shares prior to the reverse stock split); and (ii) following the spin-off, a share of NorthStar Realty common stock and a share of the Company’s Common Stock. The number of such RSUs held by each named executive officer is as follows: David T. Hamamoto - 344,872; Albert Tylis - 188,112; and Daniel R. Gilbert - 188,112.
The restricted shares of NorthStar Realty common stock and the Company’s Common Stock that were originally granted as LTIP Units in NorthStar Realty Finance Limited Partnership with respect to 2011 as a long-term bonus under the NRF Incentive Plan were subject to vesting in four annual installments beginning on January 29, 2012, subject to the named executive officer’s continued employment with the Company, NorthStar Realty or any of their subsidiaries through the applicable vesting date, and may not be sold prior to December 31, 2014. The number of such restricted shares of each of NorthStar Realty common stock and the Company’s Common Stock held by each named executive officer, of which 25% are unvested, is as follows: David T. Hamamoto - 344,872; Albert Tylis - 188,112; and Daniel R. Gilbert - 188,112.

Treatment upon Termination of Employment
The NRF Incentive Plan delineates the amounts that may be owed to our named executive officers under the NRF Incentive Plan if they are terminated without “cause” or resign for “good reason” or if their employment terminates as a result of death or disability. As noted above, in connection with the spin-off, the references to termination of employment will be adjusted to refer to the termination of employment from all of NorthStar Realty, the Company and their respective subsidiaries, which, for our named executive officers, will occur upon termination of employment from the Company or, in the case of Mr. Gilbert, NorthStar Asset Management Group, Ltd, unless otherwise agreed. The NRF Incentive Plan provides for the following arrangements in connection with a qualifying termination of employment under the Incentive Plan:
Deferred Bonus: If a named executive officer is eligible to receive a deferred bonus (including deferred LTIP Units awarded in lieu of a cash deferred bonus), the vesting and/or payment of any unvested and unpaid portion of such deferred bonus shall be accelerated in connection with any such termination of employment.
Long-Term Bonus: The number of RSUs granted as long-term bonus that may vest, if any, will be determined at the end of the applicable long-term bonus performance period but pro-rated based on the number of days that the named executive officer was employed during such long-term bonus performance period.
Each payment or vesting of awards described above shall be required only if the executive officer has signed a general release of claims in favor of NorthStar Realty and related persons and entities in a form and manner satisfactory to NorthStar Realty.
Treatment upon Change of Control
The NRF Incentive Plan provides for the following arrangements in connection with a change of control, which, as noted above, will be adjusted in connection with the spin-off to refer to a change of control, as defined in the 2014 Plan, which includes a change of control of the Company or NorthStar Realty:
Deferred Bonus: Any unpaid portion of such deferred cash bonus will be accelerated and paid in connection with a change of control. The vesting of all deferred LTIP Units granted as deferred bonus held by our named executive officers will accelerate upon a change of control.
Long-Term Bonus: The vesting of all restricted shares of NorthStar Realty common stock and the Company’s Common Stock and deferred LTIP Units originally granted as long-term bonus subject to vesting solely based on continued employment will accelerate upon a change of control. Upon a change of control our named executive officers shall be entitled to vest with respect to a number of RSUs granted as long-term bonus equal to the greater of: (i) a pro-rated portion of such RSUs based on the percentage of the applicable long-term bonus performance period that elapsed from the first day of such period through the date of the change of control; or (ii) the number of RSUs that would have been earned if the stock price as of the end of the applicable long-term bonus performance period equaled the stock price as of the date of the change of control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Relationship Between NorthStar Realty and Us After the Distribution
Following the Distribution, we will be an independent public company and NorthStar Realty will have no continuing common stock ownership interest in us.
For purposes of governing the ongoing relationships between NorthStar Realty and us after the Distribution and to provide for an orderly transition, NorthStar Realty and we have entered or will enter into the agreements described in this section prior to the Distribution.
Certain of the agreements summarized in this section are or will be included as exhibits to the registration statement of which this Information Statement forms a part and the following summaries of those agreements are qualified in their entirety by reference to the agreements as so filed.
Separation Agreement
We will enter into a Separation Agreement with NorthStar Realty which will set forth, among other things, our agreements with NorthStar Realty regarding the principal transactions necessary to distribute us from NorthStar Realty. Under the Separation Agreement, NorthStar Realty will distribute our Common Stock to its common stockholders and our management and certain NorthStar Realty employees as a result of their ownership of certain equity awards of NorthStar Realty entitling them to the same benefits as holders of NorthStar Realty common stock.
The Separation Agreement will also set forth the other agreements that govern certain aspects of our relationship with NorthStar Realty after the Distribution date. These other agreements are described in additional detail below. A form of the Separation Agreement is filed as an exhibit to the registration statement of which this Information Statement forms a part and the following description of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement as so filed.
Transfer of Assets and Assumption of Liabilities
The Separation Agreement will identify assets to be transferred, liabilities to be assumed and contracts to be performed by each of us and NorthStar Realty as part of the Distribution and it will provide for when and how these transfers, assumptions and assignments will occur.
Conditions to the Distribution
The Separation Agreement will provide that the Distribution is subject to the satisfaction of certain material conditions, including the following:

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the SEC declaring effective our registration statement and no stop order suspending the effectiveness of the registration statement in effect and no proceedings for such purpose pending before or threatened by the SEC;

•	the transaction agreements relating to the Distribution having been duly executed and delivered by the parties;

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no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the related transactions in effect;

•	the mergers of NorthStar Realty Finance Limited Partnership with NorthStar Realty and the merger of NorthStar Realty with Sub-REIT having occurred;

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the receipt of the opinion from Kramer Levin Naftalis & Frankel LLP to the effect that, for U.S. federal income tax purposes: (i) the Restructuring Transactions will be tax-free; and (ii) the Distribution should be tax-free to NorthStar Realty and its stockholders; and

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no event or development having occurred or existing that, in the judgment of NorthStar Realty’s Board, in its sole discretion, makes it inadvisable to effect the reorganization, the Distribution and other related transactions.

Legal Matters
In general, NorthStar Realty will assume liability for all pending, threatened and unasserted legal claims relating to actions or omissions occurring prior to the Distribution and we will be responsible for all claims relating to actions or omissions occurring after the Distribution that relate to our business. To the extent a claim relates to a series of actions relating to our business occurring both before and after the Distribution, we will allocate liability for such claims between us and NorthStar Realty on a pro rata basis. In the event of any third-party claims that name both companies as defendants but that do not primarily relate to either our business or NorthStar Realty’s business, each party will cooperate with the other party to defend against such claims. Each party will cooperate in defending any claims against the other for events that are related to the Distribution, but may have taken place prior to, on or after such date.

Insurance
The Separation Agreement will provide for all pre-Distribution claims to be made under NorthStar Realty’s existing insurance policies and post-Distribution claims to be made under our insurance policies. In addition, the Separation Agreement will allocate between the parties the right to proceeds and the obligation to incur certain deductibles under certain insurance policies. On or prior to the Distribution date, we will be required to have in place all insurance programs to comply with our contractual obligations and as reasonably necessary for our business. NorthStar Realty will be required, subject to the terms of the agreement, to obtain certain directors and officers insurance policies to apply against pre-Distribution claims.
Other Matters
Other matters governed by the Separation Agreement will include, among others, access to financial and other records and information, intellectual property, legal privilege, confidentiality, access to and provision of records and treatment of outstanding guarantees.
The Separation Agreement will also provide that NorthStar Realty will have the sole and absolute discretion to determine whether to proceed with the Distribution, including the form, structure and terms of any transactions to effect the Distribution and the timing of and satisfaction of conditions to the consummation of the Distribution.
Management Agreement
Upon completion of our separation from NorthStar Realty, one of our subsidiaries will enter into a management agreement with NorthStar Realty for an initial term of 20 years, which will be automatically renewed for additional 20-year terms each anniversary thereafter unless earlier terminated. The management agreement may not be terminated during its initial term, during any renewal term or at the end of any term, unless NorthStar Realty has cause to terminate.  The management agreement defines cause to exist only if one or more of the following events occur: (i) we engage in fraud against NorthStar Realty or misappropriates or embezzles their funds; (ii) we breach the management agreement in bath faith or are grossly negligent under the management agreement and the breach or gross negligence has a material adverse effect on NorthStar Realty which cannot be reversed within a specified period of time; (iii) we becomes bankrupt or insolvent; (iv) we dissolve; or (v) the management agreement has caused or will cause NorthStar to fail to qualify under the tax laws as a REIT, the NorthStar Board has not determined that it is desirable to cease qualifying as a REIT, and we will not amend or modify the management agreement to allow NorthStar to qualify as a REIT. Pursuant to the management agreement, we will be the exclusive provider of the services set forth in the management agreement and will be responsible for managing, operating, directing and supervising the operations and administration of NorthStar Realty, its subsidiaries and its real estate assets other than NorthStar Realty’s loan origination business for its commercial real estate debt. A form of the Management Agreement is filed as an exhibit to the registration statement of which this Information Statement forms a part and the following description of the Management Agreement is qualified in its entirety by reference to the Management Agreement as so filed.
Duties of Asset Manager
As asset manager, we will be responsible for NorthStar Realty’s day-to-day operations, subject to the supervision of our board of directors. Through our global network of subsidiaries and branch offices, we will perform (or will cause to be performed) services and activities relating to, among other things, investments and financing, portfolio management and other administrative services, such as accounting and investor relations, to NorthStar Realty and its subsidiaries. We will not be obligated to dedicate any of our executives or other personnel exclusively to NorthStar Realty, nor to dedicate any specific amounts of time to fulfilling our obligations and we may contract with and provide services to an unlimited number of additional Managed Companies.
Compensation Under the Management Agreement
Under the management agreement, NorthStar Realty will pay the following fees as compensation for the services provided by us as asset manager:

•	an annual base management fee, calculated and payable quarterly in arrears in cash, equal to the sum of:

•	$100 million;

•	an additional annual base management fee equal to 1.5% per annum of the sum of:

•	cumulative net proceeds of all common equity and preferred equity issued by NorthStar Realty after December 10, 2013;

•	equity issued in exchange or conversion of exchangeable senior notes based on the stock price at the date of issuance;

•
any other issuances of common equity, preferred equity or other forms of equity, including but not limited to units in an operating partnership (excluding equity-based compensation, but including issuances related to an acquisition, investment, joint venture or partnership); and

•	cumulative CAD in excess of cumulative distributions paid on common stock, LTIP Units or other equity awards beginning the first full calendar quarter after completion of the spin-off.

•
an additional annual base management fee equal to the greater of: (a) $10 million; or (b) for the applicable quarter, the portion of distributable cash flow from NorthStar Realty’s equity interest related to the asset management business of RXR Realty, calculated based on the percentage of the gross revenues from the asset management business of RXR Realty over the total revenues (net of all investment related expenses excluding non-cash and corporate level expenses) of RXR Realty for the applicable period;

•	an additional annual base management fee equal to the greater of: (a) $10 million; or (b) for the applicable quarter, the portion of distributable cash flow from NorthStar Realty’s Aerium investment;

•	an incentive fee, calculated and payable quarterly in arrears in cash, equal to:

•
the product of: (a) 15% and (b) CAD before such incentive fee, divided by the weighted average shares outstanding for the calendar quarter, when such amount is in excess of $0.195 per share but less than $0.225 per share; plus

•
the product of: (a) 25% and (b) CAD before such incentive fee, divided by the weighted average shares outstanding for the calendar quarter, when such amount is equal to or in excess of $0.225 per share;

•	multiplied by the weighted average shares outstanding for the calendar quarter.
In addition, we may earn an incentive fee from NorthStar Realty’s healthcare investments in connection with the Healthcare Strategic Partnership.
Weighted average shares represents the number of shares of common stock, LTIP Units or other equity-based awards (with some exclusions), outstanding on a daily weighted average basis. With respect to the base management fee, all issuances shall be allocated on a daily weighted average basis during the fiscal quarter of issuances. In connection with, and prior to, the Distribution, NorthStar Realty expects to effect a 1-for-2 reverse stock split of NorthStar Realty common stock. With respect to the incentive fee, such amounts will be appropriately adjusted from time to time to take into account the effect of any stock split, reverse stock split or stock dividend.
Furthermore, if NorthStar Realty were to spin-off any asset or business in the future, such entity would be managed by us on terms substantially similar to those set forth in the management agreement between NorthStar Realty and us. The management agreement further provides that the aggregate base management fee in place immediately after the spin-off will not be less than the aggregate base management fee in place at NorthStar Realty immediately prior to the spin-off.
Payment of Costs and Expenses and Expense Allocation
NorthStar Realty is responsible for all of its costs and expenses and will reimburse us for all of NorthStar Realty’s costs and expenses incurred by us on their behalf. In addition to NorthStar Realty’s costs and expenses, following the Distribution, NorthStar Realty shall reimburse us for additional costs and expenses incurred by us for an amount not to exceed the following: (i) 20% of the combined total of (a) NorthStar Realty’s general and administrative expenses as reported in its consolidated financial statements excluding (1) equity-based compensation expense, (2) non-recurring items, (3) fees payable to us under the terms of the management agreement and (4) any allocation of expenses from us (“NorthStar Realty G&A”); and (b) our general and administrative expenses as reported in our consolidated financial statements, excluding equity-based compensation expense and adding back any costs or expenses allocated to any Managed Company, less (ii) the NorthStar Realty G&A.
In addition, NorthStar Realty will pay directly or reimburse us for up to 50% of any long-term bonus or other compensation that our compensation committee determines shall be paid and/or settled in the form of equity and/or equity-based compensation to executives, employees and service providers of NSAM in connection with the performance of services under the management agreement. At the discretion of our compensation committee, the foregoing compensation may be granted in shares of NorthStar Realty restricted stock, restricted stock units, long-term incentive plan units or other forms of equity compensation or stock-based awards. NorthStar Realty will also pay directly or reimburse us for an allocable portion of any severance paid pursuant to any employment, consulting or similar service agreements in effect between us and any of our executives, employees or other services providers.
Termination
NorthStar Realty may terminate the management agreement for cause at any time, including during the initial term, without the payment of any termination fee, with at least 60 days prior written notice to us, upon the occurrence of any of the following:

•	we engage in any material act of fraud, misappropriation of funds or embezzlement against NorthStar Realty or any of its subsidiaries;

•
our breach, in bad faith, of any provision of the management agreement or gross negligence that has a “material adverse effect” on NorthStar Realty, in each case, if the effects of such breach in bad faith or gross negligence cannot be reversed, or such effects are not reversed within a period of 60 days (or 90 days if we take steps to reverse such effects within 30 days of the written notice);

•
there is a commencement of any proceeding relating to our bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or our authorizing or filing a voluntary bankruptcy petition that is not dismissed in 60 days;

•
there is a determination by a court of competent jurisdiction, in a non-appealable binding order or the Internal Revenue Service, in a closing agreement made under Section 712 of the Code, that a provision of the management agreement caused or will cause NorthStar Realty to fail to satisfy a requirement for qualification as a REIT and, within 60 days of such determination, we have not agreed to amend or modify the management agreement in a manner that would allow NorthStar Realty to qualify as a REIT, unless the NorthStar Realty Board determines that qualification as a REIT is no longer desirable; or

•	our dissolution.
Under the management agreement, a material adverse effect means a material adverse effect on the business, results of operations, financial condition and assets of NorthStar Realty and its subsidiaries, taken as a whole. The following, either alone or in combination, shall be excluded from consideration when evaluating the existence of a material adverse effect: (i) changes or effects in general economic conditions; (ii) changes or effects in general market conditions, including the securities, credit or financial markets; (iii) fluctuations in the market value of common stock (or other debt or equity securities) on the NYSE, any other market or otherwise; (iv) changes in U.S. GAAP; (v) changes or effects, including legal, tax or regulatory changes, that generally affect the industry in which NorthStar Realty operates; (vi) any failure by NorthStar Realty to meet internal projections, plans or forecasts for any period; (vii) changes or effects that directly arise out of or are directly attributable to the negotiation, execution, public announcement or performance of the management agreement or the compliance with provisions thereof; (viii) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism; and (ix) the effects of earthquakes, hurricanes or other natural disasters. Notice of termination of the management agreement must be provided within 90 days from the date NorthStar Realty first became aware of the act of gross negligence, breach or other event that gave rise to the termination event.
Indemnification
NorthStar Realty will agree to indemnify, defend and protect us as asset manager and our directors, officers, employees, partners, managers, members, controlling persons and any other person or entity affiliated with us as asset manager and hold us harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of NorthStar Realty, its stockholders or its subsidiaries) arising out of or otherwise based upon the performance of any of our duties or obligations under the management agreement or otherwise as an asset manager of NorthStar Realty or any of its subsidiaries.
Investment Opportunities
Under the management agreement, NorthStar Realty will agree to make available to us for our benefit and our Managed Companies, including NorthStar Realty, all investment opportunities sourced by NorthStar Realty. We will agree to fairly allocate such opportunities among our Managed Companies, including NorthStar Realty and us in accordance with an investment allocation policy in effect from time to time. NorthStar Realty will be entitled to fair and reasonable compensation for its services in connection with any debt origination opportunities sourced by it, which may include first mortgage loans, subordinate mortgage interests, mezzanine loans and preferred equity interests, in each case relating to commercial real estate.  NorthStar Realty will not be entitled to receive any fees payable to us from our Managed Companies in this situation or otherwise.
Additional Covenants
In consideration of the services that we will provide under the management agreement, NorthStar Realty will grant us a right to appoint one individual to serve as a non-voting observer of the NorthStar Realty Board and any committee thereof. This individual will be entitled to receive copies of all notices, correspondence and materials directed to the members of the NorthStar Realty Board, except in limited circumstances. In addition, NorthStar Realty will agree to provide distribution support for up to $10 million for any public Managed Company we may sponsor consistent with past practice in each of our future public non-traded Sponsored Companies, up to a total of five new companies per year.
Contribution Agreement
As part of the series of transactions described above under “ — Separation Agreement,” we will enter into a Contribution Agreement with Sub-REIT pursuant to which Sub-REIT will contribute to us, on or prior to the effective date of the Contribution Agreement, as the case may be, 100% of the limited liability company interests in certain of NorthStar Realty’s subsidiaries, as set forth in the Contribution Agreement, and $100 million in cash, plus approximately $25.8 million in cash for any expenses that NSAM or its affiliates incurs in connection with the spin-off. Any additional expenses incurred in connection with the spin-off will be paid by NorthStar Realty. A form of the Contribution Agreement is filed as an exhibit to the registration statement of which this Information

Statement forms a part and the preceding description of the Contribution Agreement is qualified in its entirety by reference to the Contribution Agreement as so filed.
Credit Agreement
In connection with the Distribution, we expect that NorthStar Realty will enter into a revolving credit agreement with us pursuant to which NorthStar Realty will make available to us, on an “as available basis”, up to $250 million of financing for a five year term at LIBOR plus 3.50%. The revolving credit facility will be unsecured. We expect to use the proceeds for general corporate purposes, including potential future acquisitions.  In addition, we may use the proceeds to acquire assets on behalf of our Managed Companies that we intend to allocate to such Managed Companies but for which our Managed Companies may not then have immediately available funds. The terms of the revolving credit facility will contain various representations, warranties, covenants and conditions, including the condition that NorthStar Realty’s obligation to advance proceeds to us will be dependent upon NorthStar Realty and its affiliates having at least $100 million of either unrestricted cash and cash equivalents or amounts available under committed lines of credit, after taking into account the amount we then seek to draw under the facility.
Loan Origination Services Agreement
An affiliate of ours will enter into a Loan Origination Services Agreement with NorthStar Realty for its loan origination business for commercial real estate debt. We will agree to provide services with regard to such areas as payroll, human resources and employee benefits, financial systems management, treasury and cash management, accounts payable services, telecommunications services, information technology services, property management services, legal and accounting services and various other corporate services to NorthStar Realty as it relates to NorthStar Realty’s loan origination business for commercial real estate debt. Many of these services will be provided to NorthStar Realty on an ongoing basis while a portion of the services will be provided for a limited duration following the Distribution. NorthStar Realty may terminate certain specified services by giving prior written notice to us of any such termination. A form of the Loan Origination Services Agreement is filed as an exhibit to the registration statement of which this Information Statement forms a part and the preceding description of the Loan Origination Services Agreement is qualified in its entirety by reference to the Loan Origination Services Agreement as so filed.
Tax Disaffiliation Agreement
We and NorthStar Realty will enter into a Tax Disaffiliation Agreement which will govern the parties’ respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, the management of audits and other tax proceedings and assistance and cooperation in respect of tax matters. NorthStar Realty will be responsible for all tax liabilities of NorthStar Realty and with respect to our business for periods prior to the Distribution unless our actions cause the Distribution to fail to qualify as under Section 355 and Section 368(a)(1)(D) of the Code. Our obligations under the Tax Disaffiliation Agreement will not be limited in amount or subject to any cap. Further, even if we are not responsible for tax liabilities of NorthStar Realty and its subsidiaries under the Tax Disaffiliation Agreement, we nonetheless could be liable under applicable law for such liabilities if NorthStar Realty were to fail to pay them. If we are required to pay any liabilities under the circumstances set forth in the Tax Disaffiliation Agreement or pursuant to applicable law, the amounts may be significant. A form of the Tax Disaffiliation Agreement is filed as an exhibit to the registration statement of which this Information Statement forms a part and the preceding description of the Tax Disaffiliation Agreement is qualified in its entirety by reference to the Tax Disaffiliation Agreement as so filed.
Employee Matters Agreement
Upon completion of the Distribution, we will have in place an Employee Matters Agreement with NorthStar Realty that will allocate assets, liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs and certain other related matters. A form of the Employee Matters Agreement is filed as an exhibit to the registration statement of which this Information Statement forms a part and the following description of the Employee Matters Agreement is qualified in its entirety by reference to the Employee Matters Agreement as so filed.
In general, our employees currently participate in various NorthStar Realty retirement, health and welfare and other employee benefit plans. In addition, our management team, along with certain of NorthStar Realty’s employees, will receive shares of our Common Stock in the Distribution as a result of their ownership of certain equity awards of NorthStar Realty entitling them to the same benefits as holders of NorthStar Realty’s common stock. After the Distribution, it is anticipated that our employees will generally participate in similar plans and arrangements established and maintained by the Company. However, we may continue to be a participating company in certain NorthStar Realty employee benefit plans during a transition period. Effective as of the Distribution date, we and NorthStar Realty will each be responsible for our respective employees and compensation plans.

Conflicts of Interest
As a result of the spin-off, our directors and executive officers may also be serving as directors, officers, employees, consultants or agents of our Managed Companies and their subsidiaries and we may engage in material business transactions with such entities. Our executive officers and members of our board of directors owe fiduciary duties to our stockholders, including a duty of loyalty. Likewise, any such persons who serve in similar capacities at any of our other Managed Companies have fiduciary duties to such company’s stockholders. Therefore, such persons may have conflicts of interest, or the appearance of conflicts of interest, with respect to matters, including business opportunities or legal proceedings, involving or affecting more than one of the companies to which they owe fiduciary duties. Refer to “— Policy for Review of Related Party Transactions” below for a discussion of the policy that will be in place for dealing with potential conflicts of interest that may arise from our ongoing relationship with our Managed Companies.
We will renounce our rights to certain business opportunities and our board of directors will enact resolutions that will provide that no director or officer of ours who is also serving as a director, officer, employee, consultant or agent of our Managed Companies and their subsidiaries will be liable to us or our stockholders for breach of any fiduciary duty that would otherwise exist by reason of the fact that any such individual directs a corporate opportunity (other than certain limited types of opportunities to be set forth in our amended and restated certificate of incorporation) to our Managed Companies and any of their subsidiaries instead of us, or does not refer or communicate information regarding such corporate opportunities to us. These resolutions will also expressly validate certain contracts, agreements, assignments and transactions (and amendments, modifications or terminations thereof) between us and our Managed Companies and any of their subsidiaries and, to the fullest extent permitted by law, provide that the actions of the overlapping directors or officers in connection therewith are not breaches of fiduciary duties owed to us, any of our subsidiaries or our respective stockholders. There can be no assurance that the terms of any such transactions will be as favorable to the Company as would be the case where there is no overlapping director or executive officer. Refer to “Risk Factors — Risks Related to Our Business — Our board of directors will enact resolutions that may result in the diversion of corporate opportunities to and other conflicts with our Managed Companies and provisions in our constituent documents may provide us no remedy in that circumstance” and “Description of Capital Stock — Certain Corporate Opportunities and Conflicts.”
Additionally, our Managed Companies, as well as any new future Managed Companies, will acquire assets consistent with their business objectives and that are allocated to them in accordance with our investment allocation policy, which we have adopted to ensure that investments are allocated fairly and appropriately among our Managed Companies. The investment strategies of our Managed Companies may be similar, and therefore, many investment opportunities that are suitable for one may also be suitable for another, resulting in potential conflicts of interest, including between investors in such Managed Companies and our stockholders. Although we will adopt an investment allocation policy to reduce conflicts of interest between our Managed Companies, there is no assurance that we will be successful in eliminating the conflicts arising from the allocation of investment opportunities. Refer to the “Risk Factors — Risks Related to the Business of Our Managed Companies — The organization and management of our Managed Companies and any future companies we may manage may create conflicts of interest” for additional discussion regarding conflicts of interest and our investment allocation policy.
Policy for Review of Related Party Transactions
Our current policy for the review of related party transactions is that all “disinterested” directors of our Audit Committee shall evaluate and consider for approval arrangements and relationships that may occur or exist between us, on the one hand, and our directors, our officers and certain persons or entities associated with such persons, on the other hand. Under the written policy, any transaction between us and any such related party (other than de minimis transactions), including, without limitation, any transaction that is required to be disclosed by us in any of our filed periodic reports or proxy statements, will be deemed to be a related party transaction. When reviewing and evaluating a related party transaction, each “disinterested” director of our Audit Committee may consider, among other things, any effect a transaction may have upon a director’s independence, whether the transaction involves terms and conditions that are no less favorable to us than those that could be obtained in a transaction between us and an unrelated third party and the nature of any director’s or officer’s involvement in the transaction. Our General Counsel will notify the members of our Audit Committee promptly of new potential related party transactions and any material changes to previously approved or conditionally approved related party transactions.
Advisory Agreements with our Sponsored Companies
In connection with the spin-off, the advisory agreements between subsidiaries of NorthStar Realty and each of our Sponsored Companies will be terminated and certain of our affiliates will enter into new advisory agreements with each of our Sponsored Companies on substantially the same terms as those currently in effect.  Pursuant to these advisory agreements, we will continue to perform the day-to-day operational and administrative services for each of the Sponsored Companies, including asset management services, acquisition services and stockholder services.  The advisory agreements have a one-year term and may be renewed for an unlimited number of successive one-year periods upon the mutual consent of the parties.  The Advisory Agreement may be terminated: (i) immediately by a Sponsored Company or its operating partnership for “cause” (as defined in the advisory agreements) or upon the bankruptcy of the advisor; (ii) without cause or penalty by a Sponsored Company upon 60 days’ written notice; or (iii) with “good reason” (as defined in the advisory agreements) by the advisor upon 60 days’ written notice.

The current advisory agreements with the Sponsored Companies are incorporated by reference in to the registration statement of which this Information Statement forms a part and the above description of the advisory agreements is qualified in its entirety by reference to the advisory agreements as so filed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
Beneficial Ownership of Stock
The following table shows the number and percentage of shares of our Common Stock that will be owned of record and beneficially immediately following the time of the Distribution with respect to:

•	each director and director nominee;

•	each of our executive officers;

•	each person or group of affiliated persons that is the beneficial owner of 5% or more of our Common Stock; and

•	all of our directors, director nominees and executive officers as a group.
The beneficial ownership information in the following table is presented immediately following the Distribution, assuming that NorthStar Realty has effected a 1-for-2 reverse stock split of its common stock.

In addition, the information below assumes that, immediately prior to the reverse stock split, all LTIP Units outstanding at NorthStar Realty have been converted into shares of NorthStar Realty common stock, on a one-for-one basis, remaining subject to the same vesting requirements, entitling the holder of such shares to receive shares of our Common Stock in the Distribution. All information in the table is based upon information available to us as of June 19, 2014 as to the ownership of our Common Stock and is presented as if the Distribution has occurred prior to the dates of ownership information used in the table.

	Amount and Nature of Beneficial Ownership Immediately Following the Distribution(1)
Name and Address of Beneficial Owner	Number		Percentage
Principal Stockholders:
BlackRock, Inc.	9,991,925	(2)	5.3%
Luxor Capital Group, LP.	9,772,108	(3)	5.18%
Directors and Executive Officers:(4)
David T. Hamamoto	2,139,645	(5)	1.15%
Stephen E. Cummings	36,796	(6)	*
Judith A. Hannaway	32,747	(6)	*
Oscar Junquera	29,568	(6)	*
Justin Metz	—	(6)	*
Wesley D. Minami	47,643	(6)	*
Louis J. Paglia	84,946	(6)	*
Albert Tylis	371,984	(7)	*
Daniel R. Gilbert	772,050	(8)	*
Debra A. Hess	85,163	(9)	*
Ronald J. Lieberman	85,620	(10)	*
All directors, director nominees and executive officers as a group (11 persons)	3,686,162		2.07%
__________________
* Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, each listed person’s beneficial ownership includes all shares the investor actually owns beneficially or of record; all shares over which the investor has or shares direct or indirect voting or dispositive control (such as in the capacity as a general partner of an investment fund); and all shares over which the investor has the right to acquire direct or indirect voting or dispositive control within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days). Unless otherwise described in a footnote below, number reflects shares of common stock.

(2)
Based on information included in the Schedule 13G/A filed by BlackRock, Inc. on January 30, 2014 (the “BlackRock 13G”) relating to its beneficial ownership of NorthStar Realty common stock. According to the BlackRock 13G, BlackRock, Inc. beneficially owns 19,983,850 shares of NorthStar Realty common stock and has sole voting power and sole dispositive power over such shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)
Based on information included in the Schedule 13G/A filed by Luxor Capital Group, LP (“Luxor Capital Group”) on February 14, 2014 (the “Luxor 13G”) relating to its beneficial ownership of NorthStar Realty common stock. According to the Luxor 13G, Luxor Capital Group, Luxor Management, LLC (“Luxor Management”), and Christian Leone beneficially own an aggregate of 19,544,216 shares of NorthStar Realty common stock and have shared voting power and shared dispositive power over such shares of common stock. According to the Luxor 13G, as of the close of business on December 31, 2013, Luxor Capital Partners, LP, a Delaware limited partnership (the “Onshore Fund”), directly owned 6,343,494 shares; Luxor Wavefront, LP, a Delaware limited partnership (the “Wavefront Fund”), directly owned 2,013,861 shares; Luxor Capital Partners Offshore Master Fund, LP, a Cayman Islands limited partnership (the “Offshore Master Fund”), directly owned 9,942,363 shares; Luxor Spectrum Offshore Master Fund, LP, a Cayman Islands limited Partnership (the “Spectrum Master

Fund”), directly owned 648,020 shares; and Luxor Capital Group beneficially owned 596,478 shares held in the Separately Managed Account (as defined below). The Offshore Master Fund is a subsidiary of the Offshore Feeder Fund, and the Spectrum Master Fund is a subsidiary of the Spectrum Feeder Fund. LCG Holdings, LLC, a Delaware limited liability company (“LCG Holdings”) is the general partner of the Onshore Fund, the Wavefront Fund, the Offshore Master Fund and the Spectrum Master Fund. Luxor Capital Group acts as the investment manager of the Onshore Fund, the Wavefront Fund, the Offshore Fund, the Offshore Master Fund, the Spectrum Fund and the Spectrum Master Fund (collectively, the “Funds”) and to an account it separately manages (the “Separately Managed Account”). Luxor Management is the general partner of Luxor Capital Group. Mr. Leone is the managing member of Luxor Management. Mr. Leone is the managing member of LCG Holdings. According to the Luxor 13G, by virtue of these relationships, LCG Holdings may be deemed to have voting and dispositive power with respect to such shares of common stock owned directly by the Onshore Fund, the Wavefront Fund, the Offshore Master Fund and the Spectrum Master Fund. In addition, by virtue of these relationships, each of Luxor Capital Group, Luxor Management and Mr. Leone may be deemed to have voting and dispositive power with respect to such shares of common stock beneficially owned by the Funds and the Separately Managed Account. The principal business address of each of the Onshore Fund, the Wavefront Fund, Luxor Capital Group, Luxor Management, LCG Holdings and Mr. Leone is 1114 Avenue of the Americas, 29th Floor, New York, New York 10036. The principal business address of each of the Offshore Master Fund, the Offshore Feeder Fund, the Spectrum Master Fund and the Spectrum Feeder Fund is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(4)	The principal business address of each of the directors and executive officers is 399 Park Avenue, 18th Floor, New York, NY 10022.

(5)
Includes 224,122 of shares of restricted common stock not yet vested, representing shares issued as a result of unvested LTIP Units previously issued by NorthStar Realty. Excludes: (i) 290,085 deferred LTIP Units, of which 48,949 have vested; (ii) 816,477 shares to be issued to the extent performance conditions are met on RSUs previously issued by NorthStar Realty; and (iii) awards issued pursuant to the 2014 Plan consisting of 934,579 Company Performance RSUs, 700,934 Absolute TSR RSUs and 700,934 Relative TSR RSUs.

(6)
Reflects shares of our common stock, representing shares of NorthStar Realty common stock and/or LTIP Units previously issued by NorthStar Realty. Excludes an equity award of $120,000 to be issued to each of our non-employee directors upon their election to our board of directors on the first trading day following the Distribution date. The equity award is expected to be issued based on the closing trading price of our common stock on the first day of trading following the Distribution date.

(7)
Includes 138,964 shares of restricted common stock not yet vested, representing shares issued as a result of unvested LTIP Units previously issued by NorthStar Realty. Excludes: (i) 193,390 deferred LTIP Units, of which 32,633 have vested; (ii) 502,516 shares to be issued to the extent performance conditions are met on RSUs previously issued by NorthStar Realty; and (iii) awards issued pursuant to the 2014 Plan consisting of 623,053 Company Performance RSUs, 467,289 Absolute TSR RSUs and 467,289 Relative TSR RSUs.

(8)
Includes 138,964 shares of restricted common stock not yet vested, representing shares issued as a result of unvested LTIP Units previously issued by NorthStar Realty. Excludes: (i) 192,433 deferred LTIP Units, of which 32,633 have vested; (ii) 502,516 shares to be issued to the extent performance conditions are met on RSUs previously issued by NorthStar Realty; and (iii) awards issued pursuant to the 2014 Plan consisting of 623,053 Company Performance RSUs, 467,289 Absolute TSR RSUs and 467,289 Relative TSR RSUs.

(9)
Includes 30,881 shares of restricted common stock not yet vested, representing shares issued as a result of unvested LTIP Units previously issued by NorthStar Realty. Excludes: (i) 57,361 deferred LTIP Units, of which 7,252 have vested; (ii) 111,670 shares to be issued to the extent performance conditions are met on RSUs previously issued by NorthStar Realty; and (iii) awards issued pursuant to the 2014 Plan consisting of 186,916 Company Performance RSUs, 140,187 Absolute TSR RSUs and 140,187 Relative TSR RSUs.

(10)
Includes 13,700 of restricted common stock not yet vested, representing shares issued as a result of unvested LTIP Units previously issued by NorthStar Realty. Excludes: (i) 28,680 deferred LTIP Units, of which 3,626 have vested; (ii) 34,934 shares to be issued to the extent performance conditions are met on RSUs previously issued by NorthStar Realty; and (iii) awards issued pursuant to the 2014 Plan consisting of 124,610 Company Performance RSUs, 93,458 Absolute TSR RSUs and 93,458 Relative TSR RSUs.

SHARES ELIGIBLE FOR FUTURE SALE
Sales or the availability for sale of substantial amounts of our Common Stock in the public market could adversely affect the prevailing market price for such stock. As of June 19, 2014, there were approximately 155 record holders of NorthStar Realty common stock. Upon completion of the Distribution and the planned reverse stock split of NorthStar Realty common stock, we will have outstanding an aggregate of approximately 188.6 million shares of our Common Stock based upon the approximately 369.3 million shares of NorthStar Realty common stock outstanding on June 19, 2014 and the approximately 7.9 million LTIP Units outstanding that will be converted into shares of Sub-REIT common stock, which will then be converted into shares of NorthStar Realty common stock in connection with the Restructuring Transactions. No shares of our Performance Common Stock that may be granted to our non-employee directors and certain of our employees pursuant to any equity incentive plan that we may adopt in the future will be outstanding upon the completion of the Distribution. Refer to “— Stock Awards.” All of the shares of Common Stock will be freely tradable without restriction or further registration under the Securities Act unless the shares are owned by our “affiliates” as that term is defined in the rules under the Securities Act. Shares held by “affiliates” may be sold in the public market only if registered or if they qualify for an exemption from registration or in compliance with Rule 144 under the Securities Act, which is summarized below.
Rule 144
In general, under Rule 144 of the Securities Act as currently in effect, an affiliate would be entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of:

•	one percent of the number of shares of our Common Stock then outstanding; or

•
the average weekly trading volume of our Common Stock on the stock exchange on which our Common Stock will be listed, which we expect to be the NYSE, during the four calendar weeks preceding the filing of a notice of Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain holding period requirements, manner of sale provisions and notice requirements and to the availability of current public information about us.
Stock Awards
In March 2014, our board of directors adopted the 2014 Plan, which provides flexibility to use various equity-based and cash incentive awards as compensation tools to motivate our workforce. In connection with the spin-off, on April 3, 2014, the administrator of the 2014 Plan granted RSUs to each of our named executive officers and other executive officers, an aggregate of 6,230,529 RSUs. In addition, in March 2014, our board of directors adopted the Incentive Plan, which establishes the general parameters of the Company’s incentive bonus program for its executive officers and is similar in structure to the existing executive bonus plan of NorthStar Realty. Furthermore, upon completion of the Distribution, we expect to issue an aggregate of 1,557,632 RSUs to certain of our and our affiliates’ employees pursuant to the 2014 Plan. The RSUs referenced above are provided after giving effect to the 1-for-2 reverse stock split of NorthStar Realty common stock.
In addition, all of the vested and unvested equity awards granted by NorthStar Realty prior to the spin-off, including those granted to our named executive officers, will remain outstanding following the spin-off and will be adjusted to reflect the spin-off and the Restructuring Transactions. Refer to “Executive Compensation — Outstanding NorthStar Realty Awards.” As a result, based on NorthStar Realty equity awards outstanding as of June 19, 2014, 3,603,735 shares of the Company’s Common Stock will be subject to potential issuance upon settlement of these awards and approximately 786,786 shares of the Company’s Common Stock that are issued in the spin-off will be subject to vesting and potential forfeiture pursuant to these awards. Refer to “Executive Compensation — Equity Incentive Plan” and “Description of Capital Stock” for additional information.

We plan to file a registration statement to cover any shares issued under the 2014 Plan and the Incentive Plan.

DESCRIPTION OF CAPITAL STOCK
Our certificate of incorporation will be amended and restated prior to the spin-off. The following is a summary of the material terms of our capital stock that will be contained in our amended and restated certificate of incorporation and bylaws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our amended and restated certificate of incorporation or our amended and restated bylaws to be in effect at the time of the spin-off and are qualified in their entirety by reference to these documents, which you should read (along with the applicable provisions of Delaware law) for complete information on our capital stock as of the time of the spin-off. Our amended and restated certificate of incorporation and bylaws to be in effect at the time of the spin-off will be included as exhibits to our registration statement of which this Information Statement forms a part and this summary is qualified in its entirety by such exhibits.
General
We are currently authorized to issue 3,000 shares of Common Stock. Prior to the Distribution we will amend and restate our certificate of incorporation to provide authorization for us to issue 1,600,000,000 shares of capital stock, of which 1,000,000,000 will be Common Stock, par value $.01 per share, 500,000,000 will be designated as Performance Common Stock, par value $.01 per share, and 100,000,000 shares will be preferred stock, par value $.01 per share. Our capital stock may not be subdivided, consolidated, reclassified or otherwise changed, except as expressly provided in our amended and restated certificate of incorporation.
On January 22, 2014, the Company issued 100 shares of Common Stock to an affiliate of NorthStar Realty for $1,000. Our amended and restated certificate of incorporation will provide that our common stock and preferred stock will have the rights described below.
Common Stock and Performance Common Stock
All shares of our Common Stock currently outstanding are fully paid and non-assessable, not subject to redemption and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class. Our Performance Common Stock will be issued from time to time in the future pursuant to equity incentive plans we have adopted and is identical to our Common Stock, except as set forth below.
Performance Common Stock will automatically convert to Common Stock upon vesting under the terms of the particular award agreement. No shares of our Performance Common Stock will be outstanding at the time of the Distribution and no shares of Performance Common Stock will be issued in the Distribution. Performance Common Stock will not be listed or traded on any securities exchange.
Voting
Holders of Common Stock are entitled to one vote per share on all matters to be voted on by holders of Common Stock. All actions submitted to a vote of stockholders are voted on by holders of Common Stock voting together as a single class.
Holders of Performance Common Stock will not have voting rights except as to amendments to our certificate of incorporation that would adversely affects its holders as provided in accordance with the DGCL.
Distributions
Holders of Common Stock are entitled to receive distributions equally on a per share basis if and when such distributions are declared by our board of directors in its sole discretion from funds legally available therefor.
Holders of Performance Common Stock will be entitled to receive distributions if and when declared by our board of directors in its sole discretion from funds legally available therefor, but such amount will not exceed any distribution declared on our Common Stock at the time such a distribution is declared.
Liquidation
Holders of Common Stock and Performance Common Stock are entitled to share equally in the net assets available for distribution in respect of Common Stock and Performance Common Stock in the event of a liquidation.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC.
Preferred Stock
Under our amended and restated certificate of incorporation, our board of directors will be authorized, without further stockholder action, to provide for the issuance of up to 100,000,000 shares of preferred stock in one or more series. The powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, including distribution rights, voting rights, conversion rights, terms of redemption and liquidation preferences of the preferred stock of each series will be fixed or designated by our board of directors pursuant to a certificate of designations. There will be no shares of our preferred stock outstanding at the time of the Distribution. Any issuance of preferred stock may adversely affect the rights of holders of our Common Stock and may render more difficult certain unsolicited or hostile attempts to take over the Company.
Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Directors
We do not have a classified board of directors. Each director is elected at each annual meeting.
Advance Notification of Stockholder Nominations and Proposals
Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors. In particular, stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our amended and restated bylaws. To be timely, the notice must be received by our corporate secretary not more than 150 days or less than 120 days prior to the first anniversary date of the date of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not more than 150 days or less than 120 days prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.
No Stockholder Action by Written Consent
Our amended and restated certificate of incorporation will provide that, except as otherwise provided as to any series of preferred stock in the terms of that series, no action of stockholders required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting of stockholders, without prior notice and without a vote, and the power of the stockholders to consent in writing to the taking of any action without a meeting is specifically denied.
Stockholder Rights Plan
We have not adopted a stockholder rights plan.
Anti-Takeover Provisions
Our amended and restated certificate of incorporation and bylaws will contain customary provisions that may make the acquisition of the Company more difficult without the approval of our board of directors. These provisions:

•
authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval and which may include super voting, special approval, distribution or other rights or preferences superior to the rights of the holders of common stock;

•	prohibit stockholder action by written consent without the express prior consent of our board of directors;

•	provide that our board of directors is expressly authorized to make, alter or repeal our bylaws; and

•	establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.
These customary anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of the Company, even if doing so would benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions that stockholders desire.
Certain Corporate Opportunities and Conflicts
All of our executive officers are also executive officers of NorthStar Realty. Certain of our directors are also directors of NorthStar Realty. Certain of our executive officers are also executive officers of our Sponsored Companies. Our board of directors will enact resolutions that will recognize that certain directors and officers of the Company (the “Overlap Persons”) may serve as directors, officers, employees, consultants and agents of NorthStar Realty and its subsidiaries and successors and/or the Sponsored Companies and their subsidiaries and successors (each of the foregoing is an “Other Entity”) and will provide that if a director or officer of the Company who is an Overlap Person is presented or offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Company or any of its subsidiaries, in which the Company or any of its subsidiaries could have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”): (i) such director or officer will, to the fullest extent permitted by law, have no duty or obligation to refrain from referring such Potential Business Opportunity to any Other Entity and, if such director or officer refers such Potential Business Opportunity to an Other Entity, such director or officer shall have no duty or obligation to refer such Potential Business Opportunity to the Company or to any of its subsidiaries or to give any notice to the Company or to any of its subsidiaries regarding such Potential Business Opportunity (or any matter related thereto); (ii) if such director refers a Potential Business Opportunity to an Other Entity, such director or officer will not be liable to the Company or to any of its subsidiaries, as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Company, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to the Company regarding such Potential Business Opportunity or any matter relating thereto; (iii) any Other Entity may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to such Other Entity by an Overlap Person; and (iv) if a director or officer who is an Overlap Person refers a Potential Business Opportunity to an Other Entity, then, as between the Company and/or its subsidiaries on the one hand, and such Other Entity, on the other hand, the Company and its subsidiaries shall be deemed to have renounced any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such director or officer having been presented or offered, or otherwise acquiring knowledge of such Potential Business Opportunity unless in each case referred to in clause (i), (ii), (iii) or (iv), the director or officer believed that the Company possessed substantially better resources to exploit such Potential Business Opportunity than an Other Entity to which the Potential Business Opportunity was referred (an opportunity meeting all of such conditions, a “Restricted Potential Business Opportunity”) and was given to such person exclusively in its capacity as an officer or director of the Company. In the board resolutions, on behalf of the Company, our board of directors will renounce to the fullest extent permitted by law, any interest or expectancy in any Potential Business Opportunity that is not a Restricted Potential Business Opportunity. In the event that our board of directors declines to pursue a Potential Business Opportunity, the Overlap Persons are free to refer such Potential Business Opportunity to an Other Entity.
Our board of directors will also enact resolutions that will provide that no contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between the Company and/or any of its subsidiaries, on the one hand, and an Other Entity, on the other hand, before the Company ceased to be an indirect, wholly-owned subsidiary of NorthStar Realty shall be void or voidable or be considered unfair to the Company or any of its subsidiaries because an Other Entity is a party thereto, or because any directors, officers or employees of an Other Entity was present at or participated in any meeting of the board of directors, or a committee thereof, of the Company or of any subsidiary of the Company, that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. The Company may from time to time enter into and perform, and cause or permit any of its subsidiaries to enter into and perform, one or more contracts, agreements, arrangements or transactions (or amendments, modifications or supplements thereto) with an Other Entity. To the fullest extent permitted by law, no such contract, agreement, arrangement or transaction (nor any such amendments, modifications or supplements), nor the performance thereof by the Company or any subsidiary of the Company or an Other Entity, shall be considered contrary to any fiduciary duty owed to the Company (or to any subsidiary of the Company, or to any stockholder of the Company or any of its subsidiaries) by any director or officer of the Company (or by any director or officer of any subsidiary of the Company) who is an Overlap Person. To the fullest extent permitted by law, no director or officer of the Company or any subsidiary of the Company who is an Overlap Person thereof shall have or be under any fiduciary duty to the Company (or to any subsidiary of the Company, or to any stockholder of the Company or any of its subsidiaries) to refrain from acting on behalf of the Company or an Other Entity, or any of their respective subsidiaries, in respect of any such contract, agreement, arrangement or transaction or performing any such contract, agreement, arrangement or transaction in accordance with its terms and each such director or officer of the Company or any subsidiary of the Company who is an Overlap Person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and shall be deemed not to have breached his or her duties of loyalty to the Company (or to any subsidiary of the Company, or to any stockholders of the Company or any of its subsidiaries) and not to have derived an improper personal benefit therefrom.
No amendment, repeal or adoption of any resolution inconsistent with the foregoing provisions will have any effect upon: (i) any agreement between the Company or a subsidiary thereof and any Other Entity, that was entered into before the time of such amendment or repeal or adoption of any such inconsistent resolution (the “Amendment Time”), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time; (ii) any transaction entered into between the Company or a subsidiary thereof and any Other Entity, before the Amendment Time; (iii) the allocation of any business opportunity between the Company or any subsidiary thereof and any Other Entity before the Amendment Time; or (iv) any duty or obligation owed by any director or officer of the Company or any subsidiary of the Company (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director or officer was offered or of which such director or officer otherwise became aware before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

Limitation on Personal Liability
We will provide, consistent with the DGCL, in our amended and restated certificate of incorporation that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful distributions or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.
Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 145 of the DGCL provides that a corporation may indemnify any current or former director, officer or employee or other individual against expenses, judgments, fines and amounts paid in settlement in connection with civil, criminal, administrative or investigative actions or proceedings, other than a derivative action by or in the right of the corporation, if the director, officer, employee or other individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of such actions and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
Our amended and restated certificate of incorporation will provide that each person who was or is made or is threatened to be made a party to any action or proceeding by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, will be indemnified and held harmless by us to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the amended and restated certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our amended and restated certificate of incorporation will also specifically authorize us to maintain insurance and to grant similar indemnification rights to our employees or agents.
In addition, we intend to enter into Indemnification Agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.
Further, the Separation Agreement between us and NorthStar Realty provides for indemnification by us of NorthStar Realty and its directors, officers and employees and by NorthStar Realty of us and our directors, officers and employees for some liabilities, including liabilities under the Exchange Act. The amount of these indemnity obligations is unlimited.

AVAILABLE INFORMATION
We have filed with the SEC a registration statement under the Exchange Act, and the rules and regulations promulgated thereunder, with respect to the shares of Common Stock being distributed to NorthStar Realty stockholders in the Distribution. This Information Statement does not contain all of the information set forth in the registration statement and its exhibits and schedules, to which reference is made hereby. Statements in this Information Statement as to the contents of any contract, agreement or other document are qualified in all respects by reference to such contract, agreement or document. If we have filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you should read the full text of such contract, agreement or document for a more complete understanding of the document or matter involved. For further information with respect to us and our Common Stock, we refer you to the registration statement, including the exhibits and the schedules filed as a part of it.
We intend to furnish the holders of our Common Stock with annual reports and proxy statements containing financial statements audited by an independent registered public accounting firm and file with the SEC quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information. We also intend to furnish other reports as we may determine or as required by law.
The registration statement of which this Information Statement forms a part and its exhibits and schedules, and other documents which we file with the SEC, can be inspected and copied at, and copies can be obtained from, the SEC’s public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s website at www.sec.gov. Our Common Stock has been approved for listing on the NYSE. If and when our stock is listed on the NYSE, you can also obtain reports, proxy statements and other information about us at the NYSE’s website at www.nyse.com.
Information that we file with the SEC after the date of this Information Statement may supersede the information in this Information Statement. You may read these reports, proxy statements and other information and obtain copies of such documents and information as described above.
No person is authorized to give any information or to make any representations other than those contained in this Information Statement, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Information Statement nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth or in our affairs since the date hereof.

FINANCIAL STATEMENTS
The combined financial statements of NorthStar Asset Management and the notes related to the foregoing combined financial statements, together with the independent registered public accounting firm’s report thereon are included in this section of the Information Statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of NorthStar Realty Finance Corp.
We have audited the accompanying combined balance sheets of NorthStar Asset Management Group Inc. (a Delaware corporation) (the “Company”) as of December 31, 2013 and 2012 and the related combined statements of operations and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of NorthStar Asset Management Group Inc. as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.
/s/ GRANT THORNTON LLP
New York, New York
April 14, 2014

NORTHSTAR ASSET MANAGEMENT GROUP INC.
COMBINED BALANCE SHEETS
(DOLLARS IN THOUSANDS)

	December 31,
	2013	2012
Assets
Cash	$7,537	$6,643
Receivables, related parties	23,187	13,208
Other assets	985	406
Total assets	$31,709	$20,257
Liabilities
Accounts payable and accrued expenses	$3,283	$2,343
Other liabilities	58	39
Total liabilities	3,341	2,382
Commitments and contingencies
Total equity	28,368	17,875
Total liabilities and equity	$31,709	$20,257

See accompanying notes to combined financial statements.

NORTHSTAR ASSET MANAGEMENT GROUP INC.
COMBINED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS)

	Years Ended December 31,
	2013	2012	2011
Revenues
Asset management and other fees, related parties	$26,633	$8,112	$993
Selling commission and dealer manager fees, related parties	62,572	42,385	12,024
Other income	733	264	38
Total revenues	89,938	50,761	13,055
Expenses
Commission expense (refer to Note 3)	57,325	38,506	10,764
Transaction costs	1,590	—	—
Other expense	145	290	159
General and administrative
Salaries and equity-based compensation(1)	26,521	24,441	21,841
Other general and administrative	6,352	4,846	5,973
Total general and administrative	32,873	29,287	27,814
Total expenses	91,933	68,083	38,737
Net income (loss)	$(1,995)	$(17,322)	$(25,682)
____________
(1) The years ended December 31, 2013, 2012 and 2011 include an allocation of $5.2 million, $3.9 million and $4.8 million, respectively, of equity-based compensation expense.

See accompanying notes to combined financial statements.

NORTHSTAR ASSET MANAGEMENT GROUP INC.
COMBINED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)

	Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income (loss)	$(1,995)	$(17,322)	$(25,682)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	74	65	62
Amortization of equity-based compensation	5,157	3,860	4,758
Change in assets and liabilities:
Receivables, related parties	(9,976)	(7,402)	(2,441)
Other assets	(459)	9	(59)
Accounts payable and accrued expenses	940	880	528
Other liabilities	20	—	5
Net cash provided by (used in) operating activities	(6,239)	(19,910)	(22,829)
Cash flows from investing activities:
Purchase of furniture, fixtures and equipment	(198)	(17)	(18)
Net cash provided by (used in) investing activities	(198)	(17)	(18)
Cash flows from financing activities:
Net transactions with NorthStar Realty	7,331	24,523	23,627
Net cash provided by (used in) financing activities	7,331	24,523	23,627
Net increase (decrease) in cash	894	4,596	780
Cash - beginning of period	6,643	2,047	1,267
Cash - end of period	$7,537	$6,643	$2,047

See accompanying notes to combined financial statements.

NORTHSTAR ASSET MANAGEMENT GROUP INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

1.	Formation and Organization
On December 10, 2013, NorthStar Realty Finance Corp. (“NorthStar Realty”) announced a plan to spin-off its asset management business into a separate publicly-traded company in the form of a tax-free distribution. In connection with the spin-off, NorthStar Realty formed NorthStar Asset Management Group Inc. (“NorthStar Asset Management,” “NSAM” or the “Company”), a Delaware corporation. NSAM was organized to provide asset management and other services to NorthStar Realty, NorthStar Realty’s sponsored public non-traded companies and any other companies it may sponsor in the future through which it will earn management, incentive and other fees pursuant to long-term management and other contracts. NSAM’s business will also include NorthStar Realty Securities, LLC (“NorthStar Securities”), a captive broker-dealer platform that sells equity in sponsored non-traded real estate investment trusts (“REITs”) and other non-traded companies NSAM may sponsor in the future, which are collectively referred to as the Sponsored Companies. References to the historical asset management business of NorthStar Realty including assets, liabilities and results of operations of such business are generally referred to as those of the Company. NSAM will complete a series of transactions with NorthStar Realty pursuant to which NSAM will own the asset management business and related businesses that currently are owned and operated by NorthStar Realty.
The Company’s certificate of incorporation authorizes the issuance of up to 3,000 shares of common stock with a par value of $0.01 per share. Prior to the spin-off, the board of directors of the Company will amend and restate its certificate of incorporation, with the approval of its sole stockholder, to increase the aggregate number of authorized shares of capital stock or the number of shares of any class or series that the Company has authority to issue. On January 22, 2014, the Company issued 100 shares of common stock to an affiliate of NorthStar Realty for $1,000.
Following the spin-off, NSAM’s asset management business will include the management of NorthStar Realty and its sponsored public non-traded companies which currently includes NorthStar Real Estate Income Trust, Inc. (“NorthStar Income”), NorthStar Healthcare Income, Inc. (“NorthStar Healthcare”) and NorthStar Real Estate Income II, Inc. (“NorthStar Income II”). NSAM will provide asset management and other services on a fee basis by managing each company’s respective day-to-day operations. NorthStar Securities is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) and is a member of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation. NorthStar Securities commenced its operations on April 20, 2010 upon its FINRA membership effective date. NorthStar Income successfully completed its public offering on July 1, 2013 by raising $1.1 billion in capital. NorthStar Securities has dealer-manager agreements with NorthStar Healthcare and NorthStar Income II.
In addition, the Company acts as special servicer for certain securitization transactions and earns fees for such services.

2.	Summary of Significant Accounting Policies
Basis of Presentation
The accompanying combined financial statements and related notes of the Company are presented on a carve-out basis and have been prepared from the historical consolidated balance sheets, statements of operations and cash flows attributed to the asset management business of NorthStar Realty and in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Historically, financial statements of NorthStar Realty’s asset management business have not been prepared as it has not operated separately from NorthStar Realty. These combined financial statements reflect the revenues and direct expenses of NorthStar Realty’s asset management business and include material assets and liabilities of NorthStar Realty that are specifically identifiable to the Company. Additionally, the combined financial statements include an allocation of indirect expenses of NorthStar Realty related to managing the Sponsored Companies, owning NorthStar Securities and operating its special servicing business including salaries, equity-based compensation and other general and administrative expenses (primarily occupancy and other costs) based on an estimate of expenses had the asset management business of managing the Sponsored Companies, owning NorthStar Securities and operating the special servicing business been run as an independent entity. This allocation method is principally based on relative head count and management’s knowledge of the operations of the Company. Actual results may differ from these allocations, assumptions and estimates. The Company believes the assumptions underlying its allocation of indirect expenses are reasonable. For the years ended December 31, 2013, 2012 and 2011, the Company was allocated $20.8 million, $19.6 million and $17.2 million, respectively, of salaries and equity-based compensation and $0.4 million, $1.1 million and $2.0 million, respectively, of other general and administrative expenses.
The amounts allocated in the accompanying combined financial statements are not necessarily indicative of the actual amount of such indirect expenses that would have been recorded had the Company been a separate independent entity.

Principles of Consolidation
Variable Interest Entities
A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes both a qualitative and quantitative analysis. The Company bases its qualitative analysis on its review of the design of the entity, its organizational structure including decision-making ability and relevant financial agreements and its quantitative analysis on the forecasted cash flow of the entity.
The Company reassesses its initial evaluation of an entity as a VIE upon the occurrence of certain reconsideration events.
A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s economic performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. The Company determines whether it is the primary beneficiary of a VIE by considering qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for the Company or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of the Company and the other interests. The Company reassesses its determination of whether it is the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the current and future fair value and performance of investments held by these VIEs and general market conditions.
Voting Interest Entities
A voting interest entity is an entity in which the total equity investment at risk is sufficient to enable it to finance its activities independently and the equity holders have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the losses of the entity and the right to receive the residual returns of the entity. The usual condition for a controlling financial interest in a voting interest entity is ownership of a majority voting interest. If the Company has a majority voting interest in a voting interest entity, the entity will generally be consolidated. The Company does not consolidate a voting interest entity if there are substantive participating rights by other parties and/or kick-out rights by a single party.
The Company performs on-going reassessments of whether entities previously evaluated under the voting interest framework have become VIEs, based on certain events, and therefore subject to the VIE consolidation framework.
Estimates
The preparation of combined financial statements in conformity with U.S. GAAP requires management to make significant estimates and assumptions that could affect the amounts reported in the combined financial statements and accompanying notes. Actual results could materially differ from those estimates and assumptions.
Reclassifications
Certain prior period amounts have been reclassified in the combined financial statements to conform to current period presentation.
Cash
Cash may at times exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250,000 per institution. The Company mitigates credit risk by placing cash with major financial institutions. To date, the Company has not experienced any losses on cash.
Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses primarily include amounts payable for employee-related compensation and commission expense of NorthStar Securities.
Revenue Recognition
Asset Management and Other Fees
Asset management and other fees include asset management, incentive and other fees, such as acquisition and disposition fees, earned from the Sponsored Companies. Base asset management and other fees are recognized based on contractual terms specified in the underlying governing documents in the periods during which the related services are performed and the amounts have been contractually earned. Incentive fees and payments are recognized subject to the achievement of return hurdles in accordance with the respective terms set forth in each respective governing documents of the Sponsored Companies.

Selling Commission and Dealer Manager Fees and Commission Expense
Selling commission and dealer manager fees represents income earned from the Company for selling equity in the Sponsored Companies through NorthStar Securities. Selling commission and dealer manager fees and commission expense is accrued on a trade date basis.
Allowance for Doubtful Accounts
An allowance for a doubtful account is established when, in the opinion of the Company, a full recovery of a receivable becomes doubtful. A receivable is written off when it is no longer collectible and/or legally discharged. As of December 31, 2013, there was no allowance for doubtful accounts.
Equity-Based Compensation
Equity-based compensation awards of NorthStar Realty, of which the Company is allocated a percentage of such expenses are accounted for using the fair value method, which requires an estimate of fair value of the award at the time of grant. Awards may be based on a variety of measures such as time, performance, market or a combination thereof. For service-based awards, compensation expense is recognized over the vesting period on a straight-line basis. For awards with performance or market measures, compensation expense is recognized over the requisite service period, using the accelerated attribution expense method. For performance-based measures, compensation expense, net of estimated forfeitures, is recorded based on an estimate of the probable achievement of such measures. For market-based measures, compensation expense is recognized based on the initial estimate of the fair value of the award using a binomial model.
For awards with a combination of performance or market measures, fair value is estimated as if it were two separate awards. First, the probability of achieving the performance measure is estimated. If it is not probable the performance condition will be met, compensation expense is recorded based on the fair value of the market measure. This expense is recorded even if the market-based measure is never met. If the performance-based measure is subsequently estimated to be achieved, compensation expense is recorded based on the performance-based measure. A cumulative catch-up adjustment would then be recorded for any additional compensation expense.
Equity-based compensation issued to non-employees is accounted for using the fair value of the award at the earlier of the performance commitment date or performance completion date. The awards will be remeasured every quarter based on the stock price as of the end of the reporting period until such awards vest.
Income Taxes
The Company was not subject to taxation by federal and state authorities for the periods presented. The amount of income tax included was determined to be immaterial for the periods presented.
Income taxes are accounted for by the asset/liability approach in accordance with U.S. GAAP. Deferred taxes represent the expected future tax consequences when the reported amounts of assets and liabilities are recovered or paid. Such amounts arise from differences between the financial reporting and tax bases of assets and liabilities and are adjusted for changes in tax laws and tax rates in the period which such changes are enacted. The provision for income taxes represents the total of income taxes paid or payable for the current year, plus the change in deferred taxes during the year.

3.	Management Agreements and Sponsored Companies
Sponsored Companies
The following table presents a summary of the fee arrangements with the current Sponsored Companies:

	NorthStar Income	NorthStar Healthcare	NorthStar Income II
Asset Management and Other Fees:
Asset management fees(1)	1.25% of Assets	1.00% of Assets	1.25% of Assets
Acquisition fees(2)	1.00% of Investment	1.00% of Investment (2.25% for real estate properties)	1.00% of Investment
Disposition fees(3)	1.0% of sales price	1.0% of sales price of debt investment (2.00% for real estate properties)	1.0% of sales price
Incentive payments(4)	15% of net cash flows after an 8% return	15% of net cash flows after a 6.75% return	15% of net cash flows after a 7% return

__________________
(1) Assets represent principal amount funded or allocated for debt investments originated or acquired and the cost of all other investments, including expenses and any financing attributable to such investments, less any principal received on debt and securities investments (or the Company’s proportionate share thereof in the case of an investment made in a joint venture).
(2) Calculated based on the amount funded or allocated by the Sponsored Company to originate or acquire investments, including acquisition expenses and any financing attributable to such investments (or the proportionate share thereof in the case of an equity investment made through a joint venture).
(3) Calculated based on contractual sales price of each investment sold.
(4) The Company is entitled to receive distributions equal to 15% of net cash flows of the respective Sponsored Company, whether from continuing operations, repayment of loans, disposition of assets or otherwise, but only after stockholders have received, in the aggregate, cumulative distributions equal to their invested capital plus the respective cumulative, non-compounded annual pre-tax return (as noted in the table above) on such invested capital.

NorthStar Income completed its offering in July 2013. NorthStar Healthcare and NorthStar Income II commenced capital raising in 2013.
Pursuant to each of the advisory agreements with the Company’s current Sponsored Companies, the Company may determine, in its sole discretion, to defer or waive, in whole or in part, certain asset management and other fees incurred. In considering whether to defer or waive any such fees, the Company evaluates the specific facts and circumstances surrounding the incurrence of a particular fee and makes its decision on a case by case basis.
In addition, the Company is entitled to certain expense allocations for costs paid on behalf of its Sponsored Companies which include: (i) reimbursement for organization and offering costs such as professional fees and other associated with the formation and offering of the Sponsored Company; and (ii) reimbursement for direct and indirect operating costs such as certain non-executive salaries and professional and other costs associated with running the operations of the Sponsored Company. The following table presents a summary of the expense arrangements with the current Sponsored Companies:

	NorthStar Income	NorthStar Healthcare	NorthStar Income II
Organization and offering costs(1)	$11.0 million(2)	$15.0 million, or 1.5% of the proceeds expected to be raised from the offering	$24.8 million, or 1.5% of the proceeds expected to be raised from the offering
Operating costs(3)	Greater of 2.0% of its average invested assets or 25.0% of its net income	Greater of 2.0% of its average invested assets or 25.0% of its net income	Greater of 2.0% of its average invested assets or 25.0% of its net income
 __________________
(1) Represents reimbursement for organization and offering costs paid on behalf of the Sponsored Company in connection with their respective offering. The Company is facilitating the payment of organization and offering costs on behalf of the Sponsored Companies. The Company records these costs as Receivables, related parties on its consolidated balance sheets until repaid. The Sponsored Companies record these costs as either advisory fees-related parties on their consolidated statements of operations or as a cost of capital in their consolidated statements of equity.
(2) Represents the total expense allocation for organization and offering costs through the end of the offering period in July 2013.

(3)
Calculated based on the four preceding fiscal quarters not to exceed the greater of: (i) 2.0% of its average invested assets; or (ii) 25.0% of its net income determined without reduction for any additions to reserves for depreciation, loan losses or other similar non-cash reserves and excluding any gain from the sale of assets for that period.

For the years ended December 31, 2013, 2012 and 2011, the Company earned $26.6 million, $8.1 million and $1.0 million of asset management and other fees related to these agreements, respectively. From inception through December 31, 2013, the Company deferred $0.5 million of acquisition fees and $0.3 million of disposition fees.
Additionally, the Company allocates direct and indirect costs paid on behalf of its Sponsored Companies which are reimbursed subsequently to the Company. For the year ended December 31, 2013, the Company received $13.5 million of reimbursement from the Sponsored Companies. As of December 31, 2013 and 2012, the Company had unreimbursed costs of $23.1 million and $11.4 million recorded as receivables, related parties on the combined balance sheets.
Selling Commission and Dealer Manager Fees and Commission Expense
Pursuant to dealer manager agreements between NorthStar Securities and the Sponsored Companies, the Company generally receives selling commissions of up to 7% of gross offering proceeds raised. The Company reallows all selling commissions earned to participating broker-dealers. In addition, the Company also generally receives a dealer manager fee of up to 3% of gross offering proceeds raised, a portion of which may be reallowed to participating broker-dealers. The Company earns net commission income through NorthStar Securities for selling equity in the Sponsored Companies, which is expected to cover the costs of the broker-dealer business. Currently, net commission income covers the majority of such costs.

The following table presents selling commissions and dealer manager fees for the years ended December 31, 2013, 2012 and 2011 (dollars in thousands):

	Years Ended December 31,
	2013	2012	2011
Selling commissions	$43,800	$29,461	$8,350
Dealer manager fees	18,772	12,924	3,674
Total	$62,572	$42,385	$12,024

Commission expense represents fees to participating broker-dealers with whom the Company has selling agreements and commissions to employees of NorthStar Securities. For the years ended December 31, 2013, 2012 and 2011, commission expense included $7.8 million, $5.4 million and $1.5 million, respectively, related to employees of NorthStar Securities.
As of December 31, 2013, NorthStar Securities had an immaterial amount of unreimbursed costs due from NorthStar Realty recorded as receivables, related parties on the combined balance sheets.
Other
The Company is a rated special servicer by Standard & Poor’s and Fitch Ratings and receives special servicing fees for services related to certain securitization transactions. For the years ended December 31, 2013, 2012 and 2011, the Company earned $0.7 million, $0.3 million and an immaterial amount of special servicing fee income, respectively, and such fee income is recorded in other income in the combined statements of operations.
The Company managed NorthStar Real Estate Securities Opportunity Fund (“Securities Fund”), formed in 2007 to invest in commercial real estate securities. The Company was entitled to management fees equal to a per annum percentage of the net asset value of the Securities Fund. The Securities Fund was liquidated in 2011.

4.	Commitments and Contingencies
The Company may be involved in various litigation matters arising in the ordinary course of its business. Although management is unable to predict with certainty the eventual outcome of any litigation, in the opinion of management, the legal proceedings are not expected to have a material adverse effect on the Company’s financial position or results of operations.
NorthStar Securities
Net Capital Requirements
As a registered broker-dealer, NorthStar Securities is subject to the SEC’s Uniform Net Capital Rule 15c3-1, which requires that net capital, as defined, shall be at least the greater of $5,000 or 6 2/3% of aggregate indebtedness, as defined. The rule prohibits NorthStar Securities from distributing equity capital or paying cash dividends if its resulting net capital is less than one-tenth of aggregate indebtedness or 120% of the minimum dollar amount required, whichever is greater. Net capital and aggregate indebtedness change from day to day. As of December 31, 2013, the Company had net regulatory capital of $4,243,584 which exceeded its requirement of $211,602 by $4,031,982.
Future Minimum Lease Payments
NorthStar Securities leases office space in Colorado under non-cancelable operating leases through December 18, 2015. The lease term commenced August 19, 2010 for five years and four months subject to abatement during the first four months of the initial lease term. NorthStar Securities has the option to renew the lease for an additional five years. Future minimum lease payments under the non-cancelable operating leases for NorthStar Securities office space as of December 31, 2013 are $0.2 million for each of the next three years through the end of the lease term.
One of the directors of NorthStar Realty, Preston Butcher, is the chairman of the board of directors and chief executive officer and owns a significant interest in Legacy Partners Commercial, LLC, which indirectly owns an equity interest in, and owns the manager of, the Legacy Partners Realty Fund I, LLC (“Legacy Fund”). NorthStar Securities leases its space with an affiliate of the Legacy Fund under an operating lease.
The amounts above exclude indirect lease costs associated with the New York, Maryland and Dallas offices of the Company allocated for the purposes of these combined financial statements.

5.	Equity-Based Compensation
Indirect expenses allocated include an allocation of equity-based compensation expense based on the amount of employee time spent on behalf of the Company and not whether a NorthStar Realty employee will become an employee of NorthStar Asset Management following the spin-off. The following summarizes the various equity-based compensation plans of NorthStar Realty and the allocated expenses related to such plans.

Omnibus Stock Incentive Plan
In September 2004, the board of directors of NorthStar Realty adopted the NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan and such plan, as amended and restated, was further adopted by the board of directors of NorthStar Realty on April 18, 2012 and approved by the stockholders on May 24, 2012 (the “Stock Incentive Plan”). The Stock Incentive Plan provides for the issuance of stock-based incentive awards, including incentive stock options, non-qualified stock options, stock appreciation rights, shares of common stock of NorthStar Realty, in the form of restricted shares and other equity-based awards such as limited partnership interests in the operating partnership of NorthStar Realty which are structured as profits interests or any combination of the foregoing. The eligible participants in the Stock Incentive Plan include directors, officers, employees, consultants and advisors of NorthStar Realty.
Incentive Compensation Plan
In July 2009, the compensation committee of the board of directors (the “Committee”) of NorthStar Realty approved the material terms of an Incentive Compensation Plan for NorthStar Realty’s executive officers and other employees (the “Incentive Compensation Plan”). Under the Incentive Compensation Plan, a potential incentive compensation pool was established each calendar year. The size of the incentive pool was calculated as the sum of: (a) 1.75% of NorthStar Realty’s “adjusted equity capital;” and (b) 25% of NorthStar Realty’s adjusted funds from operations, as adjusted, above a 9% return hurdle on adjusted equity capital. Payout from the incentive pool is subject to achievement of additional performance goals to be divided into ranges of performance, each of which will correspond to a payout level equal to a percentage of a participant’s pool allocation for such component. NorthStar Realty has issued equity-based compensation under the Incentive Compensation Plan in each consecutive year since 2009.
Summary
For the years ended December 31, 2013, 2012 and 2011, the Company was allocated $5.2 million, $3.9 million and $4.8 million, respectively, of total equity-based compensation expense related to the Stock Incentive Plan and the Incentive Compensation Plan recorded in salaries and equity-based compensation in the combined statements of operations.

6.	Equity
The combined financial statements of NorthStar Asset Management represent the operations of various subsidiaries of NorthStar Realty’s asset management business and include direct and indirect costs allocated to such business. The following table presents a rollforward of equity for the years ended December 31, 2013, 2012 and 2011 (dollars in thousands):

Balance as of December 31, 2010	$4,110
Net income (loss)	(25,682)
Net transactions with NorthStar Realty	28,386
Balance as of December 31, 2011	$6,814
Net income (loss)	(17,322)
Net transactions with NorthStar Realty	28,383
Balance as of December 31, 2012	$17,875
Net income (loss)	(1,995)
Net transactions with NorthStar Realty	12,488
Balance as of December 31, 2013	$28,368

Net transactions with NorthStar Realty represent contributions or distributions related to the operating activities between the Company and NorthStar Realty. The Company had no past borrowing arrangements with NorthStar Realty. There are currently no borrowing arrangements with NorthStar Realty.

7.	Segment Information
The Company conducts its asset management business through the following segments, which are based on how management reviews and manages its business:

•	The Sponsored Companies business is focused on providing asset management and other services on a fee basis by managing each Sponsored Company’s respective day-to-day operations.

•	The broker-dealer business is focused on selling equity in the Sponsored Companies.
In addition, the Company earns fees from special servicing in connection with certain securitization transactions.

The following tables present segment reporting for the years ended December 31, 2013, 2012 and 2011 (dollars in thousands):

Year ended December 31, 2013:	Sponsored Companies	Broker Dealer	Other(1)	Corporate(2)	Total
Asset management and other fees, related parties	$26,633	$—	$—	$—	$26,633
Selling commission and dealer manager fees, related parties	—	62,572	—	—	62,572
Other income	—	—	733	—	733
Total revenues	26,633	62,572	733	—	89,938
Commission expense	—	57,325	—	—	57,325
Transaction costs	—	—	—	1,590	1,590
Other expense	16	74	55	—	145
Salaries and equity-based compensation	—	5,731	—	20,790	26,521
Other general and administrative	—	5,977	—	375	6,352
Total general and administrative	—	11,708	—	21,165	32,873
Total expenses	16	69,107	55	22,755	91,933
Net income (loss)	$26,617	$(6,535)	$678	$(22,755)	$(1,995)
Total Assets as of December 31, 2013	$23,149	$8,377	$183	$—	$31,709

__________________

(1)	Primarily represents revenues and expenses related to special servicing and transaction costs related to the spin-off of the Company.
(2) Includes unallocated general and administrative expenses.

Year ended December 31, 2012:	Sponsored Companies	Broker Dealer	Other(1)	Corporate(2)	Total
Asset management and other fees, related parties	$8,112	$—	$—	$—	$8,112
Selling commission and dealer manager fees, related parties	—	42,385	—	—	42,385
Other income	—	—	264	—	264
Total revenues	8,112	42,385	264	—	50,761
Commission expense	—	38,506	—	—	38,506
Other expense	—	65	225	—	290
Salaries and equity-based compensation	—	4,825	—	19,616	24,441
Other general and administrative	—	3,731	—	1,115	4,846
Total general and administrative	—	8,556	—	20,731	29,287
Total expenses	—	47,127	225	20,731	68,083
Net income (loss)	$8,112	$(4,742)	$39	$(20,731)	$(17,322)
Total Assets as of December 31, 2012	$11,425	$8,610	$222	$—	$20,257

__________________

(1)	Primarily represents revenues and expenses related to special servicing.
(2) Includes unallocated general and administrative expenses.

Year ended December 31, 2011:	Sponsored Companies	Broker Dealer	Other(1)	Corporate(2)	Total
Asset management and other fees, related parties	$993	$—	$—	$—	$993
Selling commission and dealer manager fees, related parties	—	12,024	—	—	12,024
Other income	—	—	38	—	38
Total revenues	993	12,024	38	—	13,055
Commission expense	—	10,764	—	—	10,764
Other expense	—	62	97	—	159
Salaries and equity-based compensation	—	4,639	—	17,202	21,841
Other general and administrative	—	3,931	—	2,042	5,973
Total general and administrative	—	8,570	—	19,244	27,814
Total expenses	—	19,396	97	19,244	38,737
Net income (loss)	$993	$(7,372)	$(59)	$(19,244)	$(25,682)
Total Assets as of December 31, 2011	$5,822	$2,479	$14	$—	$8,315

__________________

(1)	Primarily represents revenues and expenses related to special servicing.
(2) Includes unallocated general and administrative expenses.

8.	Subsequent Events
Healthcare Strategic Partnership
In January 2014, the Company entered into a long-term strategic partnership with James F. Flaherty III, former Chief Executive Officer of HCP, Inc. (NYSE: HCP). The partnership will be entitled to incentive fees ranging from 20% to 25% above certain hurdles for new and existing healthcare real estate investments held by NorthStar Realty and NorthStar Healthcare and from new investments in future funds or companies. The partnership will also be entitled to any incentive fees earned from NorthStar Healthcare or any future healthcare non-traded REITs sponsored by the Company, NorthStar Realty or any affiliates.
NorthStar/RXR New York Metro Income, Inc.
On March 31, 2014, NorthStar/RXR New York Metro Income, Inc., (“NorthStar/RXR New York Metro”) confidentially submitted a registration statement on Form S-11 to the SEC, seeking to raise up to $2.0 billion in a public offering of common stock. NorthStar/RXR New York Metro will be structured as a public, non-traded corporation that intends to qualify as a REIT and is co-sponsored by the Company and RXR Realty LLC, a leading real estate owner, developer and investment management company focused on high-quality real estate investments in the New York Tri-State area. Any asset management and other fees incurred by NorthStar/RXR New York Metro will be shared by us and RXR Realty, as co-sponsors. NorthStar/RXR New York Metro plans to use the net proceeds from its initial public offering to make commercial real estate investments located in the New York metropolitan area. The public offering is expected to commence after the SEC completes its review process, subject to market and other conditions, which is expected to be in the third quarter 2014.
2014 Omnibus Stock Incentive Plan
In March 2014, the Company’s board of directors adopted the NorthStar Asset Management Group Inc. 2014 Omnibus Stock Incentive Plan (the “2014 Plan”), which was subsequently approved by the Company’s sole stockholder. The 2014 Plan is currently administered by the Committee of NorthStar Realty. Following the completion of the spin-off, the 2014 Plan will be administered by the Company’s compensation committee. In connection with the spin-off, on April 3, 2014, the administrator granted restricted stock units (“RSUs”) to each of the Company’s named executive officers. All of these RSUs vest over four years and are subject to the achievement of performance-based vesting conditions. 40% of these RSUs, which are referred to as the Company Performance RSUs, are subject to the achievement of performance-based hurdles relating to cash available for distribution and the capital raising of the Sponsored Companies. 30% of these RSUs, which are referred to as the Absolute TSR RSUs, are subject to the achievement of performance-based hurdles relating to the Company’s absolute total stockholder return. The remaining 30% of these RSUs, which are referred to as the Relative TSR RSUs, are subject to the achievement of performance-based hurdles based on the Company’s total stockholder return relative to the Russell 2000 Index.
Other than the above disclosure, there have been no subsequent events requiring disclosure through April 14, 2014.

Unaudited Combined Interim Financial Statements of Certain Operations of
NorthStar Realty Finance Corp.

NORTHSTAR ASSET MANAGEMENT GROUP INC.
COMBINED BALANCE SHEETS
(DOLLARS IN THOUSANDS)

	March 31, 2014 (Unaudited)	December 31, 2013
Assets
Cash	$9,578	$7,537
Receivables, related parties	27,359	23,187
Other assets	2,248	985
Total assets	$39,185	$31,709
Liabilities
Accounts payable and accrued expenses	$3,792	$3,283
Other liabilities	59	58
Total liabilities	3,851	3,341
Commitments and contingencies
Total equity	35,334	28,368
Total liabilities and equity	$39,185	$31,709

See accompanying notes to combined financial statements.

NORTHSTAR ASSET MANAGEMENT GROUP INC.
COMBINED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues
Asset management and other fees, related parties	$8,669	$4,508
Selling commission and dealer manager fees, related parties	14,548	16,940
Other income	121	107
Total revenues	23,338	21,555
Expenses
Commission expense (refer to Note 3)	13,560	15,369
Transaction costs	2,550	—
Other expense	30	18
General and administrative
Salaries and equity-based compensation(1)	13,630	6,793
Other general and administrative	1,873	1,504
Total general and administrative	15,503	8,297
Total expenses	31,643	23,684
Net income (loss)	$(8,305)	$(2,129)
____________
(1) The three months ended March 31, 2014 and 2013 include an allocation of $5.7 million and $1.3 million, respectively, of equity-based compensation expense.

See accompanying notes to combined financial statements.

NORTHSTAR ASSET MANAGEMENT GROUP INC.
COMBINED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$(8,305)	$(2,129)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	22	17
Amortization of equity-based compensation	5,694	1,289
Change in assets and liabilities:	—	—
Receivables, related parties	(4,177)	(1,548)
Other assets	(1,259)	(478)
Accounts payable and accrued expenses	509	1,190
Other liabilities	1	(2)
Net cash provided by (used in) operating activities	(7,515)	(1,661)
Cash flows from investing activities:
Purchase of furniture, fixtures and equipment	(21)	(39)
Net cash provided by (used in) investing activities	(21)	(39)
Cash flows from financing activities:
Net transactions with NorthStar Realty	9,577	487
Net cash provided by (used in) financing activities	9,577	487
Net increase (decrease) in cash	2,041	(1,213)
Cash - beginning of period	7,537	6,643
Cash - end of period	$9,578	$5,430

See accompanying notes to combined financial statements.

NORTHSTAR ASSET MANAGEMENT GROUP INC.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited)

1.	Formation and Organization
On December 10, 2013, NorthStar Realty Finance Corp. (“NorthStar Realty”) announced a plan to spin-off its asset management business into a separate publicly-traded company in the form of a tax-free distribution. In connection with the spin-off, NorthStar Realty formed NorthStar Asset Management Group Inc. (“NorthStar Asset Management,” “NSAM” or the “Company”), a Delaware corporation. NSAM was organized to provide asset management and other services to NorthStar Realty, NorthStar Realty’s sponsored public non-traded companies and any other companies it may sponsor in the future through which it will earn management, incentive and other fees pursuant to long-term management and other contracts. NSAM’s business will also include NorthStar Realty Securities, LLC (“NorthStar Securities”), a captive broker-dealer platform that sells equity in sponsored non-traded real estate investment trusts (“REITs”) and other non-traded companies NSAM may sponsor in the future, which are collectively referred to as the Sponsored Companies. References to the historical asset management business of NorthStar Realty including assets, liabilities and results of operations of such business are generally referred to as those of the Company. NSAM will complete a series of transactions with NorthStar Realty pursuant to which NSAM will own the asset management business and related businesses that currently are owned and operated by NorthStar Realty.
The Company’s certificate of incorporation authorizes the issuance of up to 3,000 shares of common stock with a par value of $0.01 per share. Prior to the spin-off, the board of directors of the Company will amend and restate its certificate of incorporation, with the approval of its sole stockholder, to increase the aggregate number of authorized shares of capital stock or the number of shares of any class or series that the Company has authority to issue. On January 22, 2014, the Company issued 100 shares of common stock to an affiliate of NorthStar Realty for $1,000.
Following the spin-off, NSAM’s asset management business will include the management of NorthStar Realty and its sponsored public non-traded companies which currently includes NorthStar Real Estate Income Trust, Inc. (“NorthStar Income”), NorthStar Healthcare Income, Inc. (“NorthStar Healthcare”) and NorthStar Real Estate Income II, Inc. (“NorthStar Income II”). NSAM will provide asset management and other services on a fee basis by managing each company’s respective day-to-day operations. NorthStar Securities is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) and is a member of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation. NorthStar Securities commenced its operations on April 20, 2010 upon its FINRA membership effective date. NorthStar Income successfully completed its public offering on July 1, 2013 by raising $1.1 billion in capital. NorthStar Securities has dealer-manager agreements with NorthStar Healthcare and NorthStar Income II.
In addition, the Company acts as special servicer for certain securitization transactions and earns fees for such services.

2.	Summary of Significant Accounting Policies
Basis of Presentation
The accompanying combined financial statements and related notes of the Company are presented on a carve-out basis and have been prepared from the historical consolidated balance sheets, statements of operations and cash flows attributed to the asset management business of NorthStar Realty and in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Historically, financial statements of NorthStar Realty’s asset management business have not been prepared as it has not operated separately from NorthStar Realty. These combined financial statements reflect the revenues and direct expenses of NorthStar Realty’s asset management business and include material assets and liabilities of NorthStar Realty that are specifically identifiable to the Company. Additionally, the combined financial statements include an allocation of indirect expenses of NorthStar Realty related to managing the Sponsored Companies, owning NorthStar Securities and operating its special servicing business including salaries, equity-based compensation and other general and administrative expenses (primarily occupancy and other costs) based on an estimate of expenses had the asset management business of managing the Sponsored Companies, owning NorthStar Securities and operating the special servicing business been run as an independent entity. This allocation method is principally based on relative head count and management’s knowledge of the operations of the Company. Actual results may differ from these allocations, assumptions and estimates. The Company believes the assumptions underlying its allocation of indirect expenses are reasonable. For the three months ended March 31, 2014 and 2013, the Company was allocated $11.8 million and $5.2 million, respectively, of salaries and equity-based compensation and $0.1 million and $0.1 million, respectively, of other general and administrative expenses.
The amounts allocated in the accompanying combined financial statements are not necessarily indicative of the actual amount of such indirect expenses that would have been recorded had the Company been a separate independent entity.

Principles of Consolidation
Variable Interest Entities
A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes both a qualitative and quantitative analysis. The Company bases its qualitative analysis on its review of the design of the entity, its organizational structure including decision-making ability and relevant financial agreements and its quantitative analysis on the forecasted cash flow of the entity.
The Company reassesses its initial evaluation of an entity as a VIE upon the occurrence of certain reconsideration events.
A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s economic performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. The Company determines whether it is the primary beneficiary of a VIE by considering qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for the Company or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of the Company and the other interests. The Company reassesses its determination of whether it is the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the current and future fair value and performance of investments held by these VIEs and general market conditions.
Voting Interest Entities
A voting interest entity is an entity in which the total equity investment at risk is sufficient to enable it to finance its activities independently and the equity holders have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the losses of the entity and the right to receive the residual returns of the entity. The usual condition for a controlling financial interest in a voting interest entity is ownership of a majority voting interest. If the Company has a majority voting interest in a voting interest entity, the entity will generally be consolidated. The Company does not consolidate a voting interest entity if there are substantive participating rights by other parties and/or kick-out rights by a single party.
The Company performs on-going reassessments of whether entities previously evaluated under the voting interest framework have become VIEs, based on certain events, and therefore subject to the VIE consolidation framework.
Estimates
The preparation of combined financial statements in conformity with U.S. GAAP requires management to make significant estimates and assumptions that could affect the amounts reported in the combined financial statements and accompanying notes. Actual results could materially differ from those estimates and assumptions.
Reclassifications
Certain prior period amounts have been reclassified in the combined financial statements to conform to current period presentation.
Cash
Cash may at times exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250,000 per institution. The Company mitigates credit risk by placing cash with major financial institutions. To date, the Company has not experienced any losses on cash.
Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses primarily include amounts payable for employee-related compensation and commission expense of NorthStar Securities.
Revenue Recognition
Asset Management and Other Fees
Asset management and other fees include asset management, incentive and other fees, such as acquisition and disposition fees, earned from the Sponsored Companies. Base asset management and other fees are recognized based on contractual terms specified in the underlying governing documents in the periods during which the related services are performed and the amounts have been contractually earned. Incentive fees and payments are recognized subject to the achievement of return hurdles in accordance with the respective terms set forth in each respective governing documents of the Sponsored Companies.

Selling Commission and Dealer Manager Fees and Commission Expense
Selling commission and dealer manager fees represents income earned from the Company for selling equity in the Sponsored Companies through NorthStar Securities. Selling commission and dealer manager fees and commission expense is accrued on a trade date basis.
Allowance for Doubtful Accounts
An allowance for a doubtful account is established when, in the opinion of the Company, a full recovery of a receivable becomes doubtful. A receivable is written off when it is no longer collectible and/or legally discharged. As of March 31, 2014, there was no allowance for doubtful accounts.
Equity-Based Compensation
Equity-based compensation awards of NorthStar Realty, of which the Company is allocated a percentage of such expenses are accounted for using the fair value method, which requires an estimate of fair value of the award at the time of grant. Awards may be based on a variety of measures such as time, performance, market or a combination thereof. For service-based awards, compensation expense is recognized over the vesting period on a straight-line basis. For awards with performance or market measures, compensation expense is recognized over the requisite service period, using the accelerated attribution expense method. For performance-based measures, compensation expense, net of estimated forfeitures, is recorded based on an estimate of the probable achievement of such measures. For market-based measures, compensation expense is recognized based on the initial estimate of the fair value of the award using a binomial model.
For awards with a combination of performance or market measures, fair value is estimated as if it were two separate awards. First, the probability of achieving the performance measure is estimated. If it is not probable the performance condition will be met, compensation expense is recorded based on the fair value of the market measure. This expense is recorded even if the market-based measure is never met. If the performance-based measure is subsequently estimated to be achieved, compensation expense is recorded based on the performance-based measure. A cumulative catch-up adjustment would then be recorded for any additional compensation expense.
Equity-based compensation issued to non-employees is accounted for using the fair value of the award at the earlier of the performance commitment date or performance completion date. The awards will be remeasured every quarter based on the stock price as of the end of the reporting period until such awards vest.
Income Taxes
The Company was not subject to taxation by federal and state authorities for the periods presented. The amount of income tax included was determined to be immaterial for the periods presented.
Income taxes are accounted for by the asset/liability approach in accordance with U.S. GAAP. Deferred taxes represent the expected future tax consequences when the reported amounts of assets and liabilities are recovered or paid. Such amounts arise from differences between the financial reporting and tax bases of assets and liabilities and are adjusted for changes in tax laws and tax rates in the period which such changes are enacted. The provision for income taxes represents the total of income taxes paid or payable for the current year, plus the change in deferred taxes during the year.

3.	Management Agreements and Sponsored Companies
Sponsored Companies
The following table presents a summary of the fee arrangements with the current Sponsored Companies:

	NorthStar Income	NorthStar Healthcare	NorthStar Income II
Asset Management and Other Fees:
Asset management fees(1)	1.25% of Assets	1.00% of Assets	1.25% of Assets
Acquisition fees(2)	1.00% of Investment	1.00% of Investment (2.25% for real estate properties)	1.00% of Investment
Disposition fees(3)	1.0% of sales price	1.0% of sales price of debt investment (2.00% for real estate properties)	1.0% of sales price
Incentive payments(4)	15% of net cash flows after an 8% return	15% of net cash flows after a 6.75% return	15% of net cash flows after a 7% return

__________________
(1) Assets represent principal amount funded or allocated for debt investments originated or acquired and the cost of all other investments, including expenses and any financing attributable to such investments, less any principal received on debt and securities investments (or the Company’s proportionate share thereof in the case of an investment made in a joint venture).
(2) Calculated based on the amount funded or allocated by the Sponsored Company to originate or acquire investments, including acquisition expenses and any financing attributable to such investments (or the proportionate share thereof in the case of an equity investment made through a joint venture).
(3) Calculated based on contractual sales price of each investment sold.
(4) The Company is entitled to receive distributions equal to 15% of net cash flows of the respective Sponsored Company, whether from continuing operations, repayment of loans, disposition of assets or otherwise, but only after stockholders have received, in the aggregate, cumulative distributions equal to their invested capital plus the respective cumulative, non-compounded annual pre-tax return (as noted in the table above) on such invested capital.

NorthStar Income completed its offering in July 2013. NorthStar Healthcare and NorthStar Income II commenced capital raising in 2013.
On March 31, 2014, NorthStar/RXR New York Metro Income, Inc., (“NorthStar/RXR New York Metro”) confidentially submitted a registration statement on Form S-11 to the SEC, seeking to raise up to $2.0 billion in a public offering of common stock. NorthStar/RXR New York Metro will be structured as a public, non-traded corporation that intends to qualify as a REIT and is co-sponsored by the Company and RXR Realty LLC, a leading real estate owner, developer and investment management company focused on high-quality real estate investments in the New York Tri-State area. Any asset management and other fees incurred by NorthStar/RXR New York Metro will be shared by us and RXR Realty, as co-sponsors. NorthStar/RXR New York Metro plans to use the net proceeds from its initial public offering to make commercial real estate investments located in the New York metropolitan area. The public offering is expected to commence after the SEC completes its review process, subject to market and other conditions, which is expected to be in the third quarter 2014.
Pursuant to each of the advisory agreements with the Company’s current Sponsored Companies, the Company may determine, in its sole discretion, to defer or waive, in whole or in part, certain asset management and other fees incurred. In considering whether to defer or waive any such fees, the Company evaluates the specific facts and circumstances surrounding the incurrence of a particular fee and makes its decision on a case by case basis.
In addition, the Company is entitled to certain expense allocations for costs paid on behalf of its Sponsored Companies which include: (i) reimbursement for organization and offering costs such as professional fees and other associated with the formation and offering of the Sponsored Company; and (ii) reimbursement for direct and indirect operating costs such as certain non-executive salaries and professional and other costs associated with running the operations of the Sponsored Company. The following table presents a summary of the expense arrangements with the current Sponsored Companies:

	NorthStar Income	NorthStar Healthcare	NorthStar Income II
Organization and offering costs(1)	$11.0 million(2)	$15.0 million, or 1.5% of the proceeds expected to be raised from the offering	$24.8 million, or 1.5% of the proceeds expected to be raised from the offering
Operating costs(3)	Greater of 2.0% of its average invested assets or 25.0% of its net income	Greater of 2.0% of its average invested assets or 25.0% of its net income	Greater of 2.0% of its average invested assets or 25.0% of its net income
 __________________
(1) Represents reimbursement for organization and offering costs paid on behalf of the Sponsored Company in connection with their respective offering. The Company is facilitating the payment of organization and offering costs on behalf of the Sponsored Companies. The Company records these costs as Receivables, related parties on its consolidated balance sheets until repaid. The Sponsored Companies record these costs as either advisory fees-related parties on their consolidated statements of operations or as a cost of capital in their consolidated statements of equity.
(2) Represents the total expense allocation for organization and offering costs through the end of the offering period in July 2013.

(3)
Calculated based on the four preceding fiscal quarters not to exceed the greater of: (i) 2.0% of its average invested assets; or (ii) 25.0% of its net income determined without reduction for any additions to reserves for depreciation, loan losses or other similar non-cash reserves and excluding any gain from the sale of assets for that period.

For the three months ended March 31, 2014 and 2013, the Company earned $8.7 million and $4.5 million of asset management and other fees related to these agreements, respectively. From inception through March 31, 2014, the Company deferred $0.5 million of acquisition fees and $0.3 million of disposition fees.
Additionally, the Company allocates direct and indirect costs paid on behalf of its Sponsored Companies which are reimbursed subsequently to the Company. For the three months ended March 31, 2014, the Company received $2.9 million of reimbursement from the Sponsored Companies. As of March 31, 2014 and December 31 2013, the Company had unreimbursed costs of $27.4 million and $23.1 million recorded as receivables, related parties on the combined balance sheets.
Selling Commission and Dealer Manager Fees and Commission Expense
Pursuant to dealer manager agreements between NorthStar Securities and the Sponsored Companies, the Company generally receives selling commissions of up to 7% of gross offering proceeds raised. The Company reallows all selling commissions earned to participating broker-dealers. In addition, the Company also generally receives a dealer manager fee of up to 3% of gross offering proceeds raised, a portion of which may be reallowed to participating broker-dealers. The Company earns net commission income through NorthStar Securities for selling equity in the Sponsored Companies, which is expected to cover the costs of the broker-dealer business. Currently, net commission income covers the majority of such costs.
The following table presents selling commissions and dealer manager fees for the three months ended March 31, 2014, and 2013 (dollars in thousands):

	Three Months Ended March 31,
	2014	2013
Selling commissions	$10,082	$11,733
Dealer manager fees	4,466	5,207
Total	$14,548	$16,940

Commission expense represents fees to participating broker-dealers with whom the Company has selling agreements and commissions to employees of NorthStar Securities. For the three months ended March 31, 2014 and 2013, commission expense included $1.6 million and $2.6 million, respectively, related to employees of NorthStar Securities.
As of December 31, 2013, NorthStar Securities had an immaterial amount of unreimbursed costs due from NorthStar Realty recorded as receivables, related parties on the combined balance sheets.
Healthcare Strategic Partnership
In January 2014, the Company entered into a long-term strategic partnership with James F. Flaherty III, former Chief Executive Officer of HCP, Inc. (NYSE: HCP). The partnership will be entitled to incentive fees ranging from 20% to 25% above certain hurdles for new and existing healthcare real estate investments held by NorthStar Realty and NorthStar Healthcare and from new investments in any future funds or companies. The partnership will also be entitled to any incentive fees earned from NorthStar Healthcare or any future healthcare non-traded REITs sponsored by the Company, NorthStar Realty or any affiliates.
Other
The Company is a rated special servicer by Standard & Poor’s and Fitch Ratings and receives special servicing fees for services related to certain securitization transactions. For the three months ended March 31, 2014 and 2013, the Company earned $0.1 million of special servicing fee income, respectively, and such fee income is recorded in other income in the combined statements of operations.

4.	Commitments and Contingencies
The Company may be involved in various litigation matters arising in the ordinary course of its business. Although management is unable to predict with certainty the eventual outcome of any litigation, in the opinion of management, the legal proceedings are not expected to have a material adverse effect on the Company’s financial position or results of operations.
NorthStar Securities
Net Capital Requirements
As a registered broker-dealer, NorthStar Securities is subject to the SEC’s Uniform Net Capital Rule 15c3-1, which requires that net capital, as defined, shall be at least the greater of $5,000 or 6 2/3% of aggregate indebtedness, as defined. The rule prohibits NorthStar Securities from distributing equity capital or paying cash dividends if its resulting net capital is less than one-tenth of aggregate indebtedness or 120% of the minimum dollar amount required, whichever is greater. Net capital and aggregate indebtedness change from day to day. As of March 31, 2014, the Company had net regulatory capital of $6,316,491 which exceeded its requirement of $209,739 by $6,106,752.
Future Minimum Lease Payments
NorthStar Securities leases office space in Colorado under non-cancelable operating leases through December 18, 2015. The lease term commenced August 19, 2010 for five years and four months subject to abatement during the first four months of the initial lease term. NorthStar Securities has the option to renew the lease for an additional five years. Future minimum lease payments under the non-cancelable operating leases for NorthStar Securities office space as of March 31, 2014 are $0.2 million for each of the next three years through the end of the lease term.
One of the directors of NorthStar Realty, Preston Butcher, is the chairman of the board of directors and chief executive officer and owns a significant interest in Legacy Partners Commercial, LLC, which indirectly owns an equity interest in, and owns the manager of, the Legacy Partners Realty Fund I, LLC (“Legacy Fund”). NorthStar Securities leases its space with an affiliate of the Legacy Fund under an operating lease.
The amounts above exclude indirect lease costs associated with the New York, Maryland and Dallas offices of the Company allocated for the purposes of these combined financial statements.

5.	Equity-Based Compensation
Indirect expenses allocated include an allocation of equity-based compensation expense based on the amount of employee time spent on behalf of the Company and not whether a NorthStar Realty employee will become an employee of NorthStar Asset Management following the spin-off. The following summarizes the various equity-based compensation plans of NorthStar Realty and the allocated expenses related to such plans.
Omnibus Stock Incentive Plan
In September 2004, the board of directors of NorthStar Realty adopted the NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan and such plan, as amended and restated, was further adopted by the board of directors of NorthStar Realty on April 18, 2012 and approved by the stockholders on May 24, 2012 (the “Stock Incentive Plan”). The Stock Incentive Plan provides for the issuance of stock-based incentive awards, including incentive stock options, non-qualified stock options, stock appreciation rights, shares of common stock of NorthStar Realty, in the form of restricted shares and other equity-based awards such as limited partnership interests in the operating partnership of NorthStar Realty which are structured as profits interests or any combination of the foregoing. The eligible participants in the Stock Incentive Plan include directors, officers, employees, consultants and advisors of NorthStar Realty.
Incentive Compensation Plan
In July 2009, the compensation committee of the board of directors (the “Committee”) of NorthStar Realty approved the material terms of an Incentive Compensation Plan for NorthStar Realty’s executive officers and other employees (the “Incentive Compensation Plan”). Under the Incentive Compensation Plan, a potential incentive compensation pool was established each calendar year. The size of the incentive pool was calculated as the sum of: (a) 1.75% of NorthStar Realty’s “adjusted equity capital;” and (b) 25% of NorthStar Realty’s adjusted funds from operations, as adjusted, above a 9% return hurdle on adjusted equity capital. Payout from the incentive pool is subject to achievement of additional performance goals to be divided into ranges of performance, each of which will correspond to a payout level equal to a percentage of a participant’s pool allocation for such component. NorthStar Realty has issued equity-based compensation under the Incentive Compensation Plan in each consecutive year since 2009.
2014 Omnibus Stock Incentive Plan
In March 2014, the Company’s board of directors adopted the NorthStar Asset Management Group Inc. 2014 Omnibus Stock Incentive Plan (the “2014 Plan”), which was subsequently approved by the Company’s sole stockholder. The 2014 Plan is currently administered by the Committee of NorthStar Realty. Following the completion of the spin-off, the 2014 Plan will be administered by the Company’s compensation committee. In connection with the spin-off, on April 3, 2014, the administrator granted restricted stock units (“RSUs”) to each of the Company’s executive officers, an aggregate of 12,461,058 RSUs. All of these RSUs vest over four years and are subject to the achievement of performance-based vesting conditions. 40% of these RSUs, which are referred to as the Company Performance RSUs, are subject to the achievement of performance-based hurdles relating to cash available for distribution and the capital raising of the Sponsored Companies. 30% of these RSUs, which are referred to as the Absolute TSR RSUs, are subject to the achievement of performance-based hurdles relating to the Company’s absolute total stockholder return. The remaining 30% of these RSUs, which are referred to as the Relative TSR RSUs, are subject to the achievement of performance-based hurdles based on the Company’s total stockholder return relative to the Russell 2000 Index.
In addition, in March 2014, the Company’s board of directors adopted the NorthStar Asset Management Group Inc. Executive Incentive Bonus Plan (“the Incentive Plan”) which was subsequently approved by the Company’s sole stockholder, which establishes the general parameters of the Company’s incentive bonus program for its executive officers and is similar in structure to the existing executive bonus plan of NorthStar Realty.  Furthermore, upon completion of the spin-off, the Company expects to issue an aggregate of 3,115,264 RSUs to certain of the Company and its affiliates’ employees pursuant to the 2014 Plan.
Summary
For the three months ended March 31, 2014 and 2013, the Company was allocated $5.7 million and $1.3 million, respectively, of total equity-based compensation expense related to the Stock Incentive Plan and the Incentive Compensation Plan recorded in salaries and equity-based compensation in the combined statements of operations.

6.	Equity
The combined financial statements of NorthStar Asset Management represent the operations of various subsidiaries of NorthStar Realty’s asset management business and include direct and indirect costs allocated to such business. The following table presents a rollforward of equity for the three months ended March 31, 2014 (dollars in thousands):

Balance as of December 31, 2013	$28,368
Net income (loss)	(8,305)
Net transactions with NorthStar Realty	14,308
Balance as of March 31, 2014 (unaudited)	$34,371

Net transactions with NorthStar Realty represent contributions or distributions related to the operating activities between the Company and NorthStar Realty. The Company had no past borrowing arrangements with NorthStar Realty. There are currently no borrowing arrangements with NorthStar Realty.

7.	Segment Information
The Company conducts its asset management business through the following segments, which are based on how management reviews and manages its business:

•	The Sponsored Companies business is focused on providing asset management and other services on a fee basis by managing each Sponsored Company’s respective day-to-day operations.

•	The broker-dealer business is focused on selling equity in the Sponsored Companies.
In addition, the Company earns fees from special servicing in connection with certain securitization transactions.
The following tables present segment reporting for the three months ended March 31, 2014 and 2013 (dollars in thousands):

Three months ended March 31, 2014:	Sponsored Companies	Broker Dealer	Other(1)	Corporate(2)	Total
Asset management and other fees, related parties	$8,669	$—	$—	$—	$8,669
Selling commission and dealer manager fees, related parties	—	14,548	—	—	14,548
Other income	—	—	121	—	121
Total revenues	8,669	14,548	121	—	23,338
Commission expense	—	13,560	—	—	13,560
Transaction costs	—	—	—	2,550	2,550
Other expense	—	23	7	—	30
Salaries and equity-based compensation	—	1,863	—	11,767	13,630
Other general and administrative	—	1,762	—	111	1,873
Total general and administrative	—	3,625	—	11,878	15,503
Total expenses	—	17,208	7	14,428	31,643
Net income (loss)	$8,669	$(2,660)	$114	$(14,428)	$(8,305)

__________________

(1)	Primarily represents revenues and expenses related to special servicing and transaction costs related to the spin-off of the Company.

(2)	Includes unallocated general and administrative expenses.

Three months ended March 31, 2013:	Sponsored Companies	Broker Dealer	Other(1)	Corporate(2)	Total
Asset management and other fees, related parties	$4,508	$—	$—	$—	$4,508
Selling commission and dealer manager fees, related parties	—	16,940	—	—	16,940
Other income	—	—	107	—	107
Total revenues	4,508	16,940	107	—	21,555
Commission expense	—	15,369	—		15,369
Other expense	—	17	1	—	18
Salaries and equity-based compensation	—	1,596	—	5,197	6,793
Other general and administrative	—	1,403	—	101	1,504
Total general and administrative	—	2,999	—	5,298	8,297
Total expenses	—	18,385	1	5,298	23,684
Net income (loss)	$4,508	$(1,445)	$106	$(5,298)	$(2,129)

__________________

(1)	Primarily represents revenues and expenses related to special servicing.

(2)	Includes unallocated general and administrative expenses.

The following table presents total assets by segment as of March 31, 2014 and December 31, 2013 (dollars in thousands):

Total Assets	Sponsored Companies	Broker Dealer	Other(1)	Corporate	Total
March 31, 2014	$27,365	$10,606	$61	$190	$38,222
December 31, 2013	$23,149	$8,377	$183	$—	$31,709

__________________

(1)	Primarily represents revenues and expenses related to special servicing.

8.	Subsequent Events
Aerium
In connection with NorthStar Realty growing its business and expanding into international markets, in May 2014, NorthStar Realty entered into an agreement to acquire a minority interest in Aerium Group (“Aerium”). Aerium, established in 1988, is a pan-European real estate investment manager specializing in commercial real estate properties and is headquartered in Luxembourg with additional offices in London, Paris, Istanbul, Geneva, Dusseldorf and Bahrain. As of December 31, 2013, Aerium managed approximately €6.2 billion of real estate assets across 12 countries and employs over 180 professionals, some of whom will be providing services to the Company following the spin-off as part of the Aerium investment. NorthStar Realty’s equity interest is structured so that we are entitled to certain fees in connection with the investment in Aerium. There is no assurance NorthStar Realty will be able to consummate the transaction with Aerium on the terms anticipated, or at all.
Other than the above disclosure, there have been no subsequent events requiring disclosure through June 17, 2014.